UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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RESOURCES CONNECTION, INC.
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rgp.®

2026
Proxy Statement.

DARE TO WORK DIFFERENTLY®

rgp.®

Together We Dare to Work Differently.®

A call to courage, curiosity, and creativity in everything we do.

Our employer brand is defined by four pillars:

Dare to Belong.

Build an inclusive culture where authenticity and individuality thrive.

Dare to Grow.

Stay curious. Explore new tools, disciplines, and perspectives.

Dare to Collaborate.

Dare to Lead.

Dear Stockholder:	September 10, 2026

As I stepped into the role of CEO in mid-fiscal 2026, I was struck by the strong culture and capabilities present in the business. While fiscal 2026 was a year of transition for RGP as we refined our cost structure and service offerings, I am optimistic about our streamlined business and our opportunity to achieve growth in fiscal 2027. Thank you for your continued support as we execute our strategy and aim to create long-term value for our stockholders.
In this Proxy Statement, we are pleased to share the following information about our Board governance, compensation practices, and corporate social responsibility (“CSR”) activities.
Social Commitment
At RGP, we prioritize belonging and corporate responsibility to create value for our stockholders, clients, employees and the communities in which we live and work. As we Dare to Work Differently®, we’re creating a workplace where people feel valued and supported. Our success comes from building teams with unique skills, perspectives and backgrounds. We are proud of the varied backgrounds and skills found in our workforce. Please review this Proxy Statement and our Annual Report for fiscal 2026 for more robust disclosure around our important CSR initiatives.
Board Refreshment
As previously announced, two long-standing directors, Bob Pisano and Bob Kistinger, will retire from our Board effective at the 2026 Annual Meeting of Stockholders. We celebrate their exemplary service and thank them for their extensive contributions to the Company and the Board over their long-tenured service.
Upon Bob Pisano’s retirement at the 2026 Annual Meeting, I will assume the role of Chair of the Board in addition to my role as CEO of the Company to provide aligned leadership and strategic direction between the Board and the Company. Sue Collyns will assume the position of Lead Independent Director of the Board.
We will continue to regularly review our Board’s experience, skills and background to ensure our Company is guided by directors who possess the same values that guide our talent strategies – integrity, intellectual rigor, accountability and variety of backgrounds, skills and attributes.
2026 Annual Meeting
We invite you to attend our 2026 Annual Meeting of Stockholders that will be held virtually on October 22, 2026 at 3:30 p.m. Central Time. The formal Notice of the Annual Meeting appears on the following page and describes the matters we expect to be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Please follow the directions below to vote your shares in a timely manner.
We thank you for your continued investment in RGP and for the confidence you place in our Company. As we continue to Dare to Work Differently®, we remain focused on delivering value for our shareholders. We look forward to the year ahead and hope to see you at our Annual Meeting.
Sincerely,
Roger D. Carlile
President and Chief Executive Officer

“Throughout Fiscal 2026, we took meaningful steps to strengthen RGP's foundation, focus our investments, and enhance our ability to deliver differentiated solutions that create lasting value for clients and shareholders.”
— Roger D. Carlile / President and Chief Executive Officer

Resources Connection, Inc.
15950 NORTH DALLAS PARKWAY, SUITE 330
DALLAS, TEXAS 75248
(214) 777-0600
Notice of 2026 Annual Meeting of Stockholders

Date and Time October 22, 2026 3:30 p.m., Central Time	Virtual www.virtualshareholdermeeting.com/RGP2026	Record Date August 24, 2026
Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our Annual Meeting regardless of whether you attend the meeting. Voting instructions are printed on your proxy card, Notice of Internet Availability or voting instruction form, as applicable.

Items of Business

To vote for the election of Roger D. Carlile and Marco von Maltzan to our Board of Directors, each for a three-year term expiring at the annual meeting in 2029 and until their respective successors are duly elected and qualified;

1

2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2027;

3	To approve the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan;

4	To approve the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan;

5	To approve on an advisory basis the Company’s executive compensation; and

6	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“RGP,” “we” or the “Company”), a Delaware corporation, as part of our Board of Directors’ (our “Board’s”) solicitation of proxies to be voted at our 2026 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 22, 2026, and at any postponements or adjournments thereof. This Proxy Statement and our 2026 Annual Report on Form 10-K, which includes our fiscal 2026 financial statements (“Annual Report”) were first sent or made available to stockholders on or about September 10, 2026.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 22, 2026.
This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com. Copies of these materials are also available electronically on the Company’s website at https://rgp.com/ir/annual-reports-proxies/. The other information on our corporate website does not constitute part of this Proxy Statement.

1	2026 Proxy Statement Summary
Notice of Annual Meeting and Voting Matters
Financial Highlights
Corporate Highlights
Stockholder Return
Corporate Citizenship and Sustainability Highlights
10	Proposal 1. Election of Directors
Board of Directors
Board Composition
Director Skills Matrix
17	Executive Officers
19	Corporate Governance
Board Leadership Structure
Director Independence
Committees of the Board
Attendance at Meetings
Committee Charters
Corporate Governance and Nominating Committee
Compensation Committee
Audit Committee
The Board’s Role in Risk Oversight
Risk Assessment of Compensation Programs
Insider Trading Policy Summary
Employee, Officer and Director Hedging
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Board Evaluation Process
Communications with the Board
27	Corporate Citizenship and Sustainability Efforts
30	Director Compensation
32	Director Compensation Table — Fiscal 2026
Aggregate Outstanding Equity Awards
Stock Ownership Guidelines for Directors
34	Policy Regarding Treatment of Related Party Transactions
35	Security Ownership of Certain Beneficial Owners and Management
37	Delinquent Section 16(a) Reports
38	Independent Registered Public Accounting Firm
40	Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2027

41	Audit Committee Report
42	Proposal 3. Approval of the Amended 2020 Performance Incentive Plan
54	Proposal 4. Approval of the Amended 2019 Employee Stock Purchase Plan
59	Executive Compensation — Compensation Discussion and Analysis
Fiscal 2026 Executive Summary
Compensation Governance
Compensation Philosophy
Compensation Program Design
Use of Compensation Consultant
Use of Peer Group Data
Role of Stockholder Say-on-Pay Votes and Investor Feedback
Elements of Pay for Named Executive Officers
Stock Ownership Guidelines for NEOs
Tax Deductibility of Executive Compensation
Post Fiscal 2026 Executive Compensation Decisions
72	Compensation Committee Report on Executive Compensation
72	Compensation Committee Report Interlocks and Insider Participation
73	Executive Compensation Tables for Fiscal 2026
Summary Compensation Table — Fiscal 2024 to 2026
Description of Employment Agreements — Cash Compensation
Grants of Plan-Based Awards in Fiscal 2026
Description of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2026 Year-End
Option Exercises and Stock Vested in Fiscal 2026
81	Potential Payments upon Termination or Change in Control
86	CEO Pay Ratio Disclosure
87	Pay Versus Performance Disclosure
92	Proposal 5. Advisory Vote on the Company's Executive Compensation
95	Questions and Answers
100	Additional Information
101	Annex A- Amended and Restated 2020 Performance Incentive Plan
115	Annex B- Amended and Restated 2019 Employee Stock Purchase Plan

Forward Looking Statements
Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “forecast,” “future,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” “strategy” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding our expected growth and operational plans, our key focus areas for fiscal 2027, our environmental responsibility and corporate social responsibility goals, and expectations regarding our growth and ability to deliver increased stockholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management or key sales professionals, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to use artificial intelligence ("AI") and machine learning in our business, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities, possible disruption of our business from our past and future acquisitions, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possible impact of activist shareholders, the possibility that we are unable to or elect not to pay our quarterly dividend payment, our ability to establish and maintain effective internal control over financial reporting, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2026 and our other public filings made with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

2026 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.
Meeting Information

Date and Time October 22, 2026 3:30 p.m., Central Time

Virtual www.virtualshareholdermeeting.com/RGP2026

Record Date August 24, 2026
Ways to Vote

Online Vote at www.proxyvote.com in advance of the meeting

Phone 1-800-690-6903 (toll-free)

Mail Sign, date and return proxy card in the envelope provided
Voting Recommendation
Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

Proposal		Board Recommendation	Page

1	Election of two directors, each for a three-year term expiring at the Company’s annual meeting in 2029 and until their respective successors are duly elected and qualified;	FOR each nominee	10

2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2027;	FOR	40

3	Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan;	FOR	42

4	Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan; and	FOR	54

5	Approval on an advisory basis of the Company’s executive compensation.	FOR	92
rgp. 2026 Proxy Statement — 1

PROXY SUMMARY	TABLE OF CONTENTS
Board Highlights
We believe our directors’ breadth of experience, tenure, and skills strengthen our Board’s independent leadership and the effective oversight of management. Below is a summary of our directors as of September 2026.

			2026 Board Independence

Member	Age	Director Since	Audit	Compensation	Corporate Governance & Nominating	Board of Directors

Director Nominees
Roger D. Carlile	63	June 2024
Marco von Maltzan	71	July 2018
Current Directors
A. Robert Pisano*	83	November 2002
Susan M. Collyns	59	August 2023
Jeffrey H. Fox	64	June 2025
Filip J. L. Gydé	66	June 2025
Robert Kistinger*	73	August 2006
Lisa M. Pierozzi**	65	February 2021

Chair	Member	Independent
*    Messrs. Pisano and Kistinger will retire from the Board of Directors effective at the Annual Meeting. Upon their retirement, Mr. Carlile will serve as Chair of the Board and will continue in that role subject to his re-election to the Board at the Annual Meeting and Ms. Collyns will serve as Lead Independent Director.
**    Ms. Pierozzi was appointed to the Compensation Committee on July 10, 2026.
Board Characteristics
The information below summarizes the independence and tenure of the director nominees and our other continuing directors following the Annual Meeting.
2 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROXY SUMMARY
Voting Matters

Proposal 1	Detailed Information
Election of Two Directors for a Three-Year Term	Page 10
The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

Name and Principal Occupation	Age	Director Since	Board Committees

Roger D. Carlile	63	2024	—
Marco von Maltzan	71	2018	Audit Committee Corporate Governance and Nominating Committee

Board Recommendation - FOR the Director Nominee

Proposal 2	Detailed Information
Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2027	Page 40
For more detailed information on the appointment of Ernst & Young LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2027.”
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our Fourth Amended and Restated Bylaws (our “Bylaws”) or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider the decision to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and our stockholders.

Board Recommendation - FOR ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2027

Proposal 3	Detailed Information
Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan	Page 42
We are asking stockholders to approve an amendment and restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan, or the “2020 Plan,” which would increase the maximum number of shares of our common stock authorized for issuance under the 2020 Plan by an additional 1,000,000 shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board on September 2, 2026.
The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2020 Plan are an important attraction, retention and motivation tool for participants in the plan.
As of August 24, 2026, a total of 2,514,342 shares were subject to outstanding awards granted under the 2020 Plan and 1,076,352 shares were available for new awards under the 2020 Plan (with performance-based awards included based on the “target” number of shares subject to the award).
rgp. 2026 Proxy Statement — 3

PROXY SUMMARY	TABLE OF CONTENTS
The Company also maintains and administers the 2014 Performance Incentive Plan (the “2014 Plan”). No new awards may be granted under the 2014 Plan. As of August 24, 2026, a total number of 971,053 shares were subject to outstanding awards granted under the 2014 Plan. Any shares subject to awards granted under the 2014 Plan that expire or are forfeited without becoming vested or exercised (as applicable), will be available for new grants under the 2020 Plan.
Key features of the Amended 2020 Plan include:
▪The 2,076,352 shares available for grant under the 2020 Plan, including the 1,000,000 shares that will be available for grant if stockholders approve this 2020 Plan amendment, is approximately 5.9% of the Company’s common shares outstanding as of August 24, 2026.
▪The 2020 Plan is administered by the Compensation Committee, which is comprised only of independent directors.
▪Shares surrendered, expired, or returned to the Company solely to satisfy the exercise price or tax withholding obligations for stock options or stock appreciation rights cannot be reissued as new awards under the plan (i.e. there are no liberal share counting provisions with respect to stock options and stock appreciation rights).
▪No repricing of options is permitted without stockholder approval.
▪Non-employee directors may not receive equity awards during a calendar year in excess of $250,000 (or $350,000 in the case of a director serving as the independent Chair of the Board or a newly elected director).
▪Equity awards granted under the 2020 Plan must have a minimum one-year vesting requirement (subject to certain exceptions).
In the event the stockholders do not approve the proposed amendment and addition of shares to the 2020 Plan, the 2020 Plan will continue in operation pursuant to its current terms with no change. For more detailed information on the 2020 Plan, please refer to the detailed information in “Proposal 3. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan.”

Board Recommendation - FOR approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan.

Proposal 4	Detailed Information
Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan	Page 54
We are asking stockholders to approve an amendment and restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, or the “ESPP,” which would increase the maximum number of shares of our common stock authorized for issuance under the ESPP by an additional 1,500,000 shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board on September 2, 2026.
Currently, a total of 3,325,000 shares of our common stock are authorized for issuance under the ESPP. Of these shares, 3,244,484 shares have previously been purchased and 80,516 shares remain available for purchase in the current and future offering periods as of August 24, 2026. If stockholders approve the amendment and restatement of the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 3,325,000 shares to 4,825,000 shares.
Key features of the ESPP Plan include:
▪Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;
▪Two six-month offering periods per calendar year with purchases on the last trading day in the offering period (generally ending each January 15 and July 15);
4 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROXY SUMMARY
▪The number of shares that would be authorized for issuance under the ESPP if stockholders approve the amendment and restatement of the ESPP (1,580,516 shares, which is the 80,516 shares currently available for issuance under the ESPP plus the 1,500,000 new shares) would be less than 4.6% of our shares of common stock outstanding as of August 24, 2026; and
▪Available to all U.S. employees and non-U.S. employees of designated subsidiaries with 90 days or more of continued employment.
In the event the stockholders do not approve the proposed amendment and addition of shares to the ESPP, the ESPP will continue in operation pursuant to its current terms with no change. For more detailed information on the ESPP please refer to the detailed information in “Proposal 4. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan.”

Board Recommendation - FOR approval of the Amended and Restated Resources Connection, Inc. 2019 Employee Stock Purchase Plan.

Proposal 5	Detailed Information
Advisory Vote on the Company’s Executive Compensation	Page 92
We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the executive compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). Our Board recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance and alignment of management’s interests with the interests of stockholders. In addition to reviewing the information in “Proposal 5. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, our Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.
Pay for Performance Orientation
▪“At Risk” Compensation/Pay for Performance. A significant portion of each named executive officer’s (“NEO’s”) compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.
For fiscal 2026, approximately 66% of our Chief Executive Officer’s (“CEO”) target total direct compensation(1), and an average of 64% of our other current NEOs’ target total direct compensation, was not guaranteed but rather was tied to metrics related to the Company’s performance and/or stock price, and therefore meaningfully “at risk.” Furthermore, approximately 39% of our CEO’s target total direct compensation and an average of 28% of our other current NEOs’ target total direct compensation is tied to the Company’s financial performance.
▪Base Salaries. The Compensation Committee reviewed the base salaries of our NEOs for fiscal 2026 in light of the Company’s general financial performance and the base salaries of similarly situated executives in the Company’s peer group. Based on this assessment, in the beginning of fiscal 2026, the Compensation Committee determined that no increase in base salary was warranted for Mses. Duchene and Ryu and Mr. Patel. Upon his appointment as President and CEO in November 2025, Mr. Carlile received the same base salary as Ms. Duchene. No adjustment was made to the base salaries of Messrs. Rottmann, Lane and Ramaswamy Iyer upon their appointment as executive officers of the Company in March 2026.
rgp. 2026 Proxy Statement — 5

PROXY SUMMARY	TABLE OF CONTENTS
▪Annual Incentives. During fiscal 2026, Mses. Duchene and Ryu and Messrs. Carlile and Patel participated in our Executive Incentive Plan (“EIP”). Ms. Duchene’s and Mr. Patel’s employment was terminated by the Company prior to the end of fiscal 2026, and thus they did not receive any bonus payment under the EIP for fiscal 2026. Messrs. Rottmann, Lane and Ramaswamy Iyer were named NEOs on March 5, 2026 and participated in the Company’s Executive Incentive President Plan (“EIPP”) for fiscal 2026. Both the EIP and EIPP reflect a pay for performance culture. Incentives are earned based on the Company’s fiscal 2026 financial performance, measured by the Company’s Revenue(2) and Adjusted EBITDA Margin(3)(4) for the EIP and regional Revenue(2) and Direct Contribution Margin(5) for the EIPP, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. No amount is earned under the EIPP unless the threshold level of financial performance is achieved. The maximum amount that may be earned is 300% of the target annual incentive under the EIP and 250% of the target annual incentive for the EIPP.
Although the Company did not achieve its EIP financial targets for fiscal 2026, the Compensation Committee awarded Ms. Ryu an EIP incentive of $100,000 (which was equal to 25% of her target bonus amount) in recognition of her individual performance during fiscal 2026. While the Compensation Committee recognized Mr. Carlile’s efforts to transform the Company during his six-month tenure as CEO, Mr. Carlile was not awarded any EIP amount for fiscal 2026. Pursuant to Mr. Rottmann’s offer letter dated July 19, 2025, Mr. Rottmann was paid a guaranteed bonus of $600,000 for fiscal 2026. Under the EIPP, Mr. Lane and Mr. Ramaswamy Iyer earned fiscal 2026 annual incentive amounts of $196,840 and £123,921, respectively, which represented 56% and 59% of their respective target bonus amounts.
▪Long-Term Incentives. For fiscal 2026, the Compensation Committee determined that, in the midst of significant management changes and our operating model transformation, all of the NEOs’ annual equity incentive awards granted in fiscal 2026 should be granted in the form of time-based restricted stock units (“RSUs”) that vest over a two or three-year period. We believe these RSUs align the interests of our NEOs with our stockholders as the value of the awards depends on our stock price and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan.
The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. Accordingly, it is expected that the next such vote will occur at the 2027 Annual Meeting of Stockholders.

Board Recommendation - FOR approval of the Company’s executive compensation

(1)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2026. Target total direct compensation as shown in this proxy statement is calculated, as to our CEO, based on Mr. Carlile’s target total direct compensation for the portion of the year that he was employed and excluding his new-hire equity award. In addition, former executives are excluded from the calculation of target total direct compensation for our “current NEOs.”
(2)Revenue is defined for purposes of the fiscal 2026 EIP and EIPP as the Company’s revenue as reported in the Company’s financial statements, with adjustments to exclude the material impact of any change in accounting standards implemented during fiscal 2026 or for any merger, acquisition or sale that occurs during fiscal 2026.
(3)Adjusted EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes plus or minus stock-based compensation expense, amortized ERP system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick related transaction costs, contingent consideration adjustments, and other items the Company believes are not representative of the Company’s core operations, as reported in the Company’s financial statements. See pages 40-41 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 30, 2026, filed with the SEC on July 24, 2026 (the “Fiscal 2026 Annual Report”), for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.
(4)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
(5)Direct Contribution Margin is calculated as revenue divided by gross profit less selling, general and administrative expenses, plus other income/expense as determined in the Company’s sole discretion.
6 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROXY SUMMARY

TICKER SYMBOL Nasdaq: RGP	GLOBAL FOOTPRINT North America | Europe | Asia Pacific

Fiscal 2026 Financial Summary
▪We achieved revenue of $452.0 million for fiscal 2026;
▪We achieved gross margin of 37.5% for fiscal 2026;
▪We incurred SG&A expenses of $202.8 million for fiscal 2026, and made key investments for future growth;
▪We generated a net loss of $40.6 million for fiscal 2026, which included restructuring costs and costs associated with management transitions that occurred throughout the year;
▪We achieved Adjusted EBITDA(3) of $5.0 million for fiscal 2026;
▪We realized an Adjusted EBITDA Margin(3)(4) of 1.1% for fiscal 2026;
▪We recorded diluted loss per share of $1.21 for fiscal 2026;
▪We generated $1.4 million in cash flow from operations;
▪We retained 83% of our top 100 clients; and
▪We ended fiscal 2026 with cash and cash equivalents of $82.4 million and no debt outstanding.
Fiscal 2026 by the Numbers

$452.0 million revenue	$40.6 million net loss	$5.0 million, Adjusted EBITDA(3)	37.5% gross margin	1.1% Adjusted EBITDA Margin(3)(4)

1,500 clients	90% of Fortune 100 clients	3,006 borderless employees (including billable consultants and management personnel)	65% of our consultants in North America have 16+ years of experience	62% of our consultants have Big 4, Big Consulting, or Big Law experience rgp. 2026 Proxy Statement — 7

PROXY SUMMARY	TABLE OF CONTENTS
Corporate Highlights
The Company continues to operate in a macroeconomic environment characterized by moderate but uneven global growth. While demand for professional services remains resilient, clients are increasingly selective, prioritizing projects with near-term, measurable returns on investment, with some focus on AI, digital transformation, and cost optimization, which has resulted in some variability in demand across service offerings. Additionally, heightened geopolitical tensions (including the recent Iran conflict), fluctuations in currency exchange rates, recent government and policy changes implemented in the United States, and tariff actions and uncertainties related to trade wars have caused economic disruption and uncertainty, which may further impact client spending, project timing and overall demand for the Company's services.
Our strategy is centered on a simple idea: clients increasingly need a partner that can close the gap between advice and execution. They want speed, flexibility, specialized expertise, and measurable outcomes. RGP is built for that environment. We combine the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services to help clients address critical needs across finance, operations, technology, data, and AI. To capitalize on the favorable secular trends, we are keenly focused on executing the following business strategies to achieve our objectives to build and maintain the Company’s reputation as the premier provider of project execution services for companies facing transformation, change and compliance challenges:
▪Hire and retain highly qualified, experienced consultants. We believe our highly qualified, experienced consultants provide us with a distinct competitive advantage. Therefore, one of our top priorities is to continue to attract and retain high-caliber consultants with in-demand skills who are committed to serving clients and solving their problems. We believe we have been successful in attracting and retaining qualified professionals by providing interesting work assignments within a blue-chip client base, competitive compensation and benefits, and continuing professional development and learning opportunities, as well as membership in an exclusive community of like-minded professionals, while offering flexible work schedules and more control over choosing client engagements.
▪Deepen our consulting capabilities and establish consultative relationships with clients. We emphasize a relationship-oriented approach to business rather than a transaction-oriented or assignment-oriented approach. We believe the professional services experience of our management and consultants enables us to understand the needs of our clients and deliver an integrated, relationship-based approach to meeting those needs. Our team regularly meets with our existing and prospective clients to understand their business issues and identify tailored solutions to meet the clients’ objectives, whether it’s resourcing with highly skilled experts or strategic consulting with RGP's specific points of view. We believe that by establishing relationships with our clients to solve their professional service needs, we are more likely to identify new opportunities to serve them. The strength and depth of our client relationships is demonstrated by the 83% retention rate of our top 100 clients over the last five fiscal years.
▪Build the RGP brand. We have historically built our brand through the consistent and reliable delivery of high-quality, value-added services to our clients as well as a significant referral network of approximately 2,400 consultants and approximately 600 management and administrative employees as of May 30, 2026. In recent years, we have invested in global, regional and local marketing and brand building and activation efforts that reinforce our brand. In fiscal 2026, we continued to bolster our brand through a refreshed website and marketing strategy to clarify what we do, who we serve, when to engage us, and the impact we deliver. We expect to continue our marketing efforts in the upcoming fiscal year.
▪Maintain our distinctive culture. Our corporate culture is a core pillar of our business strategy, and we believe it has been a significant component of our success.
Fiscal 2026 was a year of meaningful transition for RGP. While demand across our on-demand talent and consulting services remained uneven, we took decisive steps to strengthen the business, simplifying our operations, aligning our cost structure with market conditions, investing in priority growth areas, and building a stronger foundation for sustainable growth and long-term shareholder value.
We began a transformation initiative to redesign and streamline our operating model to achieve a reduced cost structure, as well as integrate all our consulting practices to form a more cohesive consulting segment. We also made key investments in fiscal 2026 to grow our sales team and invest in new consulting capabilities in areas such as data analytics and AI.
8 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROXY SUMMARY
Stockholder Return
We returned $9.4 million to stockholders during fiscal 2026 through our dividend program increasing cumulative dividends to $46.9 million over the past three fiscal years. In addition, we have returned $21.0 million to our stockholders through our share repurchase program over the past three fiscal years. We believe that the payment of a regular dividend, along with opportunistically repurchasing shares under our share repurchase program, provides us the ability to consistently return cash to our stockholders.
Issuance of Quarterly Dividend
In July 2010, our Board authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. We declared a quarterly dividend of $0.07 per share to our stockholders for each quarter of fiscal 2026. In August 2026, our Board authorized a quarterly dividend at $0.07 per share payable on October 1, 2026 to all stockholders of record on September 3, 2026.
Stock Repurchase
In July 2015, our Board approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million, and in October 2024, a second stock repurchase program was authorized for an additional dollar limit not to exceed $50 million (collectively, the “Stock Repurchase Programs”). The Company did not repurchase any of our common stock under the Stock Repurchase Programs during fiscal 2026. As of May 30, 2026, approximately $79.2 million remained available for future repurchases of the Company’s common stock under the Stock Repurchase Programs.
Corporate Citizenship and Sustainability
The Company and our Board maintain a focus on corporate citizenship and sustainability matters that impact our employees, clients, and their communities. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities.
We conducted an environmental, social and governance (“ESG”) materiality assessment to better understand our sustainability priorities. We have identified areas that we are prioritizing within our ESG strategy where we feel we can make the greatest positive impact:
▪Employee Engagement, Well-being & Retention
▪Inclusion and Belonging
▪Business Ethics
▪Employee Recruitment, Training & Development
▪Data Privacy & Cybersecurity
▪Environmental Sustainability
For additional information on our corporate citizenship and sustainability initiatives, see “Corporate Citizenship and Sustainability Efforts” beginning on page 27.
rgp. 2026 Proxy Statement — 9

Proposal 1. Election of Directors
Our Board currently consists of eight directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing two directors, each to serve a term of three years expiring at our 2029 Annual Meeting and until his successor is duly elected and qualified.
Each of our nominees, Roger D. Carlile and Marco von Maltzan, is presently a member of our Board, having served on the Company’s Board since 2024 and 2018, respectively. Mr. von Maltzan was previously elected to our Board by our stockholders at our 2023 annual meeting of stockholders. Mr. Carlile was previously elected to our Board by our stockholders at our 2024 annual meeting of stockholders. Effective July 10, 2026, Mr. Carlile resigned from his position as a Class III Director (with a term expiring at the Company’s 2027 annual meeting of stockholders), subject to and conditioned upon his immediate reappointment as a Class II Director (with a term expiring at the Annual Meeting). The Board accepted Mr. Carlile’s resignation and immediately reappointed him as a Class II Director with a term expiring at the Annual Meeting.
As part of our Board’s refreshment process and pursuant to our retirement policy, two of our directors, A. Robert Pisano and Robert Kistinger, will retire from the Board at the Annual Meeting. Immediately following the 2026 Annual Meeting, the size of our Board will be decreased to six directors, with two directors in each of the three Classes. Accordingly, stockholders may vote their shares only with respect to the two Class II director nominees named in this Proxy Statement.
Our Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that stockholders vote in favor of the election of each of the nominees, Messrs. Carlile and von Maltzan.
In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.”
In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any director and any other person pursuant to which a director was selected as a director or nominee, other than with respect to Mr. Fox as described in more detail below under “Proposal 1. Election of Directors — Continuing Directors.”
If at the time of the Annual Meeting any of the nominees is unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board recommends or, if no substitute nominee is recommended by our Board, for the remaining nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.
Following is biographical information about each nominee and each other director who will continue as a director after the Annual Meeting. This description includes the principal occupation of, and directorships held by, each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that each nominee and director should serve as a member of the Company’s Board.
10 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROPOSAL 1
Director Nominees
The individuals standing for election are:

Roger D. Carlile

Background:
Mr. Carlile has served as the Company’s President and CEO since November 3, 2025. Mr. Carlile has also been appointed as Chair of the Board effective immediately prior to the Annual Meeting, and he will continue in that role subject to his re-election to the Board at the Annual Meeting. Mr. Carlile joined the Board in June 2024.
Prior to joining the Company, Mr. Carlile founded global business advisory Ankura Consulting Group, LLC (“Ankura”) in 2014, serving as CEO and Chair of the Board for five and six years, respectively. Prior to founding Ankura, Mr. Carlile spent over a decade at FTI Consulting, Inc., a global business advisory firm, where he served in several leadership roles including Chief Financial Officer, Chief Administrative Officer and Chief Human Resources Officer, and global leader of FTI Consulting’s forensic and litigation consulting and technology segments. He previously served as the Global and Americas Leader of KPMG LLP’s forensic services practice and held positions at PricewaterhouseCoopers LLC and Deloitte & Touche LLP.
Mr. Carlile currently serves on the Board of Directors of private companies AOC Holdings, LLC (F.K.A. “Alpha Omega Winery, LLC,” serving since 2022), Rimkus Consulting Group, Inc. (serving since 2024) and Salus GRC, LLC (serving since 2023). He previously served on the Board of Directors of private company Cornerstone Advisors, Inc. (serving 2020 to 2025).
Key experience, qualifications, attributes and skills:
Mr. Carlile brings over 40 years of experience in the human capital industry to our Company. He is a seasoned entrepreneur and senior advisor, with more than two decades of experience in C-Suite leadership positions. His industry expertise and leadership brings invaluable benefits to the Company and our Board.

Age: 63 Director Since: June 2024 Term of Office Expires at the Annual Meeting in 2026 Committee Memberships: ▪None

rgp. 2026 Proxy Statement — 11

PROPOSAL 1	TABLE OF CONTENTS

Marco von Maltzan

Background:
Mr. von Maltzan currently serves as Chair of the Supervisory Board of hGears AG and as Chair of the Advisory Board of UKM Holding GMBH, all automotive suppliers (serving since 2025). Since 2015, he has been the Deputy Chair of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG.
Mr. von Maltzan served as the Chair of the Supervisory Board of taskforce — Management on Demand AG and served as the Chair of the Supervisory Board of industrial holding company Greiffenberger AG from 2016 through June 2021. From 2018 to January 2023, he served on the Advisory Board of automotive supplier IFA Holding GmbH and from 2022 to 2025 as Chair of the Advisory Board of Walter Klein GmbH & Co. KG and as Chair of the Supervisory Board of WKW Automotive AG.
Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer and Chief Financial Officer of automotive supplier BERU AG which under his leadership was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan served as Chief Executive Officer of Profine Group, a leading manufacturer of windows construction systems. Mr. von Maltzan has also held various board of director and Interim Chief Executive Officer assignments in the past.
Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.
Key experience, qualifications, attributes and skills:
Mr. von Maltzan brings to our Board over 40 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Age: 71 Director Since: July 2018 Term of Office Expires at the Annual Meeting in 2026 Committee Memberships: ▪Audit Committee ▪Corporate Governance and Nominating Committee

Our Board unanimously recommends that stockholders vote FOR Proposal 1 to elect to the Board each of the two director nominees set forth above.

12 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROPOSAL 1
Continuing Directors
The following persons are the members of our Board whose terms of office do not expire until after the Annual Meeting and who will continue to serve on the Board after the Annual Meeting:

Susan M. Collyns

Background:
Effective immediately prior to the Annual Meeting, Ms. Collyns has been appointed as Lead Independent Director of the Board. Since November 2023, Ms. Collyns has served as the Chief Financial Officer of Fabletics, Inc., the world’s largest digitally native apparel and activewear brand. From August 2014 to May 2022, Ms. Collyns served as President and Chief Financial Officer of The Beachbody Company, a health, fitness, and nutrition company. Prior to this position, she served as Chief Financial Officer of Dun and Bradstreet Credibility Corp., a financial data subscription company, from July 2012 to August 2014, and as Chief Financial Officer and Chief Operating Officer of California Pizza Kitchen, Inc., from 2001 to 2011.
Ms. Collyns also has served as the Chair of the Board of Poolwerx, a privately owned global franchise pool service and retail brand, since 2023. From December 2022 to the company’s change in ownership in May 2026, Ms. Collyns served on the Board of Bluestone Lane, a privately owned Australian-inspired coffee shop and lifestyle brand. From 2019 to March 2024, Ms. Collyns served on the Board of Directors and Audit Committee of Dine Brands Global, a publicly-traded casual dining franchise concept. Ms. Collyns also served on the Board of Directors, and as Chair of the Compensation Committee and Audit Committee, of Waitr Holdings, Inc., a publicly-traded online ordering technology platform, from May 2019 to November 2019; on the Board and Audit Committee of Potbelly, Inc., a publicly-traded fast casual sandwich concept, from May 2018 to May 2019; and on the Board and as Chair of the Audit Committee of Zoe’s Kitchen, Inc., a casual dining concept, from February 2014 to November 2018, from the company’s initial public offering to their privatization.
Ms. Collyns has a Bachelor of Economics from Macquarie University and is a Certified Public Accountant (inactive). She also previously worked as an auditor for PricewaterhouseCoopers LLP.
Key experience, qualifications, attributes and skills:
Ms. Collyns brings to the Board over 30 years of board and executive leadership experience as President, Chief Financial Officer and Chief Operating Officer for public and private companies. She has particular expertise in public company financial reporting, systems, controls, strategic planning, risk management, capital raising, and mergers and acquisitions. This experience together with Ms. Collyns’ deep knowledge of business and operational transformation and digital engagement provides unique and relevant insights to the Board and Company.

Age: 59 Director Since: August 2023 Term of Office Expires at the Annual Meeting in 2028 Committee Memberships: ▪Audit Committee ▪Chair of Corporate Governance and Nominating Committee

rgp. 2026 Proxy Statement — 13

PROPOSAL 1	TABLE OF CONTENTS

Jeffrey H. Fox

Background:
Mr. Fox is the founding partner and CEO of Circumference Group LLC, an investment firm that he started in 2009. From 2017 to 2021, Mr. Fox served as President and CEO of Endurance International Group Holdings, Inc. (“Endurance”), a leading provider of cloud-based platform solutions designed to help businesses successfully execute digital transformation strategies. Prior to joining Endurance, Jeff served as President and CEO and then Chair of the Board of Convergys Corporation (“Convergys”), a market leading customer management company, from 2010 to 2018. Prior to Convergys, Mr. Fox held multiple roles at Alltel Corporation from 1996 to 2009, including Chief Operating Officer.
Mr. Fox currently serves on the boards of publicly-traded companies Westrock Coffee Company (serving since 2020), Penn Entertainment Inc. (serving since 2026) and Alkami Technology, Inc. (serving since 2026). He serves on the Audit and Finance Committee and Executive Committee for Westrock Coffee Company. He also serves on the boards of privately held companies TCW Holdco LLC, AppMachine Holding B.V., Fast Slow Motion, Visionary Integration Professionals, and TechGrid, Inc. His previous board roles include Endurance International Group Holdings from 2017 to 2021, Avis Budget Group from 2013 to 2020, and Convergys Corporation from 2012 to 2018.
On June 25, 2025, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Circumference Group Holding LLC and certain of its affiliates, including Mr. Fox. Pursuant to the Cooperation Agreement the Board agreed to appoint Mr. Fox as a director of the Board in Class III, with an initial term expiring at the Company's 2027 Annual Meeting of Stockholders and as a member of the Compensation Committee.
Key experience, qualifications, attributes and skills:
Mr. Fox is a seasoned executive with over 30 years of experience in public and private company leadership and capital allocation across multiple industries. He brings to the Board a track record of driving revenue growth, enhancing profitability and delivering stockholder value through strategic vision and operational excellence.

Age: 64 Director Since: June 2025 Term of Office Expires at the Annual Meeting in 2027 Committee Memberships: ▪Chair of Compensation Committee

14 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROPOSAL 1

Filip J.L. Gydé

Background:
From 2019 to 2023, Mr. Gydé served as the President and Chief Executive Officer, and board member, of Computer Task Group (“CTG”), an information technology solutions and services company, where he transformed CTG from a staffing company to a trusted advisor providing global and digital solutions. Prior to that, Mr. Gydé served for over 20 years in various roles with CTG Europe, most recently as EVP, President and General Manager, Europe from 2018 to 2019.
Key experience, qualifications, attributes and skills:
Mr. Gydé is a skilled global IT executive with over 30 years of experience and brings to our board a proven track record of building and nurturing long term strategic relationships with clients and partners across the globe. Mr. Gydé has demonstrated leadership skills and has worked to align and connect employees from a range of cultures and countries in support of the overarching business goals and company vision.

Age: 66 Director Since: June 2025 Term of Office Expires at the Annual Meeting in 2028 Committee Memberships: ▪Compensation Committee

Lisa M. Pierozzi

Background:
Ms. Pierozzi formerly served as Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association (“MPA”), an American film, television and streaming trade association, from 2006 to 2011. Prior to her role at MPA, Ms. Pierozzi was Senior Vice President, Business Planning and Development for Universal Studios’ global theme parks and resorts group from 2001 to 2005. Ms. Pierozzi joined PricewaterhouseCoopers LLP in 1984 and was a partner from 1997 to 2001, where she had leadership roles in multiple industry transactions and operational reviews, including deal structuring and assessment, due diligence, financing, process improvement, systems and infrastructure overview. Ms. Pierozzi currently sits on the Board of Directors of the nonprofit Motion Picture & Television Fund (“MPTF”). Ms. Pierozzi serves as the Chair of the Audit Committee and as a nonvoting member of the Finance and Investment Committees of the MPTF. She was also a founding board member of the Normandy Institute and is currently its volunteer Chief Financial Officer.
Key experience, qualifications, attributes and skills:
Ms. Pierozzi brings to our Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies, with particular expertise in operations, organizational development, and public company financial reporting, systems and controls.

Age: 65
Director Since: February 2021
Term of Office Expires at the Annual Meeting in 2027
Committee Memberships:
▪Chair of Audit Committee
▪Compensation Committee
▪Corporate Governance and Nominating Committee

rgp. 2026 Proxy Statement — 15

PROPOSAL 1	TABLE OF CONTENTS
Board Composition
Our Board believes our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management. Below is summary information related to our continuing directors as of September 2026.
Following is a summary of each continuing director’s unique skills and experience.
Director Skills Matrix

	Senior Leadership Experience	Public Company Board Experience (other than RGP)	Global Expertise	Finance & Accounting Expertise	Professional Services & Human Capital Industry Experience	Cybersecurity, AI or Technology Expertise	Business & Operational Transformation Expertise	Mergers & Acquisition Experience

Director

Roger D. Carlile	●		●	●	●		●	●
Susan M. Collyns	●	●	●	●	●	●	●	●
Filip J. L. Gydé	●	●	●		●	●	●	●
Jeffrey H. Fox	●	●	●	●	●		●	●
Marco von Maltzan	●	●	●	●	●		●	●
Lisa M. Pierozzi	●		●	●	●		●	●
16 — rgp. 2026 Proxy Statement

Executive Officers
The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of our Board. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any of our executive officers and any other person pursuant to which an officer was selected.

Roger D. Carlile (63)
President, Chief Executive Officer and Director
Roger D. Carlile has served as our President and Chief Executive Officer since November 2025. Biographical information regarding Mr. Carlile is set forth above under the caption “Director Nominees.”

Jennifer Y. Ryu (51)
Executive Vice President and Chief Financial Officer
Jennifer Y. Ryu has served as our Executive Vice President and Chief Financial Officer since February 2020 and served as our Interim Chief Financial Officer from August 2019 to February 2020. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings, a holding company for wine and spirits sales and marketing companies.
Ms. Ryu has provided notice of her resignation and her last day of employment by the Company will be October 2, 2026.

Scott G. Rottmann (52)
President, Consulting Services
Scott G. Rottmann has served as our President, Consulting Services since December 2025. He previously served as President, CFO Advisory from July 2025 to December 2025. Prior to joining the Company, Mr. Rottmann served as Principal/Partner of EY-Parthenon from 2019 to 2025. He previously served in senior leadership roles at consulting firms including Genpact, MorganFranklin Consulting and Deloitte Consulting LLP.

rgp. 2026 Proxy Statement — 17

EXECUTIVE OFFICERS	TABLE OF CONTENTS

Michael W. Lane (56)
President, On-Demand Talent
Michael W. Lane has served as President, On-Demand Talent of the Company since June 2024. Prior to joining the Company, Mr. Lane served as Chief Revenue Officer- Technology (from January 2024 to June 2024), President, Professional Services (January 2023 to January 2024) and SVP, Professional Services (November 2020 to January 2023) at Eliassen Group, a business consulting and services firm.

Venkataraman(“Venkat”) Ramaswamy Iyer (51)
President, Europe and Asia Pacific
Venkat Ramaswamy Iyer has served as our President, Europe and Asia Pacific since June 2025. Prior to this role, he served as SVP, International from August 2020 to May 2025 and as Vice President from January 2013 to August 2020. Prior to joining the Company, Mr. Ramaswamy Iyer served as Consulting Senior Manager for Accenture, a business consulting and services firm, from August 2005 to January 2013. He has also served as a Senior Advisory Board Member for Networked since July 2021.

18 — rgp. 2026 Proxy Statement

Corporate Governance
Board Leadership Structure
Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. Our Board believes that the decision as to who should serve as Chair of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by our Board, and that our Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chair of the Board, with Mr. Pisano currently serving as the Chair of the Board. Effective immediately prior to the 2026 Annual Meeting, Mr. Pisano will retire from the Board and Mr. Carlile will succeed him as Chair of the Board, in addition to serving as our President and Chief Executive Officer. The Board believes that combining the roles of Chair of the Board and Chief Executive Officer at this time will enable Mr. Carlile to provide aligned leadership and strategic direction between the Board and the Company and will facilitate the flow of information between management and the Board in a manner that can best position management to execute on the Company’s strategic plans, particularly as the Company continues its transformation initiatives. While the Chair of the Board leads the Board in overseeing the management and direction of the Company, any specific actions taken in connection with this oversight responsibility are exercised by the full Board or applicable Board Committee, and not by any individual director.
To promote the independence of the Board and appropriate oversight of management and demonstrate our commitment to strong governance, the independent directors have also appointed Ms. Collyns as the Lead Independent Director of the Board effective immediately prior to the 2026 Annual Meeting. In her position, Ms. Collyns will work closely with Mr. Carlile to provide independent leadership of the Board and will help to facilitate free and open discussion among the independent directors of the Board and management. The Company’s Lead Independent Director is appointed annually by the independent directors on our Board. This structure provides independent oversight while avoiding unnecessary confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.
The responsibilities of our Chair and our Lead Independent Director are summarized in the table below.

Chair	Lead Independent Director

Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors and coordinates with the Chair on the agenda for meetings of the Board
Establishes Board meeting schedules and agendas in consultation with the Lead Independent Director	Available to chair meetings of the Board when there is a potential conflict of interest with the Chair on issues to be discussed or if the Chair is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chair on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chair of views and concerns of the independent directors
With the Lead Independent Director, jointly recommends Committee Chair and member positions to the full Board and the Corporate Governance and Nominating Committee
Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chair

Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition of the Board and Board recruitment efforts
Oversees the process of hiring or firing the CEO, including any compensation arrangements in coordination with the Compensation Committee, assists with resolving structure conflicts between the independent directors and the CEO rgp. 2026 Proxy Statement — 19

CORPORATE GOVERNANCE	TABLE OF CONTENTS

Chair	Lead Independent Director

Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external employees (with the Lead Independent Director to communicate with stockholders where appropriate)	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the CEO
Our Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our CEO and succession planning, strategy, risk, and integrity.
Director Independence
As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board has determined that each of our directors, other than Mr. Carlile, is an “independent director” under the Nasdaq Listing Rules. The Board also previously determined that David P. White, who resigned from our Board on August 3, 2025, and Anthony Cherbak and Neil Dimick, who retired from the Board in October 2025, were each an “independent director” under the Nasdaq Listing Rules. Mr. Carlile is currently employed as the President and Chief Executive Officer of the Company; accordingly, he does not qualify as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which our Board considered in making its independence determination.
Committees Of The Board
The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of our Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. The following identifies the current members of each of the Company’s standing Board committees. Mr. Carlile does not serve on any committee of the Board.

2026 Board Independence

Member	Audit	Compensation	Corporate Governance & Nominating	Board of Directors

A. Robert Pisano*
Roger D. Carlile
Susan M. Collyns
Jeffrey H. Fox
Filip J. L. Gydé
Robert Kistinger*
Marco von Maltzan
Lisa M. Pierozzi**

Chair	Member	Independent
*     Messrs. Pisano and Kistinger will retire from the Board of Directors effective at the Annual Meeting. Upon their retirement, Mr. Carlile will serve as Chair of the Board and will continue in that role subject to his re-election to the Board at the Annual Meeting and Ms. Collyns will serve as Lead Independent Director.
**    Ms. Pierozzi was appointed to the Compensation Committee on July 10, 2026.
20 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	CORPORATE GOVERNANCE
ATTENDANCE AT MEETINGS
Our Board met seven times during fiscal 2026. Additionally, our Audit Committee met ten times, our Compensation Committee met five times, and our Corporate Governance and Nominating Committee met four times during fiscal 2026. All then members of our Board attended at least 75% of the Board meetings and meetings of the committees upon which he or she served during fiscal 2026. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2025 Annual Meeting of Stockholders in person or by video conference.
COMMITTEE CHARTERS
Our Board annually reviews and approves the written charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee written charters were reviewed and approved by the Board on August 6, 2026, and are available on the Investor Relations — Governance & Policies section of the Company’s website at https://rgp.com/ir/policy-ethics/.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
The current members of the Corporate Governance and Nominating Committee are Ms. Collyns (Chair), Ms. Pierozzi and Messrs. Kistinger and von Maltzan.

Governance-Related Duties. The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which is reviewed by the entire Board annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to our Board. The Corporate Governance and Nominating Committee also oversees and periodically reviews the Company’s CSR and sustainability initiatives, activities and practices.
Nominating-Related Duties. The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to our Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis in consultation with the Chair of the Board, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2026 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.
Board Composition & Succession Planning. Over the past five years, the Board has undergone a significant refreshment and has welcomed five new members. The Corporate Governance and Nominating Committee continues to review the skills possessed by the Board and assists the Board with developing a Board composition, refreshment and succession plan to continue to evolve our Board. In connection with this plan, the Corporate Governance and Nominating Committee will continue to consider and interview director candidates as appropriate to achieve the Board’s refreshment and succession planning goals.
Selection of Director Candidates. The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by members of the Corporate Governance and Nominating Committee, our NEOs, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration.
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CORPORATE GOVERNANCE	TABLE OF CONTENTS
The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. Our Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on our Board).
In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, independence, and ability to regularly prepare for and attend Board meetings. In considering specific director candidates, the Board and the Corporate Governance and Nominating Committee consider each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position.
Below is a description of the key experience, qualifications, attributes and skills the Corporate Governance and Nominating Committee considers important for director candidates in light of the Company’s business:
▪Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. To support and grow our international practices, we also look for directors with global expertise. Finally, to expand and grow our technology and digital transformation consulting practice, we look for directors with an expertise in AI, technology or digital transformation initiatives.
▪Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.
▪Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions, who can provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.
▪Director Candidates Recommended by Stockholders. The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2027 should send a signed letter of recommendation, to be received before May 13, 2027, to the following address: Resources Connection, Inc., 15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248; Attn: Rebecca Cottrell, Chief Legal Officer and Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2027 annual meeting?”
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TABLE OF CONTENTS	CORPORATE GOVERNANCE
COMPENSATION COMMITTEE
The current members of the Compensation Committee are Mr. Fox (Chair), Ms. Pierozzi and Messrs. Gydé and Pisano, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies, and programs that apply to our executive officers. In discharging its duties, the Compensation Committee:
▪Reviews and approves the goals and objectives relevant to the compensation of our CEO, evaluates the performance of our CEO in light of those goals and objectives, and determines the terms of the compensatory agreements and arrangements for our CEO;
▪Reviews and approves all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;
▪Reviews and approves any new compensation plan or any material change to an existing compensation plan available to executive officers and makes recommendations to the Board with respect to the adoption, amendment or discontinuation of the Company’s incentive compensation and equity-based plans that require Board approval;
▪Reviews and approves severance or similar termination payments to the Company’s executive officers;
▪Recommends to the Board development and succession plans for the senior management of the Company;
▪Establishes, reviews and evaluates the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management; and
▪Periodically reviews the Company’s human capital policies, practices and programs, including related to employee well-being, employee professional development and non-executive compensation and benefits.
The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our CEO’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the CEO. In particular, the Compensation Committee considered the CEO’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2026 for our executive officers (other than for our CEO whose base salary and annual incentive compensation was determined by the Compensation Committee).
Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants and other advisors to assist it in carrying out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant or advisor, including sole authority to determine and approve the terms, costs and fees for such engagements, with reasonable compensation to be borne by the Company. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2026 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2026, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.
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CORPORATE GOVERNANCE	TABLE OF CONTENTS
AUDIT COMMITTEE
The current members of the Audit Committee are Ms. Pierozzi (Chair), Ms. Collyns, and Messrs. Kistinger and von Maltzan, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All four members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions; is directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm; and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks and technology-related risks, including cybersecurity and data protection. The Audit Committee also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chair of the Audit Committee, and our Chief Information Officer, to assist with the management of the Company’s financial and technology-related risks. Additionally, the Audit Committee is directly responsible for the evaluation and oversight of the work of the independent registered public accounting firm, as described under “Independent Registered Public Accounting Firm” below, including ensuring such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:
▪Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;
▪Reviews and discusses with management and the independent registered public accounting firm the Company’s annual audited financial statements, quarterly financial statements, material accounting principles and related matters;
▪Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management;
▪Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls; and
▪Reviews and approves all proposed related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.
The Board’s Role in Risk Oversight
Our Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. Our Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including legal, cybersecurity, AI, operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. The involvement of our Board in reviewing, approving, and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and risk management, particularly with respect to financial risks, such as financial reporting and accounting, internal controls, fraud, legal and regulatory compliance, and technology-related risks, including data protection and cybersecurity. The Audit Committee receives regular reports at each Audit Committee meeting from our Vice President of Internal Audit, who directly reports to the Chair of the Audit Committee. The Audit Committee also receives reports on a quarterly basis, and more frequently as needed, from our Chief Information Officer on cybersecurity risks and the Company’s ongoing cybersecurity training for employees, which typically occurs monthly. The Audit Committee and the entire Board also receive quarterly reports from our Chief Legal Officer on any material litigation involving the Company and various material risk management matters, if any. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks and engages in a yearly review of leading risk indicators. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
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TABLE OF CONTENTS	CORPORATE GOVERNANCE
Our Board believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
Risk Assessment of Compensation Programs
We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.
In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our EIP and EIPP focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the EIP and EIPP are only one component of our overall compensation program and are balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award each NEO with respect to the qualitative component of our EIP based on its subjective assessment of the Company’s performance, the NEO’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our EIP and EIPP so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the EIP and EIPP appropriately balances risk and the desire to focus NEOs on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short- or long-term measure.
In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to further align each NEO’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking. The ultimate value of the RSUs and PSUs is tied to our stock price, and awards are generally granted on an annual basis and subject to long-term vesting schedules, to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.
Insider Trading Policy Summary
Our Board of Directors has adopted an Insider Trading Policy governing, among other things, purchases, sales and other transactions in our securities by directors, officers, and employees of the Company and its subsidiaries. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. Our Insider Trading Policy is available on our website at https://rgp.com/ir/policy-ethics/. Because our Insider Trading Policy is designed to address transactions in the Company’s securities by our directors, officers, and employees, our Insider Trading Policy does not govern purchases of our securities by the Company.
Employee, Officer and Director Hedging And Pledging
Our Insider Trading Policy also prohibits all of our employees, officers and directors from entering into transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Hedging transactions prohibited by our Insider Trading Policy include prepaid variable forwards, equity swaps, collars and exchange funds.
Additionally, our Insider Trading Policy prohibits our directors and officers from margining the Company’s securities or from pledging the Company’s securities as collateral for a loan. This Policy prevents a margin or foreclosure sale when the pledgor is aware of material non-public information or is otherwise not permitted to trade in the Company’s securities.
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CORPORATE GOVERNANCE	TABLE OF CONTENTS
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board’s responsibilities, Board composition and selection of directors, Board meetings, our Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Governance & Policies section of our website at https://rgp.com/ir/policy-ethics/.
Code of Business Conduct and Ethics. The Company has also adopted the Code of Conduct that applies to everyone in the Company, including all of our directors, executive officers and employees. A current copy of our Code of Conduct is posted on the Investor Relations — Governance & Policies section of the Company’s website at https://rgp.com/ir/policy-ethics/. In addition, waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Governance & Policies section of the Company’s website at https://rgp.com/ir/policy-ethics/ to the extent required by applicable SEC and Nasdaq rules.
Board Evaluation Process
Our Board annually conducts an extensive self-evaluation process to determine whether it and its committees are functioning effectively, soliciting each director’s views through a survey on, among other things, Board and committee performance and effectiveness, size, composition, agenda, process and schedule. This review is overseen by the Corporate Governance and Nominating Committee and culminates in a presentation and Board discussion of the results. As needed, the Board and its committees take actions to address feedback received during the course of these evaluations. During fiscal 2026, the Board determined to increase the frequency of its meetings and executive sessions as a result of the feedback received in the course of the self-evaluations. For fiscal 2026, all committees were determined to be functioning in accordance with their respective charters and applicable SEC and Nasdaq rules.
Communications with the Board
Our Board provides a process for stockholders to send communications to the Board, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 15950 North Dallas Parkway, Suite 330, Dallas, TX 75248, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chair of the Corporate Governance and Nominating Committee, the Chair of the Compensation Committee or the Chair of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chair of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chair of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Corporate Governance page of our website at https://rgp.com/csr-impact/corporate-governance/. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.
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Corporate Citizenship and Sustainability Efforts
The Company and our Board maintain a focus on corporate citizenship and sustainability matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand-in-hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities.
Our commitment to corporate citizenship and sustainability is more than a corporate imperative and proliferates in all that we do. We have conducted a materiality assessment to better understand our CSR and sustainability priorities. We have identified areas that we are prioritizing within our CSR strategy where we feel we can make the greatest positive impact:
▪Employee Engagement, Well-being & Retention
▪Inclusion and Belonging
▪Employee Recruitment, Training & Development
▪Business Ethics
▪Data Privacy & Cybersecurity
▪Environmental Sustainability
We are also committed to enhanced transparency of, and best practices in, our CSR and sustainability policies and practices. We publicly committed to set near-term GHG emissions reductions targets in line with the SBTi and expect to set such targets in fiscal 2027.
During fiscal 2026, our ESG Committee continued to lead the Company’s CSR and sustainability strategy, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets regularly to discuss the Company’s general strategy with respect to CSR matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging CSR and sustainability issues.
Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.
Corporate Citizenship
Our Culture and Values
In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Dare to Belong, Dare to Grow, Dare to Collaborate and Dare to Lead, and we believe this is a key reason for our success.
Dare to Belong.
Build an inclusive culture where authenticity and individuality thrive.
Dare to Grow.
Stay curious. Explore new tools, disciplines, and perspectives.
Dare to Collaborate.
Win as one team, lead with empathy. Build trust by listening deeply and showing up for others.
Dare to Lead.
Speak up, experiment, and push boundaries. Take smart risks that move the business forward.
We strive to earn the trust of our clients, employees, and the communities we serve by operating in a legal, ethical and trustworthy manner. Our corporate policies and structure allow our employees, executives and Board to lead with integrity and transparency. Our policies include our Code of Conduct, our Code of Vendor Conduct and Ethics, our Insider Trading Policy, our Anti-Bribery and Anti-Corruption Policy, and our Corporate Social Responsibility Policy. Our Code of Conduct covers topics such as honest and candid conduct, conflicts of interest, disclosure controls and procedures, protecting confidential information, anti-corruption, compliance with laws, rules and regulations, fair dealing, equal opportunities and non-harassment, and maintaining a safe workplace. The Code of Conduct also provides direction for reporting complaints in the event of alleged violations of our policies, including through our Corporate Integrity Hotline, which is available 24/7 and monitored by the Chair of the Audit Committee. The Code of Conduct reflects our commitment to operating in a fair, honest, responsible and ethical manner. Our Corporate
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CORPORATE CITIZENSHIP AND SUSTAINABILITY EFFORTS	TABLE OF CONTENTS
Social Responsibility Policy sets forth the principles to which we adhere and that guide our conduct, including our commitment to human rights, inclusion and belonging, labor health and safety, anti-bribery, anti-corruption, community involvement, responsible environmental management and commitment to our people.
Inclusion and Belonging
At RGP, we aim to create a workplace where people feel valued and supported. We believe our success comes from building teams with unique skills, perspectives and backgrounds. We offer multiple employee resource groups (“ERGs”) open to all employees — Asians at RGP, Black & Hispanic at RGP, Interfaith ERG, Multicultural ERG, Pride ERG and Women in Leadership—which are voluntary, employee-led groups that are dedicated to fostering an inclusive work environment. Additionally, we are proud that 60% of our NEOs and 50% of our continuing directors on our Board identify as women or as racially or ethnically diverse.
Engagement with our Communities
Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We support and encourage our employees to volunteer their time and donate to local or national charitable causes. In fiscal 2026, we continued our charitable giving matching fund with company matching contributions upwards of $75,000. Additionally, in fiscal 2026, we made charitable contributions of $25,000 in recognition of our employees who volunteered 20 or more hours to qualified charities. Since fiscal 2021, we have supported over 250 unique charitable organizations with over $600,000 in contributions. For fiscal 2027, we will match employees’ charitable contributions to select charitable organizations up to $75,000 and will also donate up to $25,000 to charitable causes where our employees volunteer their time. We also encourage our employees' community involvement through our Spirit of Volunteerism Initiative, which supports causes important to employees. We are committed to fostering growth, community and connections both inside and outside of RGP.
Employee Well-being, Resilience and Growth
Employee safety and well-being is of paramount importance to us. Our Global Business Continuity Team continues to improve our disaster preparedness plans and implement strategies to manage the health and security of our employees, business continuity, client confidence and excellent customer service.
To promote employee wellbeing and collaboration, we continued to offer a hybrid work policy, where employees are invited to work collaboratively with colleagues in the office and are permitted to work remotely as desired. Our goal is to help every human in our workforce maintain a positive, productive and connected work experience. We provide productivity and collaboration tools and resources for employees working remotely. During fiscal 2026, we also continued to enhance and promote programs to support our employees’ physical and mental wellbeing, including the continued use of a wellness app, YuLife, to all U.S. employees. This gamified app is designed to promote healthy habits by rewarding employees for walking, cycling, meditating and brain training. We continue to support physical, mental and financial wellness through communications and webinars. Our You Matter recognition program is ongoing and allows employees to share gratitude and kudos for colleagues. We also offer an Employee Assistance Program for U.S. employees and a Global Workforce Support Program for our international employees. Both programs provide resources to support personal and family health and wellbeing.
Building Strong Leaders and Talent Management
Strong “human leadership” is critical to fostering employee engagement and positioning employees to perform at their best. We offer “Leadership U” to foster leadership development, peer mentorship opportunities and to support the building and maintenance of high-performing teams. In fiscal 2026, we saw a continued and strengthened desire from employees seeking authentic, empathetic and adaptive behaviors from their leaders. For these reasons, we invest in the ongoing professional development of our employees and leaders. We designed and delivered curated programs such as “Leadership U” to onboard and acclimate employees to the business and promote personal, professional and leadership growth.
Successful talent development starts with hiring the right people. We seek to recruit and hire candidates that demonstrate skills and competencies that align with our core values and that have an aptitude to further develop and expand those capabilities. After onboarding, our Life + Learning team remains committed to providing employees with training and development opportunities to allow our employees to progress in their careers. We offer newly hired employees the opportunity to participate in our “RGP U” program to accelerate and support their integration into our organization. This program gives our new hires a connected cohort to drive a sense of belonging early in their career at RGP and offers their leaders a more efficient use of individual coaching time with new employees. We also offer “RGP U Consultant” to ensure strong connectivity and supported success in a consultant’s first year with RGP. Additionally, we offer a Sales Effectiveness curriculum focused on deepening sales and client service acumen and effectiveness.
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TABLE OF CONTENTS	CORPORATE CITIZENSHIP AND SUSTAINABILITY EFFORTS
In addition, we continued to invest in the professional development and growth of our employees as we focused on employee experience, effectiveness, upskilling and reskilling in a changing work environment. This support was focused and delivered to all employees with emphasis in the areas of AI optimization, leadership development, on-boarding, functional/technical learning and digital fluency. We continued to actively engage with our internal leaders by conducting intentional leader listening forums and mentorship programs to help guide our leaders during fiscal 2026. We also engaged with employees by conducting regular employee sentiment surveys and "Voice of the Employee" listening tours. We utilized this feedback to identify areas for improvement and inform actionable goals for the Company.
Sustainability
We believe that environmental sustainability is good for our planet and our bottom line. While, as a global human capital company, our environmental footprint is relatively small, we remain committed to reducing our environmental impact. We plan to release the results of our GHG inventory covering fiscal 2026 operations in Fall 2026. We intend to utilize the results of this analysis to set near-term targets in line with the SBTi in fiscal 2027. Our Global Environmental Responsibility Policy further outlines our approach to conserving natural resources and reducing our climate impact.
As set forth in our Global Environmental Responsibility Policy, our goals are to (1) operate our offices in an environmentally sound manner, (2) conserve natural resources by recycling materials, purchasing recycled materials when practical, and reducing waste produced by our business, (3) reduce our impact on global climate change and pollution by reducing our GHG emissions through reduced commuting and business travel by our employees and smarter electricity usage, (4) improve our energy conservation and efficiency practices through improved technologies and employee education, and (5) sustainably use natural resources to ensure minimal impact on the quality of these resources.
The actions we have taken, and continue to take, to reduce our environmental footprint and be environmentally responsible include: (1) reducing our global real estate footprint by approximately 30,000 square feet during fiscal 2026 by utilizing shared workspaces, designating virtual offices, and expanding our use of technology to allow more employees to work virtually and (2) minimizing our Company’s carbon emissions through reduced commuting due to our use of virtual offices and maximizing the use of technology for virtual meetings. Cumulatively since fiscal 2021, we have reduced our real estate footprint by over 293,000 square feet.
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Director Compensation
Under our director compensation policy, annual compensation for the members of our Board who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board, such director is eligible to receive a pro-rated cash retainer and pro-rated equity award. Our Board reserves the right to modify the director compensation policy from time to time.
Cash Compensation
Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2026:

Type of Fee	Dollar Amount ($)

Annual Board Retainer	50,000
Additional Annual Retainer for Chair of the Board*	125,000
Additional Annual Lead Independent Director Retainer	30,000
Additional Retainer for Audit Committee Chair	35,000
Additional Retainer for Compensation Committee Chair	15,000
Additional Retainer for Corporate Governance and Nominating Committee Chair	10,000
Additional Retainer for Service on the Audit Committee	5,000
Additional Retainer for Service on the Compensation Committee	5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	2,500
*    Effective April 23, 2026, the Annual Retainer for the Chair of the Board was reduced from $250,000 to $125,000.
Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro-rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.
Equity Compensation

Type of Award	Amount of Award

Annual Equity Award	Restricted stock (or restricted stock units or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	Pro-rata portion of Annual Equity Award
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TABLE OF CONTENTS	DIRECTOR COMPENSATION
Annual Equity Awards for Continuing Board Members
On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, RSUs) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or RSU) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Director Compensation — Stock Ownership Guidelines for Directors,” are permitted to elect a vested cash payment in lieu of the annual equity award.
Initial Equity Awards for New Directors
Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, RSUs) upon joining the Board. The number of shares subject to such restricted stock (or RSU) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).
An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.
Provisions Applicable to All Non-Employee Director Equity Awards
For fiscal 2026, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the 2020 Plan. Non-employee director equity awards are evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by our Board to evidence such type of grant pursuant to the 2020 Plan. Each award vests in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.
Restricted stock and RSU awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of our Board, each restricted stock and RSU award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and RSU awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control of the Company.
Directors Deferred Compensation Plan
Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on our Board. In the case of a deferral of an equity award, the non-employee director is granted RSUs in lieu of restricted stock. RSUs granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above. In the case of a deferral of cash compensation, the director receives a number of RSUs equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. RSUs credited in lieu of cash compensation are fully vested.
RSUs credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same payment terms as the stock units to which they relate, provided that dividend equivalents are fully vested. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on our Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.
Messrs. von Maltzan and Kistinger each elected to defer their equity award for the 2026 calendar year. None of the directors elected to defer their cash compensation for the 2026 calendar year.
rgp. 2026 Proxy Statement — 31

Director Compensation — Fiscal 2026
The following table presents information regarding the compensation paid for fiscal 2026 to our non-employee directors who served on the Board at any point during the fiscal year. The compensation paid to Mr. Carlile, our President and Chief Executive Officer, is presented below in the “Executive Compensation Tables for Fiscal 2026 — Summary Compensation Table — Fiscal 2024 to 2026” and the related explanatory tables. Mr. Carlile did not receive separate compensation during fiscal 2026 for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)
Anthony Cherbak(3)	—	—	—	—	—
Susan M. Collyns	65,000	99,995	—	—	164,995
Neil F. Dimick(3)	—	—	—	—	—
Jeffrey H. Fox (4)	93,328	151,499	—	—	244,827
Filip J. L. Gydé(4)	83,328	151,499	—	—	234,827
Robert Kistinger	57,500	99,995	—	—	157,495
Marco von Maltzan	57,500	99,995	—	—	157,495
Lisa M. Pierozzi	87,500	99,995	—	—	187,495
A. Robert Pisano	305,000	99,995	—	—	404,995
David P. White(5)	—	—	—	—	—
(1)The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or RSU) award granted to our non-employee directors during fiscal 2026, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2026 Annual Report.
(2)As described above, on January 2, 2026, each of our non-employee directors then serving on our Board was granted an award of 19,801 shares of restricted stock, or a grant of 19,801 RSUs if they chose to defer the equity portion of their compensation. Each such non-employee director’s restricted stock (or RSU) award had a fair value for financial statement reporting purposes equal to $99,995 on the grant date (19,801 shares times the $5.05 per share closing price of a share of Company common stock on the grant date).
(3)Messrs. Cherbak and Dimick retired from the Board on October 16, 2025 and received no compensation for their service on the Board during fiscal 2026.
(4)Messrs. Fox and Gydé were appointed to the Board effective June 26, 2025. Messrs. Fox and Gydé each received an initial grant of 9,433 shares of restricted stock upon their appointment to the Board with a fair value for financial statement reporting purposes equal to $51,504 on the grant date (9,433 shares times the $5.46 per share closing price of a share of Company common stock on the grant date).
(5)Mr. White resigned from the Board on August 3, 2025 and received no compensation for his service on the Board during fiscal 2026.
32 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	DIRECTOR COMPENSATION - FISCAL 2026
Aggregate Outstanding Equity Awards
The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and number of unvested Company RSUs held by each of our non-employee directors as of May 30, 2026.

Name	Number of Options Outstanding (#)	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units (#)

Susan M. Collyns	—	33,147
Jeffrey H. Fox	—	29,234
Filip J. L. Gydé	—	29,234
Robert Kistinger	—	33,328
Marco von Maltzan	—	33,328
Lisa M. Pierozzi	—	33,328
A. Robert Pisano	—	33,328
Stock Ownership Guidelines For Directors
Effective July 2024, we revised our Stock Ownership Guidelines applicable to our non-employee members of our Board and our NEOs. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our NEOs.
Under our Stock Ownership Guidelines, all of our non-employee directors should own Company common stock equal in value to three times the annual board cash retainer (excluding additional annual retainers for committee service, Lead Independent Director service and Chair of the Board service). Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:
▪Shares of common stock beneficially held, either directly or indirectly;
▪Restricted stock issued and held whether vested or unvested;
▪Shares subject to outstanding time-based RSU awards, whether vested or unvested, including any stock units credited as dividend equivalents with respect to such RSU awards;
▪Shares subject to vested but deferred stock units, including any stock units credited as dividend equivalents with respect to such RSU awards; and
▪Shares of common stock held following the exercise of a stock option or payment of other equity award.
All individuals covered by these guidelines should satisfy the applicable stock ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in the guidelines, a change in position or a change in retainer, the individual should satisfy the applicable guidelines within three years of such change. Since our guidelines were modified in July 2024, all our non-employee directors have at least until July 2027 to meet the revised Stock Ownership Guidelines. Additionally, Ms. Collyns has until August 2028 and Messrs. Fox and Gydé each have until June 2030 to meet the Stock Ownership Guidelines as they are within their initial five year period of first becoming subject to the Stock Ownership Guidelines. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Governance & Policies page of the Company’s website at https://rgp.com/ir/policy-ethics/.
As of May 30, 2026, the measurement date for fiscal 2026, each of our current non-employee directors meets the stock ownership guidelines or has time remaining to fulfill such guidelines.
rgp. 2026 Proxy Statement — 33

Policy Regarding Treatment of Related Party Transactions
The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of Regulation S-K before the Company is permitted to enter into any such transaction. In determining whether to approve related-person transactions, the Audit Committee considers the relevant facts and circumstances of the related-person transaction available to the Audit Committee and to take into account, among other factors it deems appropriate, whether the related-person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. In fiscal 2026, there were no reportable related-party transactions under Item 404 of Regulation S-K.
34 — rgp. 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of our common stock as of August 24, 2026, except as otherwise indicated in the footnotes to the table below, for:
▪each person known by the Company who beneficially owns more than five percent of the common stock of the Company;
▪each of our directors;
▪each NEO named in the Summary Compensation Table; and
▪all current directors and executive officers as a group.
Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 34,701,302 shares of the Company’s common stock outstanding as of August 24, 2026.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Outstanding (%)**

Directors and Named Executive Officers
Jeffrey H. Fox(1)	1,418,477	4.09
A. Robert Pisano(2)	130,839	*
Jennifer Y. Ryu(3)	104,482	*
Roger D. Carlile(4)	66,554	*
Lisa M. Pierozzi(5)	57,083	*
Robert Kistinger(6)	35,273	*
Susan M. Collyns	40,757	*
Filip J. L. Gydé	29,234	*
Scott G. Rottmann	15,485	*
Venkat Ramaswamy Iyer(7)	14,665	*
Michael W. Lane	5,056	*
Marco von Maltzan(8)	2,000	*
Executive Officers and Directors as a group (12 persons)(9)	1,919,905	5.52
5% Stockholders
Tieton Capital Management, LLC(10)	2,817,636	8.20
Poplar Point Capital Management LLC and affiliates(11)	2,611,473	7.80
Brandes Investment Partners, LP(12)	1,812,908	5.40
*    Represents less than 1%.
**    We determine beneficial ownership in accordance with the rules of the SEC. We deem (i) shares subject to options that are currently exercisable or exercisable within 60 days after August 24, 2026 and (ii) RSUs (including dividend equivalents credited with respect to such RSUs) vesting within 60 days after August 24, 2026, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
rgp. 2026 Proxy Statement — 35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	TABLE OF CONTENTS
(1)Includes 1,389,243 shares of common stock owned by CG Core Value Fund LP. Mr. Fox has a pecuniary interest in these shares and also has investment power over these shares given his role as Chief Executive Officer of Circumference Group LLC, which serves as the management company of the CG Core Value Fund. LP
(2)Includes 130,839 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.
(3)Includes 30,000 shares of common stock subject to options exercisable within 60 days of August 24, 2026.
(4)Includes 54,137 shares beneficially owned as tenants-in common by the Roger Carlile Living Trust, Roger Carlile as Trustee, and the Rita Carlile Living Trust, Rita Carlile as Trustee. Mr. and Ms. Carlile have joint voting and investment power over the shares held in the trusts.
(5)Includes 57,083 shares beneficially owned by Ms. Pierozzi in the Apsley Belgrave Trust, Lisa M. Pierozzi as Trustee. Ms. Pierozzi has sole voting and investment power over shares held in the trust.
(6)Includes 35,273 shares beneficially owned by Mr. Kistinger in the Anne T. Kistinger Trust, Anne Kistinger Trustee. Ms. Kistinger has sole voting and investment power over the shares held in this trust. Does not include 91,084 deferred stock units that will be paid out in cash at the end of service to the extent then-vested.
(7)Includes 11,000 shares of common stock subject to options exercisable within 60 days of August 24, 2026.
(8)Does not include 85,902 deferred stock units that will be paid out in cash at the end of service to the extent then-vested.
(9)Includes 41,000 shares of common stock subject to options exercisable within 60 days of August 24, 2026.
(10)According to a Schedule 13G filed with the SEC on August 12, 2026 by Tieton Capital Management, LLC, as of June 30, 2026, Tieton Capital Management, LLC has shared voting power and shared dispositive power with respect to 2,817,636 shares of common stock. The address of Tieton Capital Management, LLC, as listed in the Schedule 13G, is 4700 Tieton Drive, Suite C, Yakima, WA 98908.
(11)According to a Schedule 13D/A filed with the SEC on March 27, 2026 by Poplar Point Capital Management LLC (“Poplar Point Capital Management”), Poplar Point Capital Partners LP (“Poplar Point Capital LP”), Poplar Point Capital GP LLC (“Poplar Point Capital GP”) and Jad Fakhry (collectively, “Poplar Point Capital”), as of March 25, 2026, Poplar Point Capital Management and Jad Fakhry have shared voting power and shared dispositive power with respect to 2,611,473 shares of common stock. Poplar Point Capital LP and Poplar Point Capital GP each have shared voting power and shared dispositive power over less than five percent of the Company’s outstanding shares of common stock. Poplar Point Capital Management serves as the investment adviser to Poplar Point Capital LP, Poplar Point Capital GP serves as the general partner of Poplar Point Capital LP and Jad Fakhry serves as the manager for Poplar Point Capital Management. The address of Poplar Point Capital, as listed in the Schedule 13D/A, is 330 Primrose Road, Suite 400, Burlingame, CA 94010.
(12)According to a Schedule 13G filed with the SEC on May 14, 2026 by Brandes Investment Partners, LP, as of March 31, 2026, Brandes Investment Partners has shared voting power with respect to 1,635,993 shares of common stock and shared dispositive power with respect to 1,812,908 shares of common stock. The address of Brandes Investment Partners, LP, as listed in the Schedule 13G, is 4275 Executive Square, 5th Floor, La Jolla, CA 92037.
36 — rgp. 2026 Proxy Statement

Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2026, all executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year with the exception of (1) a Form 4 filed by Mr. Rottmann on August 14, 2026, reporting shares withheld by the Company upon the vesting of his equity award, and (2) a Form 3 filed by Mr. Ramaswamy Iyer on March 18, 2026, reporting his initial equity holdings after being named an officer of the Company. Mr. Ramaswamy Iyer’s Form 3 was late due to unanticipated delays in receiving his EDGAR codes. With respect to the untimely filing of this Form 3, Mr. Ramaswamy Iyer relied on the no-action relief available to officers, directors and beneficial owners of domestic issuers pursuant to Question 7 of the Holding Foreign Insiders Accountable Act FAQ.
rgp. 2026 Proxy Statement — 37

Independent Registered Public Accounting Firm
2026 Change Of Auditor
On July 29, 2025, as previously disclosed in our Current Report on Form 8-K filed with the SEC on August 4, 2025 (the “2025 Form 8-K”), the Audit Committee approved the dismissal of RSM US LLP (“RSM”) as the Company’s independent registered accounting firm and approved the appointment of Ernst & Young LLP (“EY”) as the Company’s new independent registered public accounting firm for the fiscal year ending May 30, 2026 and related interim periods.
During the Company’s fiscal years ended May 31, 2025 and May 25, 2024 and the subsequent interim period through July 29, 2025, (i) there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to RSM’s satisfaction, would have caused RSM to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except that as initially reported in Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended August 24, 2024, a material weakness was identified relating to the management review control of certain inputs into the valuation analysis in connection with goodwill impairment analyses, resulting in a change to the goodwill impairment amount recorded for the Company’s Europe and Asia Pacific segment as of August 24, 2024 (the “material weakness”). As reported in Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 22, 2025, the Company had concluded that the material weakness had been remediated.
The audit report of RSM on the consolidated financial statements of the Company for the fiscal years ended May 31, 2025 and May 25, 2024 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In accordance with Item 304(a)(3) of Regulation S-K, the Company provided RSM with a copy of the preceding disclosures and requested that RSM furnish the Company with a letter addressed to the SEC stating that it agrees with the above statements. A copy of RSM’s letter, dated August 4, 2025 is filed as Exhibit 16.1 to the 2025 Form 8-K and is incorporated herein by reference.
During the Company’s fiscal years ended May 31, 2025 and May 25, 2024 and for the subsequent interim period through July 29, 2025, neither the Company nor anyone on its behalf consulted EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, in connection with which neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.
Fees
The following table shows information about EY’s and RSM’s fees for services provided to the Company in fiscal 2026 and 2025.

	Ernst & Young LLP 2026 ($)	RSM US LLP 2026 ($)	RSM US LLP 2025 ($)

Audit Fees	1,617,010	—	2,678,200
Audit Related Fees(1)	251,000	110,000	4,010
Tax Fees(2)	6,314	—	16,820
All Other Fees(3)	—	—	—
(1)Audit Related Fees for EY during fiscal 2026 and for RSM for fiscal 2025 include those fees for professional services reasonably related to the performance of foreign statutory audits or review of foreign financial statements. Audit related fees for RSM for fiscal 2026 relate to financial statement review in connection with the issuance of the Company’s Fiscal 2026 Annual Report on Form 10-K and successor auditor workpaper review.
(2)Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.
38 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm
As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. The Audit Committee has approved the delegation of this pre-approval authority to the Chair of the Audit Committee. In fiscal 2026 and 2025, all fees of EY and RSM, respectively, were pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to the delegated authority.
rgp. 2026 Proxy Statement — 39

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2027
The Audit Committee of the Board has appointed the accounting firm of EY as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal 2027. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of EY will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

The Board unanimously recommends that stockholders vote FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2027.

40 — rgp. 2026 Proxy Statement

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.
Audit Committee Report
To the Board of Directors of Resources Connection, Inc.:
As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:
▪first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;
▪second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and
▪third, the Audit Committee oversees management’s implementation of effective systems of internal controls.
The Audit Committee has reviewed and discussed with the Company’s management and EY, its independent registered public accounting firm, for the year ended May 30, 2026, the Company’s audited financial statements for the year ended May 30, 2026, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and EY such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.
Management is responsible for the Company’s internal controls and the financial reporting process. EY was responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.
Based on the foregoing review and discussions and a review of the reports of EY with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2026.

The Audit Committee Lisa M. Pierozzi, Chair Susan M. Collyns Robert Kistinger Marco von Maltzan
rgp. 2026 Proxy Statement — 41

Proposal 3. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan
General
At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan (the “2020 Plan”). The amendment and restatement was adopted, subject to stockholder approval, by the Board on September 2, 2026 and would increase the maximum number of shares available for grant under the 2020 Plan, extend the term of the 2020 Plan, impose certain minimum vesting requirements on awards granted under the 2020 Plan, and modify the non-employee director compensation limit under the 2020 Plan, as described below:
▪Increase in Share Limit. The amended and restated 2020 Plan would increase the number of shares available for grant under the 2020 Plan by 1,000,000 shares. As of August 24, 2026, 1,076,352 shares of the Company’s common stock were then available for new award grants under the 2020 Plan, a total of 971,053 shares of the Company’s common stock were then subject to outstanding awards granted under the Company’s 2014 Performance Incentive Plan (the “2014 Plan”), and a total of 2,514,342 shares of the Company’s common stock were then subject to outstanding awards granted under the 2020 Plan (including dividend equivalents and with performance-based awards calculated based on the ”target” number of shares subject to the award). No shares are currently subject to outstanding awards under the Company’s 2004 Performance Incentive Plan (the “2004 Plan”).
The 2020 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2020 Plan to (i) 815,000 shares, plus (ii) the number of shares available for additional award grant purposes under the Company’s 2014 Performance Incentive Plan (the “2014 Plan”) as of October 22, 2020 (the date of the initial stockholder approval of the 2020 Plan, the “Stockholder Approval Date”), which was 1,797,440 shares, plus (iii) the number of any shares subject to stock options granted under the 2014 Plan or the 2004 Plan (collectively, the “Prior Plans”) and outstanding as of the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus (iv) the number of any shares subject to restricted stock and RSU awards granted under the Prior Plans that are outstanding and unvested as of the Stockholder Approval Date which are forfeited, terminated, cancelled, or otherwise reacquired after the Stockholder Approval Date without having become vested.
▪Extension of Term. The amended and restated 2020 Plan would extend the term of the plan until September 1, 2036. The 2020 Plan is currently scheduled to expire on August 17, 2030.
▪Minimum Vesting Requirements. The amended and restated 2020 Plan would (subject to certain exceptions discussed below) impose a minimum one-year vesting requirement on equity-based awards granted under the 2020 Plan after September 2, 2026, subject to a limited exception permitting up to 5% of the Share Limit (as defined below) to be granted without regard to this requirement, as discussed below under “Minimum Vesting Requirements.”
▪Modification of Non-Employee Director Award Limit. The amended and restated 2020 Plan would modify certain limits on equity-based awards granted to members of the Board who are not employed by the Company or one of its subsidiaries (“non-employee directors”) so the limit would be based on grant date fair value of the award rather than number of shares. This change is intended to provide a more consistent and predictable limit on director compensation regardless of share price fluctuations.
Our Board approved the proposed amended and restated 2020 Plan to provide the Company with sufficient authority and flexibility to adequately provide for future incentives because the Company believes that equity awards, denominated in shares of common stock or with a value derived from the value of our common stock, are a critical component of the overall pay package for our executives and select key employees, as such awards align the interests of award recipients with those of our stockholders. In addition, the inclusion of minimum vesting requirements helps provide clarity that, consistent with our past practice, equity-based awards will be subject to meaningful vesting requirements (subject to certain exceptions discussed below), while the proposed modification of the non-employee director award limit under the 2020 Plan provides greater clarity as the award limit will be expressed as a grant date dollar value rather than a number of shares of our common stock.
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Following are key considerations for stockholders to consider in evaluating this proposal to amend and restate the 2020 Plan:
▪Responsible Share Usage. Due to decreases in the Company’s stock price in recent years, the Company has needed to increase the number of shares granted to executives and key employees in order to continue to provide equity incentives at levels competitive with our peer companies. As a result, the total number of shares of our common stock subject to awards granted under the 2020 Plan per year over the last three years has, on average, been 4.3% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year.
▪Focus on Performance-Based Equity Awards. From fiscal 2021 to fiscal 2025, 50% of the annual equity awards granted under the 2020 Plan were subject to performance-based vesting requirements, with the vesting based on the Company’s revenue and Adjusted EBITDA Margin(3)(4) over a three-year performance period. The performance-based restricted stock units (“PSUs”) granted to employees in fiscal 2023 and fiscal 2024 were forfeited in their entirety without vesting due to the Company’s failure to achieve both threshold revenue and Adjusted EBITDA Margin metrics for the three-year performance periods. We currently expect that the PSUs granted to employees in fiscal 2025 will also be forfeited in their entirety. For fiscal 2026, the Compensation Committee determined that in the midst of significant management changes and our operating model transformation, it was advisable to grant RSUs in fiscal 2026 that are subject to time-based vesting requirements over three years (or two years, in the case of the new hire equity award granted to Mr. Carlile in November 2025). The Compensation Committee is committed to annually reviewing the structure of the NEOs’ annual equity awards and will consider granting PSUs for future annual equity awards.
▪Responsible Share Request Size. We have deliberately limited this request to the number of shares that we currently anticipate will be needed to cover approximately one year of equity award grants, based on our current projections (as described below under "Potential Dilution"), rather than seeking a multi-year reserve. We believe this approach allows stockholders to evaluate our equity usage and assess any future share requests against demonstrated progress in our operating performance.
If stockholders do not approve this 2020 Plan proposal, the current share limits under, and the current plan term and other terms and conditions of, the 2020 Plan will continue in effect.
Summary Description of the 2020 Performance Incentive Plan
The principal terms of the amended and restated 2020 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2020 Plan, which appears as Annex A to this Proxy Statement.
Purpose.
The purpose of the 2020 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.
Administration.
Our Board or one or more committees appointed by our Board will administer the 2020 Plan. Our Board has delegated general administrative authority for the 2020 Plan to the Compensation Committee. The Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2020 Plan. (The appropriate acting body, be it the Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator.”)
The Administrator has broad authority under the 2020 Plan, including, without limitation, the authority:
▪to select eligible participants and determine the type(s) of award(s) that they are to receive;
▪to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
▪to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required (subject to the minimum vesting requirement described below, if applicable), to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified
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terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);
▪to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
▪subject to the other provisions of the 2020 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
▪to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2020 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
▪to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;
▪to approve the form of any award agreements used under the 2020 Plan; and
▪to construe and interpret the 2020 Plan, make rules for the administration of the 2020 Plan, and make all other determinations for the administration of the 2020 Plan.
No Repricing.
In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
Eligibility.
Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 591 employees and officers of the Company and its subsidiaries (including all of the Company’s NEOs), and each of the seven members of the Board who are not employed by the Company or any of its subsidiaries (“non-employee directors”), are considered eligible under the 2020 Plan. In addition, approximately 2,400 individual consultants and advisors engaged by the Company and its subsidiaries are currently considered eligible under the 2020 Plan (although we typically do not grant equity awards to such consultants and advisors).
Aggregate Share Limit.
The maximum number of shares of the Company’s common stock that may be issued or awarded under the 2020 Plan (the “Share Limit”) will be increased by 1,000,000 shares if stockholders approve the proposed amendments to the 2020 Plan.
Under the current terms of the 2020 Plan (before giving effect to such increase), the maximum number of shares of the Company’s common stock that may be delivered pursuant to awards under the 2020 Plan (i.e., the Share Limit) equals the sum of the following:
▪815,000 shares (which was the number of additional shares approved by stockholders at our 2024 Annual Meeting for award grant purposes under the 2020 Plan), plus
▪1,797,440 shares (which was the number of shares available for additional award grant purposes under the 2014 Plan as of the Stockholder Approval Date and determined immediately prior to the termination of the authority to grant new awards under that plan as of the Stockholder Approval Date), plus
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▪the number of any shares subject to stock options granted under the Prior Plans and outstanding as of the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus
▪the number of any shares subject to restricted stock and RSU awards granted under the Prior Plans that are outstanding and unvested as of the Stockholder Approval Date which are forfeited, terminated, cancelled, or otherwise reacquired after the Stockholder Approval Date without having become vested.
As of August 24, 2026, approximately 1,076,352 shares were available for additional award grant purposes under the 2020 Plan, approximately 971,053 shares were subject to stock options then outstanding under the Prior Plans, and approximately 2,514,342 shares were subject to restricted stock, RSU and PSU awards then outstanding under the 2020 Plan (with performance-based awards calculated based on the ”target” number of shares subject to the award).
Additional Share Limits.
The following other limits are also contained in the 2020 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.
▪The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,000,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)
▪Currently, the maximum number of shares that may be granted under the plan during any one calendar year to an individual who, on the date of grant of the award, is a non-employee director is 250,000 shares. If shareholders approve this 2020 Plan proposal, the maximum number of shares that may be subject to those awards that are granted under the 2020 Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under the 2020 Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $250,000; provided that the limit will be $350,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For these purposes, the grant date fair value of an award will mean the value of the award as of its date of grant and as determined using the equity award valuation principles applied in the Company’s financial reporting. In all cases, the non-employee director award limit under the 2020 Plan does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. In addition, the non-employee director award limit under the 2020 Plan applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.
Share-Limit Counting Rules.
The Share Limit of the 2020 Plan is subject to the following rules:
▪Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
▪Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2020 Plan, the number of underlying shares as to which the exercise related will be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the Share Limit with respect to such exercise.)
▪Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2020 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will be counted against the Share Limit and will not be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any “full-value award” granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. For these purposes, a “full-value award” is any award under the 2020 Plan other than a stock option or stock appreciation right.
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▪In addition, shares that are exchanged by a participant or withheld by the Company after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2014 Plan will be available for new awards under the 2020 Plan. Any shares exchanged by a participant or withheld by the Company after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2014 Plan will not be available for new awards under the 2020 Plan.
▪To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
▪In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights will not count against any individual award limit under the 2020 Plan other than the aggregate Share Limit.
In addition, the 2020 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2020 Plan. The Company may not increase the applicable share limits of the 2020 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).
Types of Awards.
The 2020 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards under the 2020 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2020 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.
The other types of awards that may be granted under the 2020 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.
Any awards under the 2020 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements (subject to the minimum vesting requirement described below, if applicable).
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Minimum Vesting Requirements.
Except as provided in the next sentence and if stockholders approve this 2020 Plan proposal, each equity-based award granted under the 2020 Plan after September 2, 2026 (other than certain substitute awards granted in connection with corporate mergers or acquisitions, awards issued in respect of vested cash compensation, and non-employee director awards which vest on the earlier of (i) one year after the date of grant or (ii) the Annual Meeting that occurs in the calendar year following the calendar year in which the award is granted, provided that such Annual Meeting occurs at least fifty weeks after the date of grant) will be subject to a minimum vesting period of one year. Equity-based awards may be granted under the 2020 Plan that do not satisfy this minimum vesting requirement, provided that the total number of shares of the Company’s common stock subject to such awards will not exceed 5% of the Share Limit. Furthermore, the Administrator has the discretion to accelerate the exercisability or vesting of awards in such circumstances as it may consider appropriate.
Dividend Equivalents; Deferrals.
The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2020 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).
Assumption and Termination of Awards.
If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2020 Plan will not automatically become fully vested pursuant to the provisions of the 2020 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2020 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2020 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the NEOs in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change in Control” below in this Proxy Statement.
Transfer Restrictions.
Subject to certain exceptions contained in Section 5.6 of the 2020 Plan, awards under the 2020 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).
Adjustments.
As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2020 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
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No Limit on Other Authority.
Except as expressly provided with respect to the termination of the authority to grant new awards under the 2014 Plan, the 2020 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
Termination of or Changes to the 2020 Plan.
The Board may amend or terminate the 2020 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2020 Plan currently will terminate on August 17, 2030. If stockholders approve the amendment and restatement of the 2020 Plan, this date will be extended until September 1, 2036. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
U.S. Federal Income Tax Consequences of Awards under the 2020 Plan.
The U.S. federal income tax consequences of the 2020 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2020 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, the Company is generally entitled to deduct, and the participant recognizes taxable income in, an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2020 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former NEOs (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.
Specific Benefits under the 2020 Performance Incentive Plan.
The Company has not approved any awards that are conditioned upon stockholder approval of the amended and restated 2020 Plan. The Company is not currently considering any other specific award grants under the 2020 Plan, other than the annual grants of restricted stock (or RSUs) to our non-employee directors described in the following paragraph. If the amended and restated 2020 Plan had been in existence in fiscal 2026, the Company expects that its award grants for fiscal 2026 would not have been substantially different from those actually made in that year under the 2020 Plan. For information regarding stock-based awards granted to the Company’s NEOs during fiscal 2026, see the material under the heading “Executive Compensation” below.
As described under “Director Compensation” above, our current compensation policy for non-employee directors provides for each non-employee director to receive an annual award of restricted stock (or RSUs), with the number of shares subject to each award to be determined by dividing $100,000 by the closing price of our common stock on the grant date as described above. Certain directors are entitled to elect to receive a cash payment in lieu of the
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equity award as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $4.28 (the closing price of the Company’s common stock on August 24, 2026), the number of shares that would be allocated to the Company’s continuing five non-employee directors as a group pursuant to the annual grant formula is approximately 1,168,225 shares. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for fiscal years 2027 through 2036 (the ten remaining years in the term of the 2020 Plan if stockholders approve the amended and restated 2020 Plan) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be five eligible non-employee directors seated, no director elects cash in lieu of the director’s equity award, and there are no changes to the awards granted under the director equity grant program.
Potential Dilution.
The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the amended and restated 2020 Plan. The 2020 Plan and the 2014 Plan are the Company’s only equity compensation plans (other than the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”)). The Company’s ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the Company’s ESPP is included under the heading “Equity Compensation Plan Information” below and in Proposal 4. The discussion that follows in this “Potential Dilution” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the Company’s ESPP.
“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and RSU awards granted under the 2020 Plan and the 2014 Plan, that were subject to outstanding PSUs granted under the 2020 Plan, that were subject to outstanding stock options granted under the 2014 Plan, and that were then available for new award grants under the 2020 Plan as of May 30, 2026 and as of August 24, 2026. In this 2020 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock and RSU awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For PSU awards, the number of shares are presented as follows: (1) with respect to any PSU granted during fiscal 2024, at 0% of the “target” number of shares subject to the award, as these awards were forfeited in their entirety and (2) with respect to any PSU granted in fiscal 2025, at 0% of the “target” number of shares subject to the award, as we currently expect that these awards will also be forfeited in their entirety (while the final vesting of the awards may range from 0% to 150% of the “target” number of shares awarded based on performance over the three-year performance period applicable to the awards). As to the number of shares of the Company’s common stock subject to RSU and PSU awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For clarity, in this Proposal 3, the number of shares of common stock subject to awards granted during a particular period, or subject to awards outstanding on a particular date, does not include deferred stock units credited under the Directors Deferred Compensation Plan that will, pursuant to the terms of that plan, be settled in cash.

	As of May 30, 2026	As of August 24, 2026

Shares subject to outstanding restricted stock and RSU awards (excluding PSU awards)	2,470,078	2,408,767
Shares subject to outstanding PSU awards	—	—
Shares subject to outstanding stock options	1,050,489	971,053
Shares available for new award grants	1,021,269	1,076,352
As of May 30, 2026, the weighted average exercise price of stock options issued and outstanding under the 2014 Plan was $17.18 and the weighted average remaining term of such options was 2.01 years. As of August 24, 2026, the weighted average exercise price of stock options issued and outstanding under the 2014 Plan was $17.16 and the weighted average remaining term of such options was 1.92 years.
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The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 33,445 in fiscal 2024; 33,063 in fiscal 2025; and 33,551 in fiscal 2026. The number of shares of the Company’s common stock issued and outstanding as of May 30, 2026 and August 24, 2026 was 34,440 and 34,701 shares, respectively.
“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2020 Plan in each of the last three fiscal years, and to date (as of August 24, 2026) for fiscal 2027, are as follows:
▪698,870 shares in fiscal 2024 (which was 2.1% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2024), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options;
▪1,470,581 shares in fiscal 2025 (which was 4.4% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2025), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options;
▪2,174,500 shares in fiscal 2026 (which was 6.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2026), of which all shares were subject to restricted stock or RSU awards and no shares were subject to stock options; and
▪40,000 shares in fiscal 2027 through August 24, 2026 (which was 0.1% of the number of shares of the Company’s common stock issued and outstanding on August 24, 2026), of which all shares were subject to restricted stock or RSU awards and no shares were subject to stock options.
Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2020 Plan per year over the last three fiscal years (fiscal 2024, 2025 and 2026) has been, on average, 4.3% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year.
The total number of shares of our common stock that were subject to awards granted under the 2020 Plan and the Prior Plans that terminated or expired, and thus became available for new award grants under the 2020 Plan, in each of the last three fiscal years, and to date for fiscal 2027 (as of August 24, 2026), are as follows: 658,647 in fiscal 2024, 941,748 in fiscal 2025, 922,404 in fiscal 2026, and 100,149 in fiscal 2027 (including dividend equivalents that were forfeited along with the underlying award that failed to vest). The total number of shares of our common stock that were subject to awards granted under the 2020 Plan or the 2014 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2020 Plan, in each of the last three fiscal years, and to date for fiscal 2027 (as of August 24, 2026), are as follows: 97,534 in fiscal 2024, 166,641 in fiscal 2025, 449,674 in fiscal 2026, and 35,526 in fiscal 2027. Shares subject to awards under the 2020 Plan and the Prior Plans that terminated or expired or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2020 Plan, have been included when information is presented in this 2020 Plan proposal on the number of shares available for new award grants under the 2020 Plan.
The number of shares credited as dividend equivalents under the 2020 Plan with respect to then-outstanding RSU and PSU awards, to the extent the dividend equivalents are payable in shares of the Company’s common stock, in each of the last three fiscal years, and to date for fiscal 2027 (as of August 24, 2026), are as follows: 44,260 in fiscal 2024, 118,820 in fiscal 2025, 126,396 in fiscal 2026, and 40,592 in fiscal 2027.
The Compensation Committee anticipates that the 1,000,000 additional shares requested for the 2020 Plan (which represents approximately 2.9% of the number of shares of the Company’s common stock issued and outstanding as of August 24, 2026), together with the 1,076,352 shares available for new award grants under the 2020 Plan as of August 24, 2026 will provide the Company with flexibility to continue to grant equity awards under the 2020 Plan through approximately the end of fiscal 2027 to fiscal 2028 (reserving sufficient shares to cover potential payment of performance-based awards at target payment levels and dividend equivalents that may be credited with respect to the awards based on the Company’s recent dividend payments, and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since lower stock prices generally require that more shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number
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TABLE OF CONTENTS	PROPOSAL 3
of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.
The closing market price for a share of the Company’s common stock as of August 24, 2026 was $4.28 per share.
Aggregate Past Grants under the Plan.
As of August 24, 2026, awards covering 6,055,233 shares of our common stock had been granted under the 2020 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2020 Plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award and became available for new award grants under the 2020 Plan. This number of shares, as well as the number of shares subject to past awards and outstanding and unvested awards in the table below is presented (i) as to PSU awards based on the actual number of shares subject to the award that became eligible to vest based on performance during the applicable performance period, except as to any award with an open performance period, which are included based on the target number of shares subject to the award and (ii) as to RSU and PSU awards, including the dividend equivalents granted with respect to such awards. The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and restricted stock and RSU/PSUs vesting prior to that date, and option and unvested RSU holdings as of that date. Cash-settled stock units credited under our Directors Deferred Compensation Plan are not included in the table below (or elsewhere in this Proposal 3) as such stock units are cash-settled and are not awarded under the 2020 Plan.

	Stock Options Number of Shares Underlying Options as of August 24, 2026				Restricted Stock/Units As of August 24, 2026

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Exercisable	Unexercisable	Number of Shares/Units Subject to Past Awards (Vested/Unvested)	Number of Shares/Units Subject to Past Awards Vested	Number of Shares/Units Outstanding and Unvested

Named Executive Officers:
Roger D. Carlile President and Chief Executive Officer	—	—	—	—	736,979	5,409	731,570
Jennifer Y. Ryu Chief Financial Officer	—	—	—	—	360,269	117,781	184,028
Scott G. Rottmann President, Consulting Services	—	—	—	—	210,549	15,740	194,809
Michael W. Lane President, On Demand Talent	—	—	—	—	218,159	11,834	206,325
Venkat Ramaswamy Iyer President, Europe and Asia Pacific	—	—	—	—	124,884	27,311	87,856
Kate W. Duchene Former, President and Chief Executive Officer	—	—	—	—	747,087	681,468	—
Bhadresh Patel Former Chief Operating Officer	—	—	—	—	289,491	278,994	—
Total all Current Executive Officers as a Group (5 persons)	—	—	—	—	1,650,840	178,075	1,404,588
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PROPOSAL 3	TABLE OF CONTENTS

	Stock Options Number of Shares Underlying Options as of August 24, 2026				Restricted Stock/Units As of August 24, 2026

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Exercisable	Unexercisable	Number of Shares/Units Subject to Past Awards (Vested/Unvested)	Number of Shares/Units Subject to Past Awards Vested	Number of Shares/Units Outstanding and Unvested

Non-Employee Directors:
Susan Collyns	—	—	—	—	40,757	8,194	32,563
Jeffrey Fox	—	—	—	—	29,234	2,358	26,876
Filip Gydé	—	—	—	—	29,234	2,358	26,876
Robert Kistinger	—	—	—	—	—	—	—
Marco von Maltzan	—	—	—	—	—	—	—
Lisa Pierozzi	—	—	—	—	57,083	23,755	33,328
A. Robert Pisano	—	—	—	—	57,406	24,078	33,328
All employees, including all current officers who are not executive officers or directors, as a group:	—	—	—	—	4,586,676	2,432,116	956,782
Total	—	—	—	—	6,451,230	2,670,934	2,514,341
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TABLE OF CONTENTS	PROPOSAL 3
Equity Compensation Plan Information
The Company currently maintains three equity compensation plans: the 2020 Plan, the 2014 Plan and the ESPP. These plans have each been approved by the Company’s stockholders.
The following table sets forth, for each of the Company’s equity compensation plans under which equity securities of the Company are authorized for issuance, the number of shares of common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of May 30, 2026.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,508,471(1)	$17.18(2)	1,230,931(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,508,471	$17.18	1,230,931
(1)This amount consists of (i) 2,457,982 shares of our common stock subject to unvested restricted stock units and performance stock units granted under the 2020 Plan (with performance stock units assumed to be forfeited without vesting as the threshold level of performance was not achieved as of May 30, 2026) and (ii) 1,050,489 shares of our common stock subject to stock options granted under the 2014 Plan. This amount does not include 675,161 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under the 2020 Plan and it does not include 176,986 cash-settled Stock Units issued and outstanding under our Directors Deferred Compensation Plan.
(2)This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock awards, RSUs and PSUs issued under our 2014 Plan and our 2020 Plan and the cash-settled deferred stock units issued under our Directors Deferred Compensation Plan.
(3)Consists of 303,269 shares available for issuance under our ESPP and 927,662 shares available for issuance under our 2020 Plan. Shares available under the 2020 Plan generally may be used for any type of award authorized under that plan including stock options, restricted stock, stock bonuses, performance stock, performance stock units, stock units, restricted stock units, phantom stock and other forms of awards granted or denominated in our common stock. This number does not include the additional shares that will be available for award grant purposes under the 2020 Plan if stockholders approve this Proposal 3.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amended and restated 2020 Performance Incentive Plan. The Board believes that approval of the amended and restated 2020 Performance Incentive Plan will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success.

The Board unanimously recommends that stockholders vote FOR Proposal 3 to approve the amendment and restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan.

rgp. 2026 Proxy Statement — 53

Proposal 4. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan
GENERAL
At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”). The amendment and restatement was adopted, subject to stockholder approval, by the Board on September 2, 2026 and would increase the maximum number of shares available for grant under the ESPP and extend the term of the ESPP Plan as described below:
▪Increase in Share Limit. The amended and restated ESPP would increase the number of shares authorized for issuance under the ESPP by 1,500,000 shares. Currently, a total of 3,325,000 shares of our common stock are authorized for issuance under the ESPP. As of August 24, 2026, 3,244,484 shares have previously been purchased under the ESPP and 80,516 shares remain available for purchase under the ESPP in the current and future offering periods.
▪Extension of Term. Currently, no new offering periods will commence under the ESPP on or after July 16, 2029. The amended and restated ESPP would extend the term so that no new offering periods will commence under the ESPP on or after September 1, 2036.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. It provides each of our eligible employees with an opportunity to purchase shares of the Company’s common stock at a discount through accumulated payroll deductions. The Board believes that maintaining an ESPP will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders.
Key features of our current stock purchase program are as follows:
▪The ESPP operates in a series of successive six-month offering periods, with an offering period beginning on or about each January 16 and each July 16 and ending on or about the immediately following July 15 or January 15, respectively;
▪ESPP purchases occur on the last day of each offering period and the per share purchase price is 85% of the fair market value of a share of the Company’s common stock on either the first or last day of the offering period, whichever is less;
▪The number of shares of the Company’s common stock that would be authorized for issuance under the ESPP if stockholders approve the amendment and restatement of the ESPP (1,580,516 shares, which is the 80,516 shares currently available for issuance under the ESPP as of August 24, 2026 plus the proposed 1,500,000 new shares) would be less than 4.6% of the total 34,701,302 shares of the Company’s common stock that were issued and outstanding as of August 24, 2026; and
▪Available to all U.S. employees and non-U.S. employees of designated subsidiaries (which are currently located in Canada, Hong Kong, Japan, the Netherlands, Singapore and the United Kingdom) with 90 days or more of continued employment.
Stockholder Approval Requirement
Unless and until our stockholders approve the amended and restated version of the ESPP, the ESPP will continue to operate in accordance with its current terms and from the shares currently available for issuance under the ESPP without regard to the amendment and restatement being proposed in this Proposal 4.
Our Board approved the additional share authority requested under the ESPP to help ensure that a sufficient reserve of common stock remains available for issuance under the ESPP to allow us to continue the plan in the future. Our Board recommends that stockholders vote FOR this Proposal 4 to approve the amendment and restatement of the 2019 Employee Stock Purchase Plan. Our executive officers are eligible to participate in the ESPP and thus have a personal interest in the approval of the proposed amendment and restatement of the ESPP.
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TABLE OF CONTENTS	PROPOSAL 4
In the event the stockholders do not approve the proposed amendment and restatement of the ESPP, the ESPP will continue in operation pursuant to its current terms with no change to the 3,325,000 shares that are currently authorized for issuance under the ESPP or the expiration date of the ESPP.
Summary Description of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan (as Amended and Restated)
The principal terms of the ESPP (as proposed to be amended and restated) are summarized below. The following summary is qualified in its entirety by the full text of the ESPP (as proposed to be amended and restated), which is included as Annex B to the version of this Proxy Statement.
Purpose. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. The ESPP is intended to provide an additional incentive to participating eligible employees to remain in the Company’s employ and to advance the best interests of the Company and its stockholders.
Offering Periods and Purchase Dates. Shares of the Company’s common stock are offered under the ESPP through a series of offering periods. Offering periods are generally six months in duration, but the administrator may provide in advance that a particular offering period will be of a different duration. However, an offering period may not be shorter than three months and may not be longer than 27 months. When an eligible employee elects to join an offering period, he or she agrees to contribute a portion of his or her compensation to the plan for that period. Amounts contributed to the ESPP constitute general corporate assets of the Company and may be used for any corporate purpose. On the last day of the offering period, all payroll deductions collected from the participant during that offering period are automatically applied to the purchase of the Company’s common stock, subject to certain limitations. The price paid for the purchase of a share of stock under the ESPP at the end of each offering period is generally 85% of the lower of (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period, provided that the administrator may establish another purchase price prior to an offering period by applying a discount amount, not to exceed 15%, to either (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period.
Participants in the ESPP generally may not accrue rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the U.S. Internal Revenue Code) of the Company and its subsidiaries at a rate exceeding $25,000 (based on the fair market value of the stock at the beginning of the applicable offering period) for each calendar year in which the purchase right is outstanding.
Shares Available. Currently, a total of 3,325,000 shares of our common stock are authorized for issuance under the plan. As noted above, as of August 24, 2026, 3,244,484 shares have previously been purchased and 80,516 shares remain available for purchase in the current and future offering periods. If stockholders approve this Proposal 4, the total number of shares available for issuance under the ESPP will be increased by an additional 1,500,000 shares, from 3,325,000 shares to 4,825,000 shares.
Anti-dilution Adjustments. As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to the Company’s stockholders.
Eligibility and Participation. All persons who are employed by the Company or designated subsidiaries at the start of an offering period, including officers and employee directors, and who have been employed for at least 90 days, are generally eligible to participate in the ESPP for that offering period. An eligible employee may become a participant by completing a stock purchase agreement authorizing payroll deductions and filing it with the Company’s payroll office prior to the applicable enrollment date. Payroll deductions are generally limited to 15% of each participant’s compensation. A participant generally cannot purchase more than 3,000 shares of common stock under the ESPP with respect to any one offering period. The plan administrator may adjust such 15% and 3,000 share limits prior to the start of an offering period without stockholder approval. A participant generally may elect to terminate and/or withdraw his or her contributions during an offering period, and participation ends automatically on a participant’s termination of employment. If a participant’s participation in the ESPP terminates during an offering period, he or she will no longer be permitted to make contributions to the ESPP for that offering
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PROPOSAL 4	TABLE OF CONTENTS
period and the contributions previously credited to his or her ESPP account generally will be refunded to the participant in cash. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding offering period, provided that the applicable eligibility and participation requirements are again then met. As of August 24, 2026, approximately 1,481 employees of the Company and its designated subsidiaries (including all of the Company’s executive officers) were eligible to participate in our ESPP. Non-employees (including non-employee members of the Board, as well as consultants and advisors) are not eligible to participate in the ESPP.
No employee can participate in the ESPP if, after entering the offering period, he or she would be deemed to own stock of the Company possessing more than five percent of the total combined voting power of all of the Company’s outstanding stock.
Transfer Restrictions. A participant’s rights with respect to purchase rights under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.
Administration, Amendment and Termination of the Plan. The ESPP is administered by the Board or by a committee appointed by the Board. Currently, the Compensation Committee of our Board administers the ESPP. Our Board may amend, modify or terminate the plan at any time and in any manner, and to construe and interpret the ESPP, provided that the existing rights of participants are not materially adversely affected thereby. The ESPP administrator also may, from time to time, without stockholder approval and without limiting our Board of Director’s amendment authority, designate those subsidiaries of the Company whose employees may participate in the ESPP and, subject only to certain limitations under the U.S. Internal Revenue Code, change the ESPP’s eligibility rules. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of Section 423 of the Internal Revenue Code. Decisions of the ESPP administrator with respect to the ESPP are final and binding on all persons. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law or Nasdaq rules. Under the current terms of the ESPP and unless previously terminated by our Board, no new offering periods will commence on or after July 16, 2029, or, if earlier, when no shares remain available for issuance under the ESPP. If stockholders approve this Proposal 4, the term of the ESPP will be extended so that no new offering periods will commence on or after September 1, 2036, or, if earlier, when no shares remain available for issuance under the ESPP.
No Limit on Other Plans. The ESPP does not limit the ability of the Board or any committee of the Board to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
U.S. Federal Income Tax Consequences of the ESPP
Following is a general summary of the current U.S. federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.
Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, or (2) one year after the purchase date on which the participant acquired the shares.
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TABLE OF CONTENTS	PROPOSAL 4
If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.
The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the participant acquired the shares and the purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.
Specific Benefits Under the ESPP
Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the amount of contributions set aside to purchase shares under the ESPP (subject to the limits discussed above). Accordingly, future purchases under the ESPP are not determinable. If the share increase reflected in this Proposal 4 had been in effect for fiscal 2026, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased under the ESPP as set forth in the table below.
For the six-month offering periods that ended in the Company’s fiscal 2024, fiscal 2025, and fiscal 2026, and for the first offering period in fiscal 2027 (which ended in July 2026), the total number of shares of our common stock purchased under the ESPP was 455,678, 492,858, 527,119 and 222,753 shares, respectively. However, because benefits under the ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common shares at various future dates, the number of our employees who elect to participate in the ESPP, and the amount employees elect to contribute, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment and restatement is approved by stockholders, but we currently estimate that the 1,580,516 shares that will be available for issuance under the ESPP if stockholders approve this Proposal 4 (the 80,516 shares currently available for issuance under the ESPP as of August 24, 2026 plus the proposed 1,500,000 additional shares) will last approximately two to three years based on the closing price of a share of the Company’s common stock as of August 24, 2026, the approximately 239 eligible employees participating in the ESPP as of that date and their contribution elections then in effect. The closing market price for a share of the Company’s common stock as of August 24, 2026 was $4.28 per share.
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PROPOSAL 4	TABLE OF CONTENTS
Aggregate Past Purchases Under the Employee Stock Purchase Plan
As of August 24, 2026, 3,244,484 shares of the Company’s common stock had been purchased under the ESPP. The following number of shares had been purchased under the ESPP as of the date by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the ESPP in Fiscal 2026	Aggregate Number of Shares Purchased Under the ESPP in All Completed Purchase Periods

Named Executive Officers
Roger D. Carlile President and Chief Executive Officer	—	—
Jennifer Y. Ryu Chief Financial Officer	—	9,832
Scott G. Rottmann President, Consulting Services	—	3,000
Michael W. Lane President, On Demand Talent	1,893	3,815
Venkat Ramaswamy Iyer President, Europe and Asia Pacific	—	—
Kate W. Duchene Former President and Chief Executive Officer	—	12,049
Bhadresh Patel Former Chief Operating Officer	—	—
Total of all Current Executive Officers as a Group (5 persons)	1,893	16,647
Total of all Current Non-Employee Directors as a Group (7 persons) (1)	—	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	527,119	3,244,484
(1)Non-employee directors are not eligible to participate in the Company’s employee stock purchase plan.
Equity Compensation Plan Information
For information concerning the Company’s equity incentive plans, please see the “Equity Compensation Plan Information” section above in Proposal 3.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amended and restated ESPP. The Board believes that approval of the amended and restated ESPP will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success. All of our executive officers are eligible to participate in the ESPP and thus have a personal interest in the approval of the amended and restated ESPP.

The Board unanimously recommends that stockholders vote FOR Proposal 4 to approve the amendment and restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan.

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Executive Compensation
The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Fiscal 2026 Annual Report.
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our NEOs for fiscal 2026.
The Company’s NEOs during fiscal 2026 were:

Name	Age	Position

Roger D. Carlile	63	President and Chief Executive Officer
Jennifer Y. Ryu*	51	Executive Vice President and Chief Financial Officer
Scott G. Rottmann	52	President, Consulting Services
Michael W. Lane	56	President, On-Demand Talent
Venkat Ramaswamy Iyer	51	President, Europe and Asia Pacific
Kate W. Duchene	63	Former President and Chief Executive Officer
Bhadresh Patel	52	Former Chief Operating Officer
*Ms. Ryu has provided notice of her resignation effective October 2, 2026.
Company Transformation
Over the past year, the Company has implemented a transition plan to reposition the Company for growth.
In late 2025, the Board of Directors terminated Ms. Duchene’s service as President and CEO, effective November 2, 2025. Effective November 3, 2025, the Board of Directors appointed Mr. Carlile, a member of the Board, to the position of President and CEO.
Departure of Kate Duchene, Former President and CEO
Following an evaluation of the Company’s strategic direction and leadership needs, the Board of Directors determined not to renew the “Period of Employment” under the Company’s existing Employment Agreement with Ms. Duchene, dated February 3, 2020 and as subsequently amended. The Company and Ms. Duchene entered into a Transition Agreement dated October 31, 2025 that provided: (a) Ms. Duchene would cease serving as the Company’s President and CEO, and as a member of the Board, on November 2, 2025, (b) Ms. Duchene would serve as an Executive Advisor to the Company through January 3, 2026, (c) Ms. Duchene’s last day of employment with the Company would be January 3, 2026, and (d) Ms. Duchene would continue to provide transition support to the Company as a consultant from January 4, 2026 through December 31, 2028.
In connection with Board’s decision not to renew the term of her employment agreement, Ms. Duchene received the severance payments and benefits to which she was entitled under the terms of her pre-existing employment agreement. Additionally, the vesting of Ms. Duchene’s outstanding equity awards accelerated in accordance with terms of her employment agreement and the applicable award agreements. See “Potential Payments upon Termination or Change in Control” for further details on the termination payments made to Ms. Duchene.
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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Appointment of Roger Carlile as President and CEO effective November 3, 2025.
Mr. Carlile was appointed as President and CEO of the Company on November 3, 2025. See the “Description of Employment Agreements - Cash Compensation” and “Potential Payments upon Termination or Change in Control” for further details on the terms of Mr. Carlile’s employment agreement with the Company.
Departure of Bhadresh Patel, Former Chief Operating Officer
Mr. Patel served as the Company’s Chief Operating Officer until his termination from that position on March 3, 2026. The Company and Mr. Patel entered into a Separation and General Release Agreement dated March 3, 2026 that provided: (a) Mr. Patel would cease serving as the Company’s Chief Operating Officer on March 3, 2026, (b) Mr. Patel would serve as an Executive Advisor to the Company through May 15, 2026, and (c) Mr. Patel’s last day of employment with the Company would be May 15, 2026.
In connection with the termination of Mr. Patel’s employment by the Company, Mr. Patel received the severance payments and benefits to which he was entitled under the terms of his pre-existing employment agreement. Additionally, the vesting of Mr. Patel’s outstanding equity awards accelerated in accordance with terms of his employment agreement and the applicable award agreements. See “Potential Payments upon Termination or Change in Control” for further details on the termination payments made to Mr. Patel.
New Executive Officers Appointed
Messrs. Rottmann, Lane and Ramaswamy Iyer were each appointed Executive Officers of the Company, effective March 5, 2026.
Fiscal 2026 Executive Summary
The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2026 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2026:
▪We achieved revenue of $452.0 million for fiscal 2026;
▪We achieved gross margin of 37.5% for fiscal 2026;
▪We incurred SG&A expenses of $202.8 million for fiscal 2026, and made key investments for future growth;
▪We generated a net loss of $40.6 million for fiscal 2026;
▪We achieved Adjusted EBITDA(6) of $5.0 million for fiscal 2026;
▪We realized an Adjusted EBITDA Margin(6)(7) of 1.1% for fiscal 2026;
▪We generated $1.4 million in cash flow from operations;
▪We returned $9.4 million to stockholders in fiscal 2026 through the Company’s dividend program;
▪We retained 83% of our top 100 clients; and
▪We ended fiscal 2026 with cash and cash equivalents plus borrowings available under our senior secured revolving loan facility of $131.7 million.

$452 million revenue	$5.0 million Adjusted EBITDA	37.5% gross margin	1.1% Adjusted EBITDA Margin	1,500 clients

(6)Adjusted EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes plus or minus stock-based compensation expense, amortized ERP system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick related transaction costs contingent consideration adjustments, and other items the Company believes are not representative of the Company’s core operations, as reported in the Company’s financial statements. See pages 40-41 of the Fiscal 2026 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(7)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Highlights of the executive compensation program for fiscal 2026 include:
Base Salaries. The Compensation Committee reviewed the base salaries of our NEOs for fiscal 2026 in light of the Company’s general financial performance and the base salaries of similarly situated executives in the Company’s peer group. Based on this assessment, in the beginning of fiscal 2026, the Compensation Committee determined that no increase in base salary was warranted for Mses. Duchene and Ryu and Mr. Patel. Upon his appointment as President and CEO in November 2025, Mr. Carlile received the same base salary as Ms. Duchene. No adjustment was made to the base salaries of Messrs. Rottmann, Lane and Ramaswamy Iyer upon their appointment as executive officers of the Company in March 2026.
Annual Incentives. During fiscal 2026, Mses. Duchene and Ryu and Messrs. Carlile and Patel participated in our Executive Incentive Plan (“EIP”). Ms. Duchene and Mr. Patel’s employment was terminated during fiscal 2026, and thus they did not receive any bonus payment under the EIP for fiscal 2026. Messrs. Rottmann, Lane and Ramaswamy Iyer were named Executive Officers on March 5, 2026 and participated in the Company’s Executive Incentive President Plan (“EIPP”) for fiscal 2026. Both the EIP and EIPP reflect a pay for performance culture. Incentives are earned based on the Company’s fiscal 2026 financial performance, measured by the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) for the EIP and regional Revenue(8) and Direct Contribution Margin(9) for the EIPP, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. No amount is earned under the EIPP unless the threshold level of financial performance is achieved. The maximum amount that may be earned is 300% of the target annual incentive under the EIP and 250% of the target annual incentive for the EIPP.
Although the Company did not achieve its EIP financial targets for fiscal 2026, the Compensation Committee awarded Ms. Ryu an EIP incentive of $100,000 (which was equal to 25% of her target bonus amount) in recognition of her individual performance. While the Compensation Committee recognized the transformation efforts implemented by Mr. Carlile during his short period of employment during fiscal 2026, the Compensation Committee did not award any EIP amount to Mr. Carlile for fiscal 2026 in light of the Company’s financial performance during the year. Pursuant to Mr. Rottmann’s offer letter dated July 19, 2025, Mr. Rottmann was paid a guaranteed bonus of $600,000 for fiscal 2026. Under the EIPP, Messrs. Lane and Ramaswamy Iyer earned fiscal 2026 annual incentive amounts of $196,840 and £123,921, respectively, which represented 56% and 59% of their respective target bonus amounts.
Long-Term Incentives. For fiscal 2026, the Compensation Committee determined that in the midst of significant management changes and our operating model transformation, all of the NEOs’ annual equity incentive awards granted in fiscal 2026 should be granted in the form of time-based restricted stock units (“RSUs”) that vest over a two or three-year period. We believe these RSUs align the interests of our NEOs with our stockholders as the value of the awards depends on our stock price and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan.
Stock Ownership Guidelines. To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. These guidelines were revised in July 2024 to require our NEOs to hold an even greater amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.
Compensation Governance
Our Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our executive officers. The Compensation Committee has sole authority to determine the compensation of our CEO. In setting the compensation of executive officers other than the CEO, the Compensation Committee considers the recommendations of the CEO. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our CEO plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

(8)Revenue is defined for purposes of the fiscal 2026 EIP and EIPP as the Company’s revenue as reported in the Company’s financial statements, with adjustments to exclude the material impact of any change in accounting standards implemented during fiscal 2026 or for any merger, acquisition or sale that occurs during fiscal 2026.
(9)Direct Contribution Margin (“DCM”) is calculated as revenue divided by gross profit less selling, general and administrative expenses, plus other income/expense as determined in the Company’s sole discretion.
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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Compensation Philosophy
Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:
“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.
As illustrated in the charts below, for fiscal 2026 approximately 66% of our CEO’s target total direct compensation(10) and an average of 64% of our other current NEOs’ target total direct compensation was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.” Furthermore, approximately 39% of our CEO’s target total direct compensation and an average of 28% of our other current NEOs’ target total direct compensation is tied to the Company’s financial performance.

CEO	Average of All Other Current NEOs

39%
Performance Based
66%
At Risk
34% Base Salary
27% Long-Term Incentive
39% Target Annual Incentive

28%
Performance Based
64%
At Risk
36% Base Salary
36% Long-Term Incentive
28% Target Annual Incentive

Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.
Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.
We have implemented this pay for performance philosophy through the following program design.
Compensation Program Design
While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity; and potential severance and other benefits payable in connection with termination of employment or change in control.

(10)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2026. Target total direct compensation as shown in this proxy statement is calculated, as to our CEO, based on Mr. Carlile’s target total direct compensation for the portion of the year that he was employed and excluding his new-hire equity award. In addition, former executives are excluded from the calculation of target total direct compensation for our “current NEOs.”
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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	▪Attract, motivate, reward and retain high-caliber talent
Annual Cash Incentive Compensation Opportunity	▪Directly link pay to performance ▪Incentivize creation of stockholder value ▪Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	▪Incentivize creation of stockholder value ▪Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	▪Attract, motivate, reward and retain high-caliber talent
Use of Compensation Consultant
During fiscal 2026, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee determined that it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2026. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2026, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in its decision-making process.
Use of Peer Group Data
The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.
For fiscal 2026, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both the companies with which we compete for talent and those companies that major advisory firms, such as Institutional Shareholder Services (“ISS”), include in our services sector peer group, the Compensation Committee determined that, for the peer group used for fiscal 2026 executive compensation decisions, CBIZ, Inc. should be removed from our peer group as it has significantly larger revenue and market capitalization compared to the Company. For fiscal 2026, the peer group consisted of the following ten professional services companies, and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

Barrett Business Services, Inc.	CRA International, Inc.	Heidrick & Struggles International, Inc.
Huron Consulting Group, Inc.	ICF International, Inc.	Kforce, Inc.
Korn Ferry	Mistras Group, Inc.	Upwork Inc.
Willdan Group, Inc.
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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
The chart below contains information on revenue, market capitalization and employee head count for our named peer group(1).

Company Name	Performance Data Date	Annual Revenue ($MM)	Assets ($MM)	Market Cap ($MM)

Barrett Business Services, Inc.	12/31/25	1,240.3	779.1	927.9
CRA International, Inc.	12/31/25	751.6	628.9	1,317.0
Heidrick & Struggles International, Inc.	12/31/24(2)	1,115.7	1,194.2	904.3
Huron Consulting Group, Inc.	12/31/25	1,699.1	1,526.7	2,763.9
ICF International, Inc.	12/31/25	1,872.9	2,050.2	1,572.6
Kforce, Inc.	12/31/25	1,329.0	365.6	533.2
Korn Ferry	4/30/26	2,938.6	4,064.8	3,447.4
Mistras Group, Inc.	12/31/25	724.0	578.8	399.1
Upwork Inc.	12/31/25	787.8	1,299.6	2,589.6
Willdan Group, Inc.	12/31/25	681.6	544.2	1,529.0
Resources Connection, Inc.	5/30/26	452.0	257.4	155.7
(1)The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenue is presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.
(2)Heidrick & Struggles International ceased trading as a public company in December 2025. Information in this chart is presented as of the last completed fiscal year.
In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.
Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.
Role of Stockholder Say-on-Pay Votes and Investor Feedback
The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2025, approximately 93.2% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. Given this strong support, the Compensation Committee believes the executive compensation program in place includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.
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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
We also value ongoing dialogue with our stockholders and view stockholder engagement as an important component of our corporate governance and executive compensation practices. Throughout fiscal 2026, members of senior management and, when appropriate, representatives of the Board, including the Chair of the Compensation Committee engaged with stockholders through a variety of channels, including investor meetings, conferences, earnings calls, and direct outreach. During the year, we contacted stockholders representing approximately 60% of our outstanding shares and held discussions with investors representing approximately 30% of our outstanding shares. During these engagements, we solicited feedback on a range of topics, including executive compensation, pay-for-performance alignment, incentive plan design, corporate strategy, and governance practices. The Compensation Committee regularly receives updates regarding stockholder feedback and considers that input when evaluating our executive compensation program.
Elements of Pay for Named Executive Officers
Base Salary
The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.
In determining whether base salary increases for fiscal 2026 for the NEOs were appropriate, the Compensation Committee considered the Company’s general financial performance and growth and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based on the foregoing, at the beginning of fiscal 2026, the Compensation Committee determined that the base salaries for Mses. Duchene and Ryu and Mr. Patel were appropriate and no base salary increase was warranted for fiscal 2026. Upon his appointment as President and CEO in November 2025, the Compensation Committee determined that Mr. Carlile would receive the same base salary as Ms. Duchene. No adjustment was made to the base salaries of Messrs. Rottmann, Lane and Ramaswamy Iyer then in effect upon their appointment as executive officers of the Company in March 2026.
Column (c) of the “Summary Compensation Table — Fiscal 2024 — 2026” in the “Executive Compensation Tables for Fiscal 2026” section below shows the base salary paid to each NEO for fiscal 2026.
Annual Incentive Compensation
During fiscal 2026, Mses. Duchene and Ryu and Messrs. Carlile and Patel participated in our EIP. Ms. Duchene’s and Mr. Patel’s employment was terminated by the Company during fiscal 2026, and thus they did not receive any bonus payment under the EIP for fiscal 2026. Messrs. Rottmann, Lane and Ramaswamy participated in the Company’s EIPP for fiscal 2026.
Both the EIP and EIPP set forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. The terms of the EIP and EIPP are set forth below.
Executive Incentive Plan (EIP).
For fiscal 2026, the Compensation Committee set the following terms for the NEOs that participated in the EIP:
▪The target annual incentive compensation opportunities for the NEOs under the EIP for fiscal 2026 were as follows: Ms. Duchene: $950,000, Mr. Carlile: $554,167 (which represents a pro-rated amount of his annual target bonus of $950,000), Ms. Ryu: $400,000 and Mr. Patel: $550,000. No changes were made to Ms. Duchene’s, Ms. Ryu’s or Mr. Patel’s target annual incentives from the fiscal 2025 target levels.
▪The threshold incentive compensation opportunity for each participating NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each participating NEO was equal to 300% of the NEO’s target incentive award.
Each participating NEO’s target annual incentive percentages was generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.
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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Each participant’s incentive opportunity under the EIP is determined based on quantitative and qualitative components, as shown in the following chart:

Annual Target Incentive $	X	Annual Revenue/Adjusted EBITDA Margin Multiplier 0% - 200%	X	Annual Qualitative Performance Multiplier 0% - 150%	=	Performance Period Incentive Payout $

As shown above, the quantitative component of the EIP is determined based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) achieved for the fiscal year (with each metric weighted 50%). The Compensation Committee selected these quantitative performance metrics for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. The Revenue and Adjusted EBITDA Margin targets for fiscal 2026 were both set at levels that the Compensation Committee determined would make the targets challenging but achievable if the Company performed at a high level. Threshold level of performance (which is equal to 80% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Threshold Revenue (80% of Target)	Target Revenue (100%)	Maximum Revenue (110% of Target)

Threshold Adjusted EBITDA Margin (80% of Target)	50%	75%	100%
Target Adjusted EBITDA Margin (100%)	75%	100%	150%
Maximum Adjusted EBITDA Margin (110% of Target)	100%	150%	200%
As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Revenue and Threshold Adjusted EBITDA Margin were achieved for fiscal 2026, the quantitative multiplier would be equal to 75% of the target annual incentive. For Adjusted EBITDA Margin or Revenue performance between the levels indicated, the quantitative multiplier will be determined using bilinear interpolation between points. If the Company achieved performance for both metrics above the Maximum level, the quantitative multiplier would be capped at 200%. If the Company does not achieve at least the Threshold level of performance for both quantitative metrics (so that no amount will be payable with respect to the quantitative multiplier under the EIP), the maximum bonus that may be paid with respect to the qualitative portion of the award is 50% of the target annual incentive opportunity.
The following table sets forth the target performance levels established by the Compensation Committee for the EIP and the actual results achieved by the Company for fiscal 2026. As shown in the table below, for fiscal 2026, the Company achieved the Threshold Revenue but did not achieve the Threshold Adjusted EBITDA Margin, thus the quantitative multiplier was 0% for fiscal 2026.

Quantitative Metric	Fiscal 2026 Target	Fiscal 2026 Results	Percentage of Target Achieved

Revenue	$553 million	$452 million	82%
Adjusted EBITDA Margin	5.0%	1.1%	22%
The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Compensation Committee’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals, and other qualitative contributions determined by the Compensation Committee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.
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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
For fiscal 2026, since the Company did not achieve Threshold level of performance for both quantitative metrics, the maximum amount that could be paid under the EIP with respect to the qualitative portion of the award was 50% of the target annual incentive opportunity. While the Compensation Committee recognized Mr. Carlile’s efforts to transform the Company during his six-month tenure as CEO, the Compensation Committee determined that no fiscal 2026 EIP award would be paid to Mr. Carlile. The Compensation Committee recognized Ms. Ryu’s significant contributions to the Company’s transformation initiatives during fiscal 2026, including negotiating a new credit facility and leading the Company’s cost cutting initiatives. Mr. Carlile recommended, and the Compensation Committee approved, a fiscal 2026 EIP award for Ms. Ryu of $100,000, which represented 25% of her target annual incentive opportunity. As previously noted, Ms. Duchene and Mr. Patel did not receive any fiscal 2026 EIP award as their employment was terminated by the Company prior to the end of fiscal 2026.
Executive Incentive President Plan (EIPP).
For fiscal 2026, the following terms applied for the NEOs that participated in the EIPP:
▪The target annual incentive compensation opportunities for the NEOs under the EIPP for fiscal 2026 were as follows: Mr. Rottmann: $600,000, Mr. Lane: $350,000, and Mr. Ramaswamy Iyer: £210,000. Mr. Rottmann’s offer letter with the Company dated July 19, 2025, as amended, provided for a guaranteed incentive payment for fiscal 2026 of $600,000.
▪The threshold incentive compensation opportunity for each participating NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each participating NEO was equal to 250% of the NEO’s target incentive award.
Each participant’s incentive opportunity under the EIPP is determined based on quantitative and qualitative components, as shown in the following chart:

Annual Target Incentive $	X	Annual Regional Revenue/DCM Multiplier 0% - 200%	X	Annual Qualitative Performance Multiplier 0% - 125%	=	Performance Period Incentive Payout $

As shown above, the quantitative component of the EIPP is determined based on the Company’s regional Revenue(8) (North America Revenue, in the case of Messrs. Lane and Rottmann and Europe and Asia Pacific Revenue plus certain Strategic Customer Accounts Revenue, in the case of Mr. Ramaswamy Iyer) and DCM(9) achieved for the fiscal year (with each metric weighted 50%). The Company selected these quantitative performance metrics for the EIPP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. The regional Revenue and DCM targets for fiscal 2026 were both set at levels that the Company determined would make the targets challenging but achievable if the Company performed at a high level. Threshold level of performance (which is equal to 80% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIPP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Threshold Regional Revenue (80% of Target)	Target Regional Revenue (100%)	Maximum Regional Revenue (110% of Target)

Threshold DCM (80% of Target)	50%	75%	100%
Target DCM (100%)	75%	100%	150%
Maximum DCM (110% of Target)	100%	150%	200%
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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Regional Revenue and Threshold DCM were achieved for fiscal 2026, the quantitative multiplier would be equal to 75% of the target annual incentive. For DCM or Regional Revenue performance between the levels indicated, the quantitative multiplier will be determined using bilinear interpolation between points. If the Company achieved performance for both metrics above the Maximum level, the quantitative multiplier would be capped at 200%. If the Company does not achieve at least the Threshold level of performance for both quantitative metrics, no incentive amount will be paid under the EIPP.
The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Company’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals, and other qualitative contributions determined by the CEO or his designee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Company flexibility to reward other achievements.
The following table sets forth the quantitative and qualitative performance achieved and the incentive payment earned by each participant in the EIPP for fiscal 2026.

Participant	Target Incentive Amount	Quantitative Performance Achieved	Qualitative Performance Achieved	Incentive Payment Amount

Scott G. Rottmann	$600,000	56.2%	100%	$600,000(1)
Michael W. Lane	$350,000	56.2%	100%	$196,840
Venkat Ramaswamy Iyer	£210,000	59.0%	100%	£123,921
(1)Mr. Rottmann received a guaranteed bonus of $600,000 for fiscal 2026.
Long-Term Incentive Awards
Fiscal 2026 Equity Awards. The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. Although the Company utilized performance-based RSUs as a portion of our NEOs’ equity awards in prior years, for fiscal 2026, the Compensation Committee determined that, in the midst of significant management changes and our operating model transformation, it was advisable to grant the NEOs’ long-term compensation in the form of time-based RSUs for fiscal 2026. The Compensation Committee believes that RSUs align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price. Furthermore, these awards serve as an important retention tool as NEOs generally must remain employed for a period of years before the awards fully vest. The Compensation Committee is committed to annually reviewing the structure of the NEOs’ annual equity awards and will consider granting performance-based RSUs for future annual equity awards.
In January 2026, the Compensation Committee approved the fiscal 2026 annual grant to each of our then-employed NEOs in the form of time-based RSUs as set forth in the table below. Except as noted in the footnotes below, these grants vest in three equal annual installments, subject to the NEO’s continued employment or service through the applicable vesting date. We believe this three-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the three-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.
68 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS

NEO	Fiscal 2026 Time-Based RSUs

Roger D. Carlile	87,500
Jennifer Y. Ryu	75,000
Scott G. Rottmann(1)	142,500
Michael W. Lane(2)	175,000
Venkat Ramaswamy Iyer	60,000
Bhadresh Patel	75,000
(1)For Mr. Rottmann, 67,500 of these RSUs cliff vest on the third anniversary of the grant date, subject to his continued employment or service through such date. This cliff vest requirement was implemented for a portion of Mr. Rottmann’s award to provide an additional retention incentive.
(2)For Mr. Lane, 100,000 of these RSUs cliff vest on the third anniversary of the grant date, subject to his continued employment or service through such date. This cliff vest requirement was implemented for a portion of Mr. Lane’s award to provide an additional retention incentive.
The size of the annual equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s financial performance, success in developing a productive management team, and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to ensure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s annual equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”
New Hire Equity Awards. In connection with the commencement of his employment as the Company’s CEO in November 2025, Mr. Carlile was awarded an initial RSU award of 600,000 RSUs which vest in two annual installments, subject to his continued employment or service through the applicable vesting date. In connection with the commencement of his employment with the Company in July 2025, Mr. Rottmann was awarded an initial RSU award of 59,171 RSUs which vest in four annual installments, subject to his continued employment or service through the applicable vesting date. The Compensation Committee determined that these initial equity awards were an important retention tool, important to induce the executive to accept the Company’s offer of employment, and also further aligned each NEO’s interests with our stockholders.
Vesting of Fiscal 2024 PSUs. In November 2023, the Compensation Committee awarded the NEOs then employed with us PSUs that had a three-year performance period from fiscal 2024 through fiscal 2026 (the “Fiscal 2024 PSUs”). These PSUs vested based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) performance over the three-year performance period. The Fiscal 2024 PSUs are described more fully in the Company’s 2024 Proxy Statement. In July 2026, the Compensation Committee determined that the Company did not achieve Threshold Revenue and Threshold Adjusted EBITDA performance over the performance period from fiscal 2024 to fiscal 2026 resulting in forfeiture of the Fiscal 2024 PSUs. The following table sets forth the target performance levels established by the Compensation Committee for the Fiscal 2024 PSUs and the actual results achieved by the Company for the fiscal 2024 through fiscal 2026 performance period.

Quantitative Metric	Fiscal 2024-2026 Target	Fiscal 2024-2026 Results	Percentage of Target Achieved

Revenue	$2.195 billion	$1.589 billion	72.4%
Adjusted EBITDA Percentage	10.8%	5.1%	47.2%
rgp. 2026 Proxy Statement — 69

COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
General Description for RSUs. Each RSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs prior to the time the shares are actually issued. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest together with the underlying RSU to which they relate.
Perquisites
During fiscal 2026, the NEOs were eligible to participate in the Company’s retirement and health and welfare programs that are generally available to other employees in the Company. In addition, all of the NEOs, other than Mr. Carlile and Mr. Venkat Ramaswamy Iyer, received a modest automobile allowance.
Change in Control and Severance Benefits
The Company believes that severance protections play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2026, all of the NEOs, other than Mr. Ramaswamy Iyer, would be entitled to severance payments if the NEO’s employment was terminated by the Company without cause or, other than for Messrs. Rottmann and Lane, by the NEO for good reason. Mr. Ramaswamy Iyer’s employment agreement provided for a limited garden leave if his employment is terminated by the Company without cause. Because we believe that a termination by an NEO for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits for certain NEOs following such a constructive termination of the NEO’s employment. The NEOs’ severance benefits are generally the result of negotiations with the NEO and set at levels we believe are reasonable, consistent with similarly situated executives at our peer companies and fits our objective of attracting and retaining team-oriented executives. The NEOs’ employment agreements also provide for the accelerated vesting of equity awards upon a change in control of the Company. Our equity award agreements also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control of the Company.
The NEOs’ employment agreements and the accelerated vesting provisions of the equity award agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.
Retention Bonus Agreement with Ms. Ryu
On February 6, 2026, the Company entered into a Retention Agreement with Ms. Ryu (the “Retention Agreement”) in order to support leadership continuity, which we believe is important to the ongoing success of the Company. The Retention Agreement provides for a retention payment of $125,000 to be paid to Ms. Ryu on each of July 31, 2026, January 31, 2028 and January 31, 2029, subject to Ms. Ryu’s continued employment by the Company through the applicable payment date. The Retention Agreement provides for payment of the unpaid portion of the retention payments upon a termination of Ms. Ryu’s employment by the Company without cause (subject to Ms. Ryu providing a general release of claims in favor of the Company) or upon a change in control of the Company.
Stock Ownership Guidelines for NEOs
We maintain ownership guidelines for our NEOs that were revised in July 2024 to require our NEOs to hold a greater number of shares of our Company’s stock to further align their interests with those of our stockholders. Under the revised stock ownership guidelines:
▪The CEO should own Company common stock equal in value to five times his or her base salary.
▪Each other NEO should own Company common stock equal in value to three times his or her base salary.
70 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:
▪Shares of common stock beneficially held, either directly or indirectly;
▪Restricted stock issued and held whether vested or unvested;
▪Shares subject to outstanding time-based RSU awards, whether vested or unvested, including any stock units credited as dividend equivalents with respect to such RSU awards;
▪Shares subject to vested but deferred stock units, including any stock units credited as dividend equivalents with respect to such RSU awards; and
▪Shares of common stock held following the exercise of a stock option or payment of other equity award.
All NEOs covered by these guidelines should satisfy the applicable stock ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in the guidelines or a change in position or compensation, the individual should satisfy the applicable guidelines within three years of such change. Our guidelines were most recently modified in July 2024.
As of May 30, 2026, the measurement date for fiscal 2026, each of our NEOs meets the stock ownership guidelines or has time remaining to fulfill such guidelines.
Tax Deductibility of Executive Compensation
Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.
Post Fiscal 2026 Executive Compensation Decisions
In July 2026, the Compensation Committee approved the Company’s executive compensation program for fiscal 2027 and reviewed each NEO’s base salary and target annual cash incentive compensation (the “target annual cash compensation”). In determining each NEO’s target annual cash compensation for fiscal 2027, the Compensation Committee considered each NEO’s performance in his or her role, the Company’s general financial performance and growth, and the target annual cash compensation of comparable executives at the Company’s peer group companies (based on their published data). Based on this analysis, the Compensation Committee determined the NEOs’ fiscal 2026 base salaries and target annual cash incentive opportunities remained appropriate for fiscal 2027, other than with respect to Mr. Ramaswamy Iyer and Mr. Lane. For Mr. Ramaswamy Iyer, the Compensation Committee determined that his base salary and target annual incentive were significantly below the median of comparable executives at the Company’s peer group companies. Thus, the Compensation Committee increased Mr. Ramaswamy Iyer’s annual base salary to £377,500 (from £330,000) effective August 1, 2026 and increased his target annual incentive to £225,000 (from £210,000). Additionally, the Compensation Committee increased Mr. Lane’s annual base salary to $515,000 (from $500,000) effective August 1, 2026. The Compensation Committee did not make any further adjustments to the NEOs’ base salaries or target annual incentive amounts for fiscal 2026.
As described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below, effective August 1, 2026, the Company entered into new employment agreements with Messrs. Rottmann, Lane and Ramaswamy Iyer to bring the terms of their employment and severance protections in line with the terms of other NEOs.
rgp. 2026 Proxy Statement — 71

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.
Compensation Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE Jeffrey H. Fox, Chair Filip J.L. Gydé Lisa Pierozzi A. Robert Pisano
Compensation Committee Interlocks and Insider Participation
The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2026, other than Ms. Pierozzi who was appointed to the Compensation Committee following the end of fiscal 2026 on July 10, 2026. Mr. Carlile served as the Compensation Committee Chair during fiscal 2026 until his appointment as President and CEO effective November 3, 2025. Effective with that appointment, he resigned from the Compensation Committee. No other member of the Compensation Committee at any time during fiscal 2026 was an executive officer or employee of the Company during or prior to fiscal 2026, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2026.
72 — rgp. 2026 Proxy Statement

Executive Compensation Tables for Fiscal 2026
Summary Compensation Table — Fiscal 2024 to 2026
The following table presents information regarding compensation of our NEOs for services rendered during fiscal 2024, 2025 and 2026. Unless otherwise noted, the footnote disclosures apply to fiscal 2026 compensation. For an explanation of the amounts included in the table for fiscal 2024 or 2025, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Roger D. Carlile(4) President and CEO	2026	475,962	—	3,193,875	—	—	—	—	3,669,837
Jennifer Y. Ryu Executive Vice President and Chief Financial Officer	2026	500,000	—	330,750	—	100,000	—	24,764	955,514
	2025	500,000	—	899,987	—	200,000	—	20,019	1,620,006
	2024	462,000	—	849,995	—	—	—	24,252	1,336,247
Scott G. Rottmann(5) President, Consulting Services	2026	505,208	—	928,422	—	600,000	—	22,501	2,056,131
Michael W. Lane(5) President, On-Demand Talent	2026	500,000	—	771,750	—	196,840	—	16,750	1,485,340
Venkat Ramaswamy Iyer(6) President, Europe and Asia Pacific	2026	444,378	—	264,600	—	167,242	—	30,589	906,809
Kate W. Duchene(7) Former President and CEO	2026	491,827	—	—	—	—	—	2,570,941	3,062,768
	2025	825,000	—	1,832,485	—	—	—	15,831	2,673,316
	2024	825,000	—	1,999,984	—	—	—	25,523	2,850,507
Bhadresh Patel(8) Former Chief Operating Officer	2026	528,846	—	330,750	—	—	—	1,724,623	2,584,219
	2025	550,000	—	859,988	—	—	—	15,635	1,425,623
	2024	395,192	—	799,968	—	—	—	25,816	1,220,976
(1)The amounts reported in column (e) of the table above reflect the fair value on the grant date of the stock awards granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) for fiscal 2026, the discussion of RSU awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2026 Annual Report, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock awards granted in those years. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, are determined as of the grant date and may not be indicative of the value actually received by the NEO if the award vests.
rgp. 2026 Proxy Statement — 73

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026	TABLE OF CONTENTS
In each of fiscal 2024 and 2025, the Company granted PSUs to the NEOs that vest, in part, based on the Company’s performance. As required by the applicable SEC rules, the accounting fair value of the PSUs awarded in each fiscal year was determined based on the probable outcome of the performance-based conditions applicable to the awards (determined as of the grant date of the awards, as determined for accounting purposes). For these purposes, as of the grant date of the awards we determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for the PSUs, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. Under the terms of the PSUs at grant, between 0% and 150% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the PSUs awarded to the NEOs in fiscal 2024 and 2025 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions and (b) assuming that the highest level of performance would be achieved (i.e. 150% of the target level).

	Fiscal 2024 PSUs

Executive Officer	Grant Date Fair Value (Target Level of Performance)($)	Grant Date Fair Value (Maximum Level of Performance)($)

Jennifer Y. Ryu	424,997	637,496
Kate W. Duchene	999,992	1,499,988
Bhadresh Patel	249,988	374,982

	Fiscal 2025 PSUs

Executive Officer	Grant Date Fair Value (Target Level of Performance)($)	Grant Date Fair Value (Maximum Level of Performance)($)

Jennifer Y. Ryu	374,997	562,496
Kate W. Duchene	749,995	1,124,992
Bhadresh Patel	374,997	562,496
(2)The amounts reported in column (g) above represent amounts earned under the EIP or the EIPP (in the case of Messrs. Rottmann, Lane and Ramaswamy Iyer) for the applicable fiscal year.
(3)The following table identifies the items reported in column (j) “All Other Compensation” for each NEO for fiscal 2026:

Executive Officer	Automobile Allowance ($)	401(k) or Pension Plan Contributions ($)	Severance ($)	Consulting Fees ($)	Total ($)

Roger D. Carlile	—	—	—	—	—
Jennifer Y. Ryu	15,000	9,764	—	—	24,764
Scott G. Rottmann	12,116	10,385	—	—	22,501
Michael W. Lane	15,000	1,750	—	—	16,750
Venkat Ramaswamy Iyer(a)	—	30,589	—	—	30,589
Kate W. Duchene(b)	9,231	1,457	2,497,753	62,500	2,570,941
Bhadresh Patel(c)	14,423	6,981	1,703,219	—	1,724,623
(a)The amount reflects the employer contributions to the Company’s UK registered defined contribution pension scheme, converted to US Dollars using the average GBP/USD exchange rate for fiscal 2026 of £1.00 = US$ $1.35.
(b)The Severance amount for Ms. Duchene represents five months of her cash severance payments plus a lump sum payment equal to two years of continued healthcare coverage paid pursuant to the Transition Agreement by and between Ms. Duchene and the Company dated October 31, 2025 (the “Transition Agreement”). The Consulting Fees amount for Ms. Duchene represents five months of her consulting fees (for January through May 2026 at a rate of $12,500 per month) paid pursuant to the Transition Agreement.
(c)The Severance amount for Mr. Patel represents his lump sum cash severance payment plus a lump sum payment equal to the 18 months of continued healthcare coverage paid pursuant to the Separation Agreement by and between Mr. Patel and the Company dated March 3, 2026.
(4)Mr. Carlile was appointed President and CEO effective November 3, 2025. Mr. Carlile did not receive separate compensation during fiscal 2026 for his service on our Board (either prior to or after his appointment as President and CEO).
(5)Messrs. Rottmann and Lane were appointed executive officers of the Company effective March 5, 2026. Mr. Rottmann’s employment with the Company commenced on July 28, 2025.
(6)Mr. Ramaswamy Iyer was appointed an executive officer of the Company effective March 5, 2026. He is paid in Great British Pounds (GBP). Amounts originally denominated in GBP were exchanged into U.S. dollars (USD) using the average GBP/USD exchange rate for fiscal 2026 of £1.00 = US$ $1.35.
(7)Ms. Duchene’s employment by the Company terminated effective January 3, 2026.
(8)Mr. Patel’s employment by the Company was terminated effective May 15, 2026.
74 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026
Description of Employment Agreements — Cash Compensation
We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.
Roger Carlile. In connection with his appointment as the Company’s President and CEO, the Company entered into an employment agreement with Mr. Carlile on October 31, 2025. The employment agreement provides for a three-year term of employment commencing on November 3, 2025 and ending with the close of business on November 3, 2028. Beginning on November 3, 2028, and on each November 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Carlile to receive an annualized base salary of $825,000, subject to annual review by the Board (or a committee of the Board). Based on its review, the Board has discretion to increase (but not reduce) Mr. Carlile’s base salary. The agreement also provides for Mr. Carlile to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. The agreement also provides for an initial RSU award with respect to 600,000 shares of the Company’s common stock, with such award to vest equally on the first two anniversaries of his employment commencement date. In addition, the agreement provides that Mr. Carlile is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Jennifer Y. Ryu. On October 21, 2022, we entered into an employment agreement with Ms. Ryu that provides for a three-year term of employment commencing on October 21, 2022 and ending with the close of business on October 21, 2025. Beginning on October 21, 2025, and on each October 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $462,000. Ms. Ryu’s current base salary is $500,000. The Company has discretion to increase (but not reduce) Ms. Ryu’s base salary. The agreement also provides for Ms. Ryu to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Ryu is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Scott G. Rottmann. Effective August 1, 2026, the Company entered into a new employment agreement with Mr. Rottmann. The August 2026 agreement supersedes Mr. Rottmann’s prior offer letter with the Company dated July 19, 2025, as amended. The July 2025 offer letter did not have a fixed term of employment. The July 2025 offer letter provided for Mr. Rottmann to receive an annualized base salary of $600,000 and provided for Mr. Rottmann to participate in the Company’s incentive compensation plan with a guaranteed bonus for fiscal 2026 of $600,000. The July 2025 offer letter provided for Mr. Rottmann to be eligible to receive equity award grants in the range of $200,000 to $300,000 on such terms and conditions as determined from time to time by the Compensation Committee. The offer letter also provided for an initial RSU award with a grant date value of $300,000, with such award to vest equally on the first four anniversaries of his employment commencement date. The offer letter also provided for Mr. Rottmann to participate in the Company’s 401(k) Plan and health and welfare benefit plans.
Mr. Rottmann’s August 2026 agreement provides for a three-year term of employment commencing on August 1, 2026 and ending with the close of business on August 1, 2029. Beginning on August 1, 2029, and on each August 1 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Rottmann to receive an annualized base salary of $600,000. The Company has discretion to increase (but not reduce) Mr. Rottmann’s base salary. The agreement also provides for Mr. Rottmann to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Rottmann is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
rgp. 2026 Proxy Statement — 75

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026	TABLE OF CONTENTS
Michael W. Lane. Effective August 1, 2026, the Company entered into a new employment agreement with Mr. Lane. The August 2026 agreement supersedes Mr. Lane’s prior offer letter with the Company dated May 2, 2024. The May 2024 offer letter did not have a fixed term of employment. The May 2024 offer letter provided for Mr. Lane to receive an annualized base salary of $500,000 and provided for Mr. Lane to participate in the Company’s incentive compensation plan. The May 2024 offer letter provided for Mr. Lane to be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Compensation Committee. The offer letter also provided for an initial RSU award with a grant date value of $200,000, with such award to vest equally on the four anniversaries of his employment commencement date. The offer letter also provided for Mr. Lane to participate in the Company’s 401(k) Plan and health and welfare benefit plans.
Mr. Lane’s August 2026 agreement provides for a three-year term of employment commencing on August 1, 2026 and ending with the close of business on August 1, 2029. Beginning on August 1, 2029, and on each August 1 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Lane to receive an annualized base salary of $515,000. The Company has discretion to increase (but not reduce) Mr. Lane’s base salary. The agreement also provides for Mr. Lane to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Lane is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Venkat Ramaswamy Iyer. Effective August 1, 2026, the Company entered into a new employment agreement with Mr. Ramaswamy Iyer. The August 2026 agreement supersedes Mr. Ramaswamy Iyer’s prior employment agreement with the Company dated October 29, 2020, as amended. The October 2020 agreement did not have a fixed term of employment. The amended October 2020 agreement provided for Mr. Ramaswamy Iyer to receive an annualized base salary of £330,000 and provided for him to participate in the Company’s incentive compensation program. The agreement also provided for Mr. Ramaswamy Iyer to participate in the private healthcare and welfare benefit plans and pension scheme offered by the Company to employees in the United Kingdom.
Mr. Ramaswamy Iyer’s August 2026 agreement commenced on August 1, 2026 and does not have a fixed term of employment. The agreement provides for Mr. Ramaswamy Iyer to receive an annualized base salary of £377,500. The Company has discretion to increase (but not reduce) Mr. Ramaswamy Iyer’s base salary. The agreement also provides for Mr. Ramaswamy Iyer to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Ramaswamy Iyer is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Kate W. Duchene. On February 3, 2020, we entered into an employment agreement with Ms. Duchene, which we amended by a letter agreement on January 20, 2021, that provided for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extended for an additional year unless either party provided notice that the term would not be extended. The agreement provided for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board. Ms. Duchene’s base salary during fiscal 2026 was $825,000. Based on its review, the Board had the discretion to increase (but not reduce) the base salary each year. The agreement also provided for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she was eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provided that Ms. Duchene was entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally. The Board terminated Ms. Duchene’s service as the Company’s President and CEO on November 2, 2025 and her employment was terminated by the Company on January 3, 2026. The terms of the Transition Agreement entered into in connection with the termination of her employment are described below under “Potential Payments Upon Termination or Change in Control.”
Bhadresh Patel. On April 3, 2024, we entered into an employment agreement with Mr. Patel that provided for a three-year term of employment commencing on April 7, 2024 and ending with the close of business on April 6, 2027. Beginning on April 7, 2027, and on each April 7 thereafter, the term would have automatically extended for an additional year unless either party provided notice that the term would not be extended. The agreement provided for Mr. Patel to receive an annualized base salary of $550,000. The Company had discretion to increase (but not reduce) Mr. Patel’s base salary. The agreement also provided for Mr. Patel to participate in any annual incentive plans maintained by the Company for its executive officers generally. The agreement also provided that he will
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TABLE OF CONTENTS	EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026
be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provided that Mr. Patel was entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally. The Company terminated Mr. Patel’s employment on May 15, 2026. The terms of the separation agreement entered into in connection with the termination of his employment are described below under “Potential Payments Upon Termination or Change in Control.”
Grants of Plan-based Awards in Fiscal 2026
The following table presents information regarding (i) the RSU awards granted to NEOs in fiscal 2026 and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP or EIPP, as applicable, for fiscal 2026. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Value Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Name	Grant Date	Threshold Awards ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Roger Carlile(3)	n/a	277,084	554,167	1,662,501	—	—	—	—	—
	11/3/2025	—	—	—	—	—	—	600,000	2,808,000
	1/21/2026	—	—	—	—	—	—	87,500	385,875
Jennifer Y. Ryu	n/a	200,000	400,000	1,200,000	—	—	—	—	—
	1/21/2026	—	—	—	—	—	—	75,000	330,750
Scott G. Rottmann	n/a	300,000	600,000	1,500,000	—	—	—	—	—
	7/20/2025	—	—	—	—	—	—	59,171	299,997
	1/21/2026	—	—	—	—	—	—	67,500	297,675
	1/21/2026	—	—	—	—	—	—	75,000	330,750
Michael W. Lane	n/a	175,000	350,000	875,000	—	—	—	—	—
	1/21/2026	—	—	—	—	—	—	100,000	441,000
	1/21/2026	—	—	—	—	—	—	75,000	330,750
Venkat Ramaswamy(4)	n/a	141,393	282,786	706,965	—	—	—	—	—
	1/21/2026	—	—	—	—	—	—	60,000	264,600
Kate W. Duchene	n/a	475,000	950,000	2,850,000	—	—	—	—	—
Bhadresh Patel	n/a	275,000	550,000	1,650,000	—	—	—	—	—
	1/21/2026	—	—	—	—	—	—	75,000	330,750
(1)Amounts reported represent the potential amounts payable to participating NEO under the EIP or EIPP, as applicable, for fiscal 2026 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP or EIPP for fiscal 2026 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2024 — 2026” above.
(2)The amounts reported in column (j) of the table above reflect the fair value of these RSU awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (j), please see footnote (1) to the “Summary Compensation Table — Fiscal 2024 — 2026” above.
(3)Mr. Carlile was hired November 3, 2025. As a result his target annual incentive amount under the EIP was pro-rated based on the portion of fiscal 2026 that he was employed by the Company.
(4)Mr. Ramaswamy’s compensation is in GBP. Amounts originally denominated in GBP were exchange into USD using the average GBP/USD exchange rate for fiscal 2026 of £1.00 = US$1.35.
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EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026	TABLE OF CONTENTS
Description of Plan-based Awards
For information on the RSU awards and non-equity incentive plan awards granted to our NEOs during fiscal 2026, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.
Outstanding Equity Awards at Fiscal 2026 Year-End
The following table presents information regarding the outstanding equity awards held by each NEO as of May 30, 2026, the end of fiscal 2026.

		Option Awards			Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Roger D. Carlile	6/4/2024(4)	—	—	—	—	2,544	11,499	—	—
	1/2/2025(4)	—	—	—	—	8,601	38,877	—	—
	11/3/2025(5)	—	—	—	—	619,551	2,800,371	—	—
	1/21/2026(6)	—	—	—	—	89,147	402,942	—	—
Jennifer Y. Ryu	9/17/2019	15,000	—	17.44	9/17/2029	—	—	—	—
	2/4/2020	15,000	—	15.29	2/4/2030	—	—	—	—
	11/9/2022(4)	—	—	—	—	5,724	25,873	—	—
	11/8/2023(4)	—	—	—	—	17,997	81,345	—	—
	11/12/2024(4)	—	—	—	—	34,672	156,716	—	—
	11/12/2024	—	—	—	—	—	—	23,114	104,475
	1/21/2026(6)	—	—	—	—	76,411	345,379	—	—
Scott G. Rottmann	7/29/2025(4)	—	—	—	—	61,941	279,973	—	—
	1/21/2026(6)	—	—	—	—	76,411	345,379	—	—
	1/21/2026(7)	—	—	—	—	68,770	310,841	—	—
Michael W. Lane	7/23/2024(4)	—	—	—	—	15,168	68,560	—	—
	11/12/2024(4)	—	—	—	—	6,241	28,208	—	—
	11/12/2024	—	—	—	—	—	—	4,160	18,803
	1/21/2026(6)	—	—	—	—	76,411	345,379	—	—
	1/21/2026(7)	—	—	—	—	101,882	460,505	—	—
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TABLE OF CONTENTS	EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026

		Option Awards			Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Venkat Ramaswamy Iyer	10/5/2018	5,000	—	18.96	10/5/2028	—	—	—	—
	9/17/2019	7,000	—	17.44	9/17/2029	—	—	—	—
	11/9/2022(4)	—	—	—	—	1,023	4,622	—	—
	11/8/2023(4)	—	—	—	—	2,858	12,918	—	—
	11/12/2024(4)	—	—	—	—	5,086	22,989	—	—
	11/12/2024	—	—	—	—	—	—	3,390	15,323
	1/15/2025(4)	—	—	—	—	9,551	43,169	—	—
	1/21/2026(6)	—	—	—	—	61,129	276,303	—	—
Kate W. Duchene	9/9/2016	38,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	75,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	85,000	—	18.96	10/5/2028	—	—	—	—
	9/17/2019	100,000	—	17.44	9/17/2029	—	—	—	—
Bhadresh Patel	9/17/2019	4,500	—	17.44	9/17/2029	—	—	—	—
(1)The number of RSUs set forth in the table above includes stock units credited as dividend equivalents with respect to such award as of fiscal year end. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock or RSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(2)The market value of stock awards reported in column (h) or (j) is computed by multiplying the applicable number of shares of stock reported in column (g) or (i), by $4.52, the closing market price of the Company’s common stock on May 29, 2026, the last trading day of fiscal 2026.
(3)Subject to the NEO’s continued employment, these PSU awards will vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Margin achieved for the performance period. The number of PSUs that vest ranges from 0-150% of the target number of shares subject to the award. The amounts presented in the table above include stock units credited as dividend equivalents with respect to such award as of fiscal year end. For awards granted in November 2024 (which have a performance period covering fiscal 2025 through fiscal 2027), the awards presented in the table above reflect the threshold number of shares subject to the award as the Company’s performance as of fiscal 2026 year-end against the goals established for the award was tracking below the threshold level of performance for the award. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each PSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(4)Subject to the NEO’s continued employment or service, these restricted stock or RSU awards are scheduled to vest over a four-year period, with one-fourth of each award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b).
(5)Subject to the NEO’s continued employment or service, these restricted stock or RSU awards are scheduled to vest over a two-year period, with one-half of each award becoming vested on each of the first two anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b).
(6)Subject to the NEO’s continued employment or service, these restricted stock or RSU awards are scheduled to vest over a three-year period, with one-third of each award becoming vested on each of the first three anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b).
(7)Subject to the NEO’s continued employment or service, these restricted stock or RSU awards are scheduled to vest in full on the third anniversary of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b).
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EXECUTIVE COMPENSATION TABLES FOR FISCAL 2026	TABLE OF CONTENTS
Option Exercises and Stock Vested in Fiscal 2026
The following table summarizes the stock options that were exercised and stock awards that vested during fiscal 2026 that were previously granted to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

(a)	(b)	(c)	(d)	(e)
Roger D. Carlile(2)	—	—	4,137	21,121
Jennifer Y. Ryu	—	—	44,316	201,033
Scott G. Rottmann	—	—	—	—
Michael W. Lane	—	—	6,777	35,138
Venkat Ramaswamy Iyer	—	—	8,147	37,196
Kate W. Duchene	—	—	409,071	2,009,653
Bhadresh Patel	—	—	246,453	1,083,272
(1)The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units (including any dividend equivalent rights), as applicable, that vested by the per-share closing price of our common stock on the vesting date.
(2)Reflects vesting of director awards which were awarded to Mr. Carlile for his service as a non-employee director of the Company.
80 — rgp. 2026 Proxy Statement

Potential Payments upon Termination or Change in Control
The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company.
Severance Benefits
This section describes the severance benefits provided under the current NEOs’ employment agreements or offer letters. The NEOs’ current employment agreements (other than for Ms. Ryu) also include restrictive covenants including an indefinite confidentiality covenant, one-year post-termination non-compete covenant (or non-interference with customers clause, in the case of Mr. Carlile), and one-year post-termination non-solicitation of customers, vendors, employees and consultants covenants. Ms. Ryu’s employment agreement includes an indefinite confidentiality covenant and one-year post-termination non-solicitation of employees and consultants covenant.
Roger D. Carlile
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Mr. Carlile’s employment is terminated by the Company without “cause” or by Mr. Carlile for “good reason” (as such terms are defined in his employment agreement), Mr. Carlile will be entitled to receive a lump sum cash payment equal to his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Carlile will be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). In the event that the Company elects not to extend the term of Mr. Carlile’s employment agreement, Mr. Carlile would be entitled to the benefits set forth above. Mr. Carlile’s right to receive the equity acceleration benefit is subject to his providing a release of claims to the Company. Mr. Carlile’s employment agreement does not provide for a tax “gross-up” payment.
Should benefits payable to Mr. Carlile trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Carlile will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Carlile, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Death or Disability. In the event that Mr. Carlile’s employment terminates due to his death or disability, Mr. Carlile (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of his earned and unpaid annual bonus for the prior fiscal year, if any, and subject to Mr. Carlile (or his estate) providing a release of claims to the Company, Mr. Carlile would be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement).
Jennifer Y. Ryu
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms are defined in her employment agreement), Ms. Ryu will be entitled to receive a lump sum cash payment equal to (a) one and one-half times her then current annual base salary rate plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Ryu will generally be entitled to (x) a lump sum cash payment substantially equivalent to the cost to continue medical coverage for eighteen months following her termination of employment and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above.
Termination Without Cause or for Good Reason in Connection with a Change in Control. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” within sixty days prior to, upon or within twenty-four months following a “Change in Control Event” (as such terms are defined in her employment agreement), she will be entitled to the same severance set forth above, except the severance multiplier set forth in clause (a) above shall be two times her then current annual base salary rate plus target annual incentive bonus.
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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	TABLE OF CONTENTS
Ms. Ryu’s right to receive any of these severance benefits described above is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment. Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Death or Disability. In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs, subject to providing a release of claims to the Company. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for three years (or until the expiration date of the award, if sooner).
Scott G. Rottmann
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. Under Mr. Rottmann’s July 2025 offer letter, if Mr. Rottmann’s employment was terminated by the Company without “cause” (as such term was defined in his offer letter), he would have been entitled to receive a lump sum cash payment equal to (a) 6 months’ base salary plus 50% of his target annual bonus, if his employment was terminated within the first year of his employment or (b) one year’s base salary plus 100% of his target annual bonus, if his employment was terminated upon or following his first year of employment. Additionally, Mr. Rottmann would be entitled to a lump sum cash payment substantially equivalent to the cost to continue medical coverage for six months (if his employment was terminated within the first year of his employment) or twelve months (if his employment was terminated upon or following the first year of his employment) following his termination of employment. Mr. Rottmann’s right to receive any of these severance benefits was subject to his providing a release of claims to the Company. Mr. Rottmann’s offer letter did not provide for a tax “gross-up” payment.
Under Mr. Rottmann’s August 2026 employment agreement, in the event that Mr. Rottmann’s employment is terminated by the Company without “cause” or by Mr. Rottmann for “good reason” (as such terms are defined in his employment agreement), Mr. Rottmann will be entitled to receive a lump sum cash payment equal to (a) one times his then current annual base salary rate plus his target annual incentive bonus and (b) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Rottmann will be entitled to the full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). In the event that the Company elects not to extend the term of Mr. Rottmann’s employment agreement, Mr. Rottmann would be entitled to the benefits set forth above. Mr. Rottmann’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Rottmann’s employment agreement does not provide for a tax “gross-up” payment.
Should benefits payable to Mr. Rottmann trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Rottmann will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Rottmann, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Death or Disability. Mr. Rottmann’s July 2025 offer letter does not provide any severance benefits upon his death or disability. Under Mr. Rottmann’s August 2026 employment agreement, in the event that Mr. Rottmann’s employment terminates due to his death or disability, Mr. Rottmann (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary and (b) his earned and unpaid annual bonus for the prior fiscal year, if any, subject to providing a release of claims to the Company. In addition, Mr. Rottmann would be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement).
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TABLE OF CONTENTS	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Michael W. Lane
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. Under Mr. Lane’s May 2024 offer letter, if Mr. Lane’s employment was terminated by the Company without “cause” (as such term was defined in his offer letter), he would have been entitled to receive a lump sum cash payment equal to (a) 12 months’ base salary plus 100% of his target annual bonus, and (b) an amount substantially equal to the cost to continue medical coverage for twelve months. Mr. Lane’s right to receive any of these severance benefits was subject to his providing a release of claims to the Company. Mr. Lane’s offer letter did not provide for a tax “gross-up” payment.
Under Mr. Lane’s August 2026 employment agreement, in the event that Mr. Lane’s employment is terminated by the Company without “cause” or by Mr. Lane for “good reason” (as such terms are defined in his employment agreement), Mr. Lane will be entitled to receive a lump sum cash payment equal to (a) one times his then current annual base salary rate plus his target annual incentive bonus and (b) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Lane will be entitled to the full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). In the event that the Company elects not to extend the term of Mr. Lane’s employment agreement, Mr. Lane would be entitled to the benefits set forth above. Mr. Lane’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Lane’s employment agreement does not provide for a tax “gross-up” payment.
Should benefits payable to Mr. Lane trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Lane will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Lane, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Death or Disability. Mr. Lane’s May 2024 offer letter does not provide any severance benefits upon his death or disability. Under Mr. Lane’s August 2026 employment agreement, in the event that Mr. Lane’s employment terminates due to his death or disability, Mr. Lane (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary and (b) his earned and unpaid annual bonus for the prior fiscal year, if any, subject to providing a release of claims to the Company. In addition, Mr. Lane would be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement).
Venkat Ramaswamy Iyer
Termination Without Cause or for Good Reason. Mr. Ramaswamy Iyer’s October 2020 employment agreement provides that his employment may be terminated by the Company for any reason upon three months’ notice or pay in lieu of notice.
Under Mr. Ramaswamy Iyer’s August 2026 employment agreement, in the event that his employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in his employment agreement), Mr. Ramaswamy Iyer will be entitled to receive a lump sum cash payment equal to (a) one times his then current annual base salary rate plus his target annual incentive bonus and (b) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Ramaswamy Iyer will be entitled to the full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Mr. Ramaswamy Iyer’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Ramaswamy Iyer’s employment agreement does not provide for a tax “gross-up” payment.
Death or Disability. Mr. Ramaswamy Iyer’s October 2020 employment agreement does not provide any severance benefits upon his death or disability. Under Mr. Ramaswamy Iyer’s August 2026 employment agreement, in the event that his employment terminates due to his death or disability, Mr. Ramaswamy Iyer (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary and (b) his earned and unpaid annual bonus for the prior fiscal year, if any, subject to providing a release of claims to the Company. In addition, Mr. Ramaswamy Iyer would be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement).
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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	TABLE OF CONTENTS
Kate W. Duchene
As noted above, the Company elected not to renew the period of employment under Ms. Duchene’s employment agreement and her employment was terminated on January 3, 2026. Pursuant to Ms. Duchene’s employment agreement, a non-renewal of the term by the Company was treated as a termination by the Company without “cause.” In accordance with the terms of the employment agreement, Ms. Duchene provided the Company with a release of claims and she received the following benefits: (1) a cash severance benefit of $5,325,000 (three times the sum of her annual base salary and annual target bonus opportunity), to be paid in twelve monthly installments beginning in January 2026; (2) a pro-rated target cash bonus of $554,167 for fiscal year 2026, to be paid in twelve monthly installments beginning in January 2026; (3) a lump sum cash payment of $48,100 that approximates Ms. Duchene’s cost to continue healthcare coverage for two years following her separation date; and (4) accelerated vesting of all of Ms. Duchene’s then-outstanding and unvested Company equity awards, including restricted stock units and performance-based restricted stock units (with performance-based restricted stock units vesting at the applicable “target” number of shares subject to the award), and the full term to exercise any outstanding Company stock options. Ms. Duchene also agreed to continue to provide transition support to the Company as a consultant from January 4, 2026 through December 31, 2028 for a monthly fee of $12,500.
Bhadresh Patel
The Company terminated Mr. Patel’s employment without “cause” effective May 15, 2026. In accordance with the terms of Mr. Patel’s employment agreement with the Company, Mr. Patel provided the Company with a release of claims, and he received the following benefits: (1) a lump sum cash payment of $1,650,000 (equal to one and one-half times the sum of his annual base salary and annual target bonus opportunity), to be paid within sixty days following his separation date; (2) a lump sum cash payment of $53,218 that approximates Mr. Patel’s cost to continue healthcare coverage under COBRA for eighteen months following the separation date, to be paid within sixty days following the separation date; and (3) accelerated vesting of all of Mr. Patel’s then-outstanding and unvested Company equity awards, including restricted stock units and performance-based restricted stock units (with performance-based restricted stock units vesting at the applicable “target” number of shares subject to the award), and the full term to exercise any outstanding Company stock options.
Equity Awards
The 2020 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements and offer letters (other than Mr. Ramaswamy Iyer’s October 2020 employment agreement) provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.
The PSU award agreements provide that in the event that an NEO’s employment terminates prior to the end of the performance period by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death or “permanent disability” (in each case, as defined in the NEO’s employment agreement), then the “target” number of PSUs (including any previously credited dividend equivalents) shall be deemed vested as of the date of such termination, subject to the NEO providing the Company with a general release of claims. The PSU award agreements provide that in the event of a “change in control event” (as such term is defined in the award agreement) that occurs prior to the end of the performance period, the performance period will end in connection with such event and the PSUs will be deemed vested as of the date of the change in control event, with the number of shares vesting determined as the greater of (i) the “target” number of PSUs (including any previously credited dividend equivalents) or (ii) the number of PSUs that would have vested based on the Company’s actual performance through the date of the change in control event (with the revenue goals pro-rated for the number of days in the shortened performance period).
84 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Estimated Severance and Change in Control Benefits
The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs, other than Ms. Duchene and Mr. Patel who separated from the Company prior to the end of the fiscal year, would have been entitled had the NEO’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 30, 2026. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $4.52 the closing price per share on May 29, 2026 (the last trading day of fiscal 2026). Ms. Ryu provided notice of her resignation and her last day with the Company will be October 2, 2026. She will not receive any severance payments in connection with her resignation, and the amounts in the table below represent what she would have received had her employment terminated on May 30, 2026 in the circumstances described above.

Name	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)

Roger D. Carlile	Termination without Cause, for Good Reason or Election by Company Not to Renew	—	—	3,253,690	—	3,253,690
	Death or Disability	—	—	3,253,690	—	3,253,690
	Change in Control — No Termination of Employment	—	—	3,253,690	—	3,253,690
Jennifer Y. Ryu	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,350,000	—	771,998	100,000	2,221,998
	Death or Disability	500,000	—	771,998	100,000	1,371,998
	Change in Control — No Termination of Employment	—	—	771,998	—	771,998
	Change in Control — Termination without Cause or for Good Reason	1,800,000	—	771,998	100,000	2,671,998
Scott G. Rottmann	Termination without Cause, for Good Reason or Election by Company Not to Renew	600,000	13,287	936,191	—	1,549,478
	Death or Disability	—	—	—	—	—
	Change in Control — No Termination of Employment	—	—	936,191	—	936,191
Michael W. Lane	Termination without Cause, for Good Reason or Election by Company Not to Renew	850,000	35,479	940,259	—	1,825,738
	Death or Disability	—	—	—	—	—
	Change in Control — No Termination of Employment	—	—	940,259	—	940,259
Venkat Ramaswamy Iyer	Termination without Cause, for Good Reason or Election by Company Not to Renew(3)	111,095	—	390,646	—	501,740
	Death or Disability	—	—	—	—	—
	Change in Control — No Termination of Employment	—	—	—	—	—
(1)This column reports the intrinsic value of the unvested portions of the NEO’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 30, 2026. For restricted stock, RSUs and PSUs, this value is calculated by multiplying the number of shares or units that would accelerate and vest by $4.52, the closing price per share on May 29, 2025 (the last trading day of fiscal 2026). For a Termination without Cause, for Good Reason or Election by the Company Not to Renew, or due to Death or Disability, that was not in connection with a Change in Control, the PSUs were deemed to vest at the “target” level of performance. For a Change in Control, the PSUs were deemed to vest at “target” level of performance, as PSUs vest at the greater of “target” or the estimated vesting level that would have been achieved had the performance period under the PSUs ended as of May 30, 2026.
(2)This column represents the pro-rata bonus award for fiscal 2026 that becomes payable to the NEO as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. As the triggering event is assumed for purposes of this table to have occurred on the last day of the fiscal year, this column reflects the actual amounts earned for fiscal 2026 by the NEO.
(3)Mr. Ramaswamy Iyer’s cash severance amount has been exchanged from GBP to USD using the average GBP/USD exchange rate for fiscal 2026 of £1.00 = US$ $1.35.
rgp. 2026 Proxy Statement — 85

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Mr. Carlile, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For fiscal 2026:
▪The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2026 of all of our employees, other than Mr. Carlile, was $187,019.
▪Mr. Carlile’s annual total compensation for fiscal 2026, as reported in the Total column of the Summary Compensation Table, was $3,669,837.
▪Based on this information, the ratio of the annual total compensation of Mr. Carlile to the median of the annual total compensation of all of our employees (other than Mr. Carlile) is estimated to be 19.6 to 1.
Applicable SEC rules permit us to use the same median employee in calculating the pay ratio above as the median employee we identified in 2024 in presenting the pay ratio in our proxy statement for our annual meeting of stockholders held in 2024 (the “2024 median employee”) if there have been no changes that we reasonably believe would significantly affect this pay ratio disclosure and to substitute another employee for the median employee in certain circumstances. We believe that there have been no changes to our employee population or compensation arrangements that would result in a significant change to the pay ratio disclosure. The 2024 median employee was no longer employed by the Company as of the determination date used for this year’s analysis. Accordingly, we selected another employee with substantially similar compensation to serve as the median employee used in calculating the pay ratio above. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2026 Summary Compensation Table.
86 — rgp. 2026 Proxy Statement

Pay Versus Performance Disclosure
The following summarizes the relationship between our CEO’s, and our other NEOs’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”).
2026 Pay-Versus-Performance Table

	Summary Compensation Table Total for PEO Kate Duchene ($)(2)	Compensation Actually Paid to PEO Kate Duchene ($)(3)	Summary Compensation Table Total for PEO Roger Carlile ($)(2)	Compensation Actually Paid to PEO Roger Carlile ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(5)	Adjusted EBITDA ($)(6)

Year(1)							Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2026	3,062,768	3,177,853	3,669,837	3,723,201	1,597,603	1,495,928	39.00	118.11	(40,601,000)	5,046,000
2025	2,673,316	306,572	n/a	n/a	1,522,815	564,859	57.82	204.25	(191,780,000)	23,457,000
2024	2,850,507	2,592,677	n/a	n/a	930,638	(610,465)	117.94	224.03	21,034,000	51,483,000
2023	4,013,909	3,776,753	n/a	n/a	2,289,718	2,093,310	157.85	172.04	54,359,000	100,194,000
2022	4,624,537	5,449,459	n/a	n/a	2,652,879	3,274,788	178.65	161.97	67,175,000	103,131,000
(1)The following table shows the PEO(s) and Non-PEOs for fiscal years 2022 -2026.

Year	PEO(s)	Non-PEO NEOs

2026	Roger D. Carlile (November 3, 2025 to present) Kate W. Duchene (June 1, 2025 to November 2, 2025)	Jennifer Y. Ryu, Bhadresh Patel, Scott G. Rottmann, Michael W. Lane and Venkat Ramaswamy Iyer
2025	Kate W. Duchene	Jennifer Y. Ryu and Bhadresh Patel
2024	Kate W. Duchene	Jennifer Y. Ryu, Timothy L. Brackney and Bhadresh Patel
2023	Kate W. Duchene	Jennifer Y. Ryu and Timothy L. Brackney
2022	Kate W. Duchene	Jennifer Y. Ryu and Timothy L. Brackney
(2)See the Summary Compensation Table above for the total compensation for our CEO(s) for each year covered in the table. The average total compensation for the Non-PEO NEOs for each year in the table above was calculated from the Summary Compensation Table above.
(3)For purposes of this table, the compensation actually paid (also referred to as “Compensation Actually Paid” or “CAP”) to each of our NEOs means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the NEO for the applicable year, and adjusted for the following with respect to the RSUs and PSUs granted to the NEO, including any dividend equivalents granted with respect to such awards:
▪Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
▪Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
▪Plus the vesting date value of awards which were granted and vested during the same covered fiscal year,
▪Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,
▪Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
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PAY VERSUS PERFORMANCE DISCLOSURE	TABLE OF CONTENTS
▪Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends or dividend equivalents were paid or credited on outstanding options, cash dividends were paid on outstanding unvested restricted stock awards, and, for other awards, the crediting of dividend equivalents in accordance with the applicable award terms has been taken into account in determining the applicable fiscal year-end or vesting date value of the award),
▪Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the RSUs or PSUs held by the NEOs were materially modified during the fiscal years covered by the table).
In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appear in our annual proxy statement.
The table reflects the CAP (determined as noted above) for our CEO(s) and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.
The following table provides a reconciliation of the Summary Compensation Table Total to CAP for Kate W. Duchene.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Kate W. Duchene	2026 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)

Summary Compensation Table Total	3,062,768	2,673,316	2,850,507	4,013,909	4,624,537
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	—	(1,832,485)	(1,999,984)	(2,099,971)	(1,799,965)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	—	1,135,578	1,771,153	1,910,412	1,871,266
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	75,789	(967,343)	(468,586)	(114,458)	521,263
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	39,296	26,023	32,461	5,861	5,079
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	—	(86,092)	407,126	61,000	227,279
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(642,425)	—	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	—	—	—	—	—
Compensation Actually Paid	3,177,853	306,572	2,592,677	3,776,753	5,449,459
The following table provides a reconciliation of the Summary Compensation Table Total to CAP for Roger D. Carlile.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Roger D. Carlile	2026 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)

Summary Compensation Table Total	3,669,837	n/a	n/a	n/a	n/a
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(3,193,875)	n/a	n/a	n/a	n/a
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	3,256,323	n/a	n/a	n/a	n/a
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(8,630)	n/a	n/a	n/a	n/a
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	n/a	n/a	n/a	n/a
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	(454)	n/a	n/a	n/a	n/a
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	n/a	n/a	n/a	n/a
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	—	n/a	n/a	n/a	n/a
Compensation Actually Paid	3,723,201	n/a	n/a	n/a	n/a
88 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PAY VERSUS PERFORMANCE DISCLOSURE
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs	2026 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)

Summary Compensation Table Total	1,597,603	1,522,815	930,638	2,289,718	2,652,879
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(525,254)	(879,988)	(549,988)	(1,049,986)	(849,974)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	490,914	541,873	489,006	954,112	885,349
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(14,058)	(385,025)	(334,419)	(218,403)	429,984
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	9,687	(5,161)	6,049	2,899	2,558
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	(18,562)	(61,407)	(134,654)	113,745	152,067
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(44,402)	(168,248)	(1,017,447)	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	—	—	350	1,225	1,925
Compensation Actually Paid	1,495,928	564,859	(610,465)	2,093,310	3,274,788
(4)Total Stockholder Return represents the return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal 2021 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group Total Stockholder Return represents the return on a fixed investment of $100 in a peer group consisting of the following companies: Barrett Business Services, Inc.; CBIZ, Inc.; CRA International, Inc.; FTI Consulting, Inc.; Heidrick & Struggles International, Inc.; Huron Consulting Group Inc.; ICF International, Inc.; Kforce, Inc.; Korn Ferry; and MISTRAS Group, Inc., which are the peers utilized by the Company for fiscal 2024 executive compensation decisions, for the period beginning on the last trading day of fiscal 2021 through the end of the applicable fiscal year. Heidrick & Struggles was delisted on December 10, 2025. Accordingly, Heidrick & Struggles was included in the peer group analysis through its last trading date and reflected in the calculations up to that date. Peer Group Total Stockholder Return is calculated assuming the reinvestment of dividends and by weighting the returns of each component issuer of the group according to each respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated. The following chart illustrates the CAP for our CEOs and the average CAP for our Non-PEO NEOs for each fiscal year covered by the table against our Total Stockholder Return and the Peer Group Total Stockholder Return for our peer group (each calculated as described above) over that period of time.
rgp. 2026 Proxy Statement — 89

PAY VERSUS PERFORMANCE DISCLOSURE	TABLE OF CONTENTS
(5)This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEOs and the average CAP for our Non-PEO NEOs for each fiscal year covered by the table against our net income for each of those years. Fiscal 2025 net loss includes a non-cash goodwill impairment charge of $194.4 million.
(6)This column shows the Company’s Adjusted EBITDA for each fiscal year covered by the table. We consider Adjusted EBITDA to be a key metric in our executive compensation program as it is used both in our EIP and to determine the vesting of our NEO’s PSUs. Adjusted EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes plus or minus stock-based compensation expense, amortized ERP system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick related transaction costs, contingent consideration adjustments, and other items the Company believes are not representative of the Company’s core operations, as reported in the Company’s financial statements. See pages 40-41 of the Fiscal 2026 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA, and similar discussions of Adjusted EBITDA in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years. The following chart illustrates the CAP for our CEOs and the average CAP for our Non-PEO NEOs for each fiscal year covered by the table against our Adjusted EBITDA for each of those years.
90 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PAY VERSUS PERFORMANCE DISCLOSURE
Following is an unranked list of the Company’s two financial performance measures we considered in linking the compensation actually paid to our NEOs for fiscal 2026 with Company performance.
▪Adjusted EBITDA
▪Revenue
These performance measures were used in our EIP performance measurement framework. For a discussion of these terms as used in our EIP, see the “Compensation Discussion and Analysis” section above.
In addition to the financial performance measures listed above, we view the Company’s stock price, upon which the value of all of our awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.
rgp. 2026 Proxy Statement — 91

Proposal 5. Advisory Vote on the Company’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the CD&A). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.
We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of stockholders. Stockholders are encouraged to read the CD&A section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.
We believe stockholders should consider the following when voting on this proposal:
Pay For Performance Orientation
“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

CEO	Average of All Other NEOs
For fiscal 2026, approximately 66% of our CEO’s target total direct compensation(11) and an average of 64% of our other current NEOs’ target total direct compensation was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately 39% of our CEO’s target total direct compensation and an average of 28% of our other current NEOs’ target total direct compensation is tied to the Company’s financial performance.
Base Salaries. The Compensation Committee reviewed the base salaries of our NEOs for fiscal 2026 in light of the Company’s general financial performance and the base salaries of similarly situated executives in the Company’s peer group. Based on this assessment, in the beginning of fiscal 2026, the Compensation Committee determined that no increase in base salary was warranted for Mses. Duchene and Ryu and Mr. Patel. Upon his appointment as President and CEO in November 2025, Mr. Carlile received the same base salary as Ms. Duchene. No adjustment was made to the base salaries of Messrs. Rottmann, Lane and Ramaswamy Iyer upon their appointment as executive officers of the Company in March 2026.

(11)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2026. Target total direct compensation as shown in this proxy statement is calculated, as to our CEO, based on Mr. Carlile’s target total direct compensation for the portion of the year that he was employed and excluding his new-hire equity award. In addition, former executives are excluded from the calculation of target total direct compensation for our “current NEOs.”
92 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	PROPOSAL 5
Annual Incentives. During fiscal 2026, Mses. Duchene and Ryu and Messrs. Carlile and Patel participated in our Executive Incentive Plan (“EIP”). Ms. Duchene’s and Mr. Patel’s employment was terminated by the Company prior to the end of the fiscal 2026 performance period for the EIP, and thus they did not receive any bonus payment under the EIP for fiscal 2026. Messrs. Rottmann, Lane and Ramaswamy were named Executive Officers on March 5, 2026 and participated in the Company’s Executive Incentive President Plan (“EIPP”) for fiscal 2026. Both the EIP and EIPP reflect a pay for performance culture. Incentives are earned based on the Company’s fiscal 2026 financial performance, measured by the Company’s Revenue(12) and Adjusted EBITDA Margin(13)(14) for the EIP and regional Revenue(12) and Direct Contribution Margin(15) for the EIPP, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. No amount is earned under the EIPP unless the threshold level of financial performance is achieved. The maximum amount that may be earned is 300% of the target annual incentive under the EIP and 250% of the target annual incentive for the EIPP.
Although the Company did not achieve its EIP financial targets for fiscal 2026, the Compensation Committee awarded Ms. Ryu an EIP award of $100,000 (which was equal to 25% of her target bonus amount) in recognition of her individual performance for fiscal 2026. While the Compensation Committee recognized Mr. Carlile’s efforts to transform the Company during his six-month tenure as CEO, Mr. Carlile was not awarded any EIP amount for fiscal 2026. Pursuant to Mr. Rottmann’s offer letter dated July 19, 2025, Mr. Rottmann was paid a guaranteed bonus of $600,000 for fiscal 2026. Under the EIPP, Mr. Lane and Mr. Ramaswamy earned fiscal 2026 annual incentive amounts of $196,840 and £123,921, respectively, which represented 56% and 59% of their respective target bonus amounts.
Long-Term Incentives. For fiscal 2026, the Compensation Committee determined that in the midst of significant management changes and our operating model transformation, all of the NEOs’ annual equity incentive awards granted in fiscal 2026 should be granted in the form of time-based RSUs that vest over a two or three-year period. We believe these RSUs align the interests of our NEOs with our stockholders as the value of the award depends on our stock price and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan. The Compensation Committee is committed to annually reviewing the structure of the NEOs’ annual equity awards and will consider granting performance-based RSUs for future annual equity awards.
Alignment With Long-term Stockholder Interests
A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives that vest based on achievement of performance objectives. The Company also maintains the following policies which we believe are in the best interests of stockholders:
▪Stock Ownership Guidelines. We focus our NEOs on long-term stockholder value by requiring our NEOs to own a considerable amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” in the “Compensation Discussion and Analysis” section above.
▪No Repricing. Our 2020 Plan expressly prohibits repricing awards without stockholder approval.
▪No Gross-Ups. The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

(12)Revenue is defined for purposes of the fiscal 2026 EIP and EIPP as the Company’s revenue as reported in the Company’s financial statements with adjustments to exclude the material impact of any change in accounting standards implemented during fiscal 2026 or for any merger, acquisition or sale that occurs during fiscal 2026.
(13)Adjusted EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes plus or minus stock-based compensation expense, amortized EIP system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick related transaction costs, contingent consideration adjustments, and other items the Company believes are not representative of the Company’s core operations, as reported in the Company’s financial statements. See pages 40-41 of the Fiscal 2026 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(14)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
(15)Direct Contribution Margin is calculated as revenue divided by gross profit less selling, general and administrative expenses, plus other income/expense as determined in the Company’s sole discretion.
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PROPOSAL 5	TABLE OF CONTENTS
Competitive Pay
The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.
Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, target annual incentive and grant date fair value of equity awards granted during the year) that are near or below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.
Recommendation
Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Our Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, our Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”
This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next advisory vote on the compensation of our NEOs will occur at the 2027 annual meeting of stockholders.

The Board unanimously recommends that stockholders vote FOR Proposal 5 to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

94 — rgp. 2026 Proxy Statement

Questions and Answers
Why Did I Receive Only a Notice of Internet Availability?
As permitted by SEC rules, we are furnishing proxy materials for the Annual Meeting primarily over the Internet. On or about September 10, 2026, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.
What Am I Voting On?
At the Annual Meeting, our stockholders will be voting on the following proposals:
1.the election of two director nominees Roger D. Carlile and Marco von Maltzan to our Board, each for a three-year term expiring at the annual meeting in 2029 and until his successor is duly elected and qualified;
2.the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2027;
3.the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan;
4.the approval of the Amended and Restated Resources Connection, Inc. 2019 Employee Stock Purchase Plan; and
5.the approval, on an advisory basis, of the Company’s executive compensation.
Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.
How Does the Board Recommend I Vote on Each of the Proposals?
Our Board recommends you vote FOR election to our Board of each of the two nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2027, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan, as outlined in Proposal 3 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as outlined in Proposal 4 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 5 of this Proxy Statement.
Who Can Attend the Annual Meeting?
All stockholders of the Company as of the close of business on August 24, 2026, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares, and if you would like to attend the Annual Meeting, you must either (1) write to Rebecca Cottrell, our Corporate Secretary, at 15950 North Dallas Parkway, Suite 330, Dallas, TX 75248; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”
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QUESTIONS AND ANSWERS	TABLE OF CONTENTS
Who is Entitled to Vote at the Meeting?
Stockholders of record, as of the close of business on August 24, 2026, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.
How Do I Vote and What is the Deadline?
Voting via the Internet, Telephone or Mail
You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet at www.proxyvote.com, by telephone (by calling 1-800-690-6903) or by mail by following the instructions on the proxy card or voting instruction form.
If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 10:59 p.m. Central Time (11:59 p.m. Eastern Time) on October 21, 2026, in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the broker, bank or other nominee who holds your shares by the deadline specified by such broker, bank or nominee.
If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of each of the two nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2027, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan, as outlined in Proposal 3 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as outlined in Proposal 4 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 5 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.
Voting at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend and vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.
Can I Revoke My Proxy or Change My Vote?
You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:
▪delivering a written revocation to our Corporate Secretary (Rebecca Cottrell at 15950 North Dallas Parkway, Suite 330, Dallas, TX 75248);
▪submitting a later-dated proxy via the Internet, telephone or mail, as described above under “Voting via the Internet, Telephone or Mail”; or
▪voting in person at the Annual Meeting.
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TABLE OF CONTENTS	QUESTIONS AND ANSWERS
If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.
Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.
How Will Voting on any Other Business be Conducted?
Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Roger Carlile, our President and Chief Executive Officer, or Rebecca Cottrell, our Chief Legal Officer and Corporate Secretary, to vote in their discretion on those matters.
Who Will Count the Votes?
Rebecca Cottrell, our Corporate Secretary, will serve as the inspector of elections and will count the votes at the Annual Meeting.
Who Will Bear the Cost of Soliciting Votes?
The solicitation of proxies will be conducted electronically through the Internet and by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically or through the Internet through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.
What Does it Mean if I Receive More Than One Proxy Card or Voting Instruction Form?
It probably means your shares are registered differently and are in more than one account. Please submit a proxy or voting instructions for each of your accounts in the manner provided above under “How do I vote and what is the deadline?” to ensure all your shares are voted.
How Many Shares Can Vote?
As of the close of business on the record date (August 24, 2026), 34,701,302 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.
What is the Voting Requirement for Each of the Above Matters?
Proposal 1. Election of Directors
Once a quorum has been established, under our Bylaws, each director nominee must receive the vote of a majority of the votes cast with respect to that director’s election in order to be elected to our Board (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee.
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QUESTIONS AND ANSWERS	TABLE OF CONTENTS
If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.
Other Proposals
Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3, 4, and 5 each requires the affirmative vote of a majority in voting power of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 2 and 5 is advisory only and not binding on the Company or our Board. Our Board will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.
What Constitutes a Quorum?
In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority in voting power of the outstanding shares of our stock entitled to vote at the meeting on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 34,701,302 shares of common stock outstanding as of the close of business on the record date, holders of at least 17,350,652 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.
What Happens if My Shares are Held by a Broker?
If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the approval of the amended and restated 2020 Performance Incentive Plan, the approval of the amended and restated 2019 Employee Stock Purchase Plan, or the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1, 3, 4 and 5 (the election of directors, the approval of the amended and restated 2020 Performance Incentive Plan, the approval of the amended and restated 2019 Employee Stock Purchase Plan, and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2027).
How Will “Broker Non-votes” and Abstentions be Treated?
Broker non-votes with respect to Proposals 1, 3, 4 and 5 (the election of directors, the approval of the amended and restated 2020 Performance Incentive Plan, the approval of the amended and restated 2019 Employee Stock Purchase Plan, and the advisory vote on the Company’s executive compensation, respectively) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposals 3, 4 or 5 and, therefore, will have no effect on the outcome of such matters.
A properly submitted proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board. For the remaining Proposals, a properly submitted proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly submitted proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.
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TABLE OF CONTENTS	QUESTIONS AND ANSWERS
When Must Notice of Business to be Brought Before an Annual Meeting be Given and When are Stockholder Proposals and Director Nominations Due for the 2027 Annual Meeting?
Advance Notice Procedures
Under our Bylaws, a stockholder may present a proposal or nominate a director for election to our Board at our 2027 annual meeting, but not have such proposal or nomination included in the proxy statement for our 2027 annual meeting, if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board or any committee thereof or by a stockholder entitled to vote who has delivered notice to our Corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 24, 2027, and no later than the close of business on July 24, 2027). In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.
Our Bylaws require that a stockholder must provide certain information concerning the proponent of the proposal, the nominee, and the proposal, as applicable. In accordance with our Bylaws, the foregoing deadline and informational requirements set forth in Section 7 of our Bylaws are also intended to apply to and satisfy the notice and information requirements set forth in Rule 14a-19 under the Exchange Act, including paragraph (c)(4) thereunder, with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 annual meeting. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be eligible for presentation at the 2027 annual meeting.
Stockholder Proposals for the 2027 Annual Meeting
Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2027 Annual Meeting of Stockholders must be received no later than May 13, 2027. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
How Do I Obtain a Copy of the Annual Report for Resources Connection, Inc.’s Year Ended May 30, 2026?
A copy of the Company’s Annual Report for the year ended May 30, 2026 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248, or from our Investor Relations website at https://rgp.com/ir/annual-reports-proxies/.
How May I Obtain a Separate Set of Proxy Materials?
If you share an address with another stockholder and did not receive a Notice of Internet Availability or otherwise receive your proxy materials electronically, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this year or future years, please request the additional copies by contacting our Investor Relations Department at 15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248, or by telephone at 214-777-0600. A separate set of proxy materials will be sent promptly following receipt of your request.
In addition, if you are a stockholder of record at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248, or by telephone at 214-777-0600.
If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.
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Additional Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors, Rebecca Cottrell Chief Legal Officer and Corporate Secretary
September 10, 2026
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTIONS TO INSTRUCT HOW YOUR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOUR PROXY OR VOTING INSTRUCTIONS WILL NOT BE USED.
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Annex A
Resources Connection Inc.
2020 Performance Incentive Plan
(as amended and restated September 2, 2026)

(1)PURPOSE OF PLAN
The purpose of this Resources Connection, Inc. 2020 Performance Incentive Plan (this “Plan”) of Resources Connection, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

(2)ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

(3)PLAN ADMINISTRATION
3.1    The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
3.2    Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;
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ANNEX A	TABLE OF CONTENTS

(b)grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the Minimum Vesting Requirement of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances and subject to the Minimum Vesting Requirement), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

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3.3    Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4    Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5    Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6    Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

(4)SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
4.1    Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2    Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)1,815,000 shares of Common Stock, plus

(2)the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2014 Performance Incentive Plan (the “2014 Plan”) as of October 22, 2020 (the date of the initial stockholder approval of this Plan and referred to herein as the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2014 Plan as of the Stockholder Approval Date (which was 1,797,440 shares), plus

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(3)the number of any shares subject to stock options granted under the 2014 Plan or the Corporation’s 2004 Performance Incentive Plan (collectively, the “Prior Plans”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(4)the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested;

provided that in no event shall the Share Limit exceed 8,960,257 shares (which is the sum of (i) 1,815,000 shares, plus (ii) the number of shares available under the 2014 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus (iii) the aggregate number of shares subject to awards previously granted and outstanding under the Prior Plans as of the Effective Date).

4.3    Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,000,000 shares.

(b)Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $250,000; provided that this limit is $350,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4    Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

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(c)Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any “Full-Value Award” granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. For this purpose, a “Full-Value Award” means any award that is not a stock option grant or a stock appreciation right grant.

(d)In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any Full-Value Award granted under the 2014 Plan shall be available for new awards under this Plan. Any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2014 Plan shall not be available for new awards under this Plan.

(e)To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

(g)The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10.

4.5    No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

(5)AWARDS
5.1    Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

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5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.
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5.1.5    Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, equity-based awards granted under this Plan shall vest no earlier than the first anniversary of the date the award is granted (excluding, for this purpose, any substitute awards granted pursuant to Section 8.10, shares delivered in lieu of fully vested cash awards or fully vested cash compensation, and awards to non-employee directors (within the meaning of Section 4.3(b)) that vest on the earlier of (i) the one year anniversary of the date of grant or (ii) the next annual meeting of stockholders of the Company which occurs in the calendar year following the year in which the award is granted, provided such period of time is not less than fifty (50) weeks) (the “Minimum Vesting Requirement”); provided, however, that the Administrator may grant equity-based awards under this Plan that do not satisfy such Minimum Vesting Requirement, provided that the total number of shares of Common Stock subject to such awards that do not satisfy the Minimum Vesting Requirement shall not exceed 5% of the Share Limit; further provided that nothing in this Section 5.1.5 limits the Administrator’s discretion to provide for accelerated exercisability or vesting of any award (including, without limitation, in cases of retirement, death, disability or pursuant to Section 7.2, whether pursuant to the terms of the award or otherwise).

5.2    Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3    Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4    Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)services rendered by the recipient of such award;

(b)cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)notice and third party payment in such manner as may be authorized by the Administrator;

(d)the delivery of previously owned shares of Common Stock;

(e)by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
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5.5    Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange on the last day preceding the date in question on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on an established securities exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6    Transfer Restrictions.

5.6.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;

(d)if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

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5.7    International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency. For the avoidance of doubt, nothing in this Section 5.7 shall alter or amend the provisions of Sections 3.3, 4.4, 5.1.4 or 5.1.5 of this Plan.

(6)EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1    General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2    Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3    Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

(7)ADJUSTMENTS; ACCELERATION

7.1    Adjustments.

(a)Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.
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(b)Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2    Corporate Transactions - Assumption and Termination of Awards.

(a)Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

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(d)The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

(8)OTHER PROVISIONS

8.1    Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2    No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3    No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

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ANNEX A	TABLE OF CONTENTS

8.4    Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5    Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6    Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date. This Plan was first effective as of August 18, 2020, the date of its initial approval by the Board (the “Effective Date”). The amendments reflected in this amended and restated version of the Plan were approved by the Board, and effective, September 2, 2026, subject to stockholder approval no later than twelve months after such date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on September 1, 2036. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

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TABLE OF CONTENTS	ANNEX A
8.6.3    Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3. For the avoidance of doubt, nothing in this Section 8.6.4 shall alter or amend the provisions of Sections 3.3, 4.4, 5.1.4 or 5.1.5 of this Plan.

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7    Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8.    Governing Law; Severability.

8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9    Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10    Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

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ANNEX A	TABLE OF CONTENTS

8.11    Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12    No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13    Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14    Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).
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Annex B
Resources Connection Inc.
2019 Employee Stock Purchase Plan
(as amended and restated September 2, 2026)

The following constitute the provisions of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as amended and restated (the “Plan”).

(1)PURPOSE
The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation (or a Subsidiary which may be designated by the Committee as “Participating Subsidiary”) and to provide them with an additional incentive to advance the best interests of the Corporation.

(2)DEFINITIONS
Capitalized terms used herein which are not otherwise defined shall have the following meanings.

“Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

“Board” means the Board of Directors of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

“Compensation” means an Eligible Employee’s regular gross pay. Compensation includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code or to a substantially similar plan established by a Subsidiary outside the United States. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, overtime payments, commissions, prizes, awards, relocation or housing allowances, income from share-based awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income, bonuses, incentive compensation, special payments, fees and allowances. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Corporation or any Subsidiary. The Committee shall have the discretion to determine the application of this definition to Participants in any Non-US Sub Plan.

“Contributions” means all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

“Corporation” means Resources Connection, Inc., a Delaware corporation, and its successors.

“Effective Date” means June 29, 2019, the date this Plan was initially adopted by the Board.
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ANNEX B	TABLE OF CONTENTS
“Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the stockholders of the Corporation). Notwithstanding the foregoing and unless otherwise provided by the Committee in advance of the applicable Offering Period, “Eligible Employee” shall not include any employee who has not been employed continuously by the Corporation or a Subsidiary for at least the 90 days immediately preceding and including the first day of the applicable Offering Period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Exercise Date” means, with respect to an Offering Period, the last day of that Offering Period.

“Fair Market Value” on any date means:

(a)if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on such date on the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date, then the closing price of a Share on such exchange on the next preceding date on which there was trading in the Shares; or

(b)in the absence of exchange data required to determine Fair Market Value pursuant to the foregoing, the value as established by the Committee as of the relevant time for purposes of this Plan.

“Grant Date” means the first day of each Offering Period, as determined by the Committee and announced to potential Eligible Employees.

“Offering Period” means the six-consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period; provided further that the Grant Date for an Offering Period may not occur on or before the Exercise Date for the immediately preceding Offering Period. The Grant Date and Exercise Date for each Offering Period shall be as set forth in Section 5 (unless the Committee otherwise provides in advance of the Offering Period for which such change is to take effect).

“Option” means the stock option to acquire Shares granted to a Participant pursuant to Section 8.

“Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation in which each corporation (other than the Corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

“Plan” means this Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as amended from time to time.

“Rule 16b-3” means Rule 16b-3 as promulgated by the Commission under Section 16, as amended from time to time.

“Share” means a share of Common Stock.

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TABLE OF CONTENTS	ANNEX B
“Subscription Agreement” means the written enrollment agreement or applicable electronic form of enrollment agreement filed by an Eligible Employee with the Corporation (or its designee) pursuant to Section 6 to participate in this Plan.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

(3)ELIGIBILITY
Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

(4)STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS
(a)Aggregate Share Limit. Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock and any of its shares of Common Stock held as treasury shares. The maximum number of Shares that may be delivered pursuant to Options granted under this Plan is 3,825,000 Shares, subject to adjustments pursuant to Section 17.

In the event that during a particular Offering Period all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan shall terminate at the end of that Offering Period and the Shares available shall be allocated for purchase by Participants in that Offering Period on a pro-rata basis determined with respect to Participants’ Account balances.

(b)Individual Share Limit. The maximum number of Shares that any one individual may acquire upon exercise of his or her Option with respect to any one Offering Period is 3,000, subject to adjustments pursuant to Section 17 (the “Individual Limit”); provided, however, that the Committee may amend such Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval. The Individual Limit shall be proportionately adjusted for any Offering Period of less than six months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period of greater than six months.

(c)Shares Not Actually Delivered. Shares that are subject to or underlie Options, which for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again, except to the extent prohibited by law, be available for subsequent Options under this Plan.

(5)OFFERING PERIODS
During the term of this Plan, the Corporation will offer Options to purchase Shares in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of the Offering Period, an Offering Period that commences on or about July 16 will end the following January 15 and an Offering Period that commences on or about January 16 will end the following July 15. Each Option shall become effective on the Grant Date of that Offering Period. The term of each Option shall be the duration of the related Offering Period and shall end on the Exercise Date of that Offering Period. The first Offering Period shall commence on a date specified by the Committee which shall be no earlier than the Effective Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

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ANNEX B	TABLE OF CONTENTS
(6)PARTICIPATION
(a)Enrollment. An Eligible Employee may become a Participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed (which may include electronic signature or electronic acceptance in accordance with the enrollment procedures prescribed under this Plan) by the Eligible Employee and filed with the Corporation (or its designee) in the manner and at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b)Contribution Limits. Notwithstanding the foregoing, a Participant’s Contribution election shall be subject to the following limitations:

i.the $25,000 annual limitation set forth in Section 8(c);

ii.a Participant may not elect to contribute more than fifteen percent (15%) of his or her Compensation each pay period as Plan Contributions; and

iii.such other limits, rules, or procedures as the Committee may prescribe.

(c)Content and Duration of Subscription Agreements. Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s or a Subsidiary’s (as applicable) withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (i) the Eligible Employee’s participation terminates pursuant to the terms hereof, (ii) the Eligible Employee files a new Subscription Agreement that becomes effective, or (iii) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.

(7)METHOD OF PAYMENT OF CONTRIBUTIONS
(a)Participation Account. The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage (or amount, as applicable) of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any other amounts distributed pursuant to the terms hereof. If so specifically provided by the Committee in advance of an Offering Period (including, without limitation, if payroll deductions are not permissible or problematic under applicable law), in addition to or instead of making Contributions by payroll deductions, a Participant in a Non-US Sub Plan, if permitted by the Committee and only on terms to be determined by the Committee, may make Contributions through the payment by cash, check or wire transfer prior to the applicable Exercise Date.

(b)Commencement of Payroll Deductions. Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which coincides with or immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section 7 or until his or her Plan participation terminates pursuant to Section 11.

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TABLE OF CONTENTS	ANNEX B
(c)Withdrawal During an Offering Period. A Participant may terminate his or her Contributions during an Offering Period (and receive a distribution of the balance of his or her Account in accordance with Section 11) by completing and filing with the Corporation (or its designee), in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form or applicable electronic withdrawal form which shall be completed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(c) with respect to an Offering Period shall only be effective, however, if it is received by the Corporation prior to the Exercise Date of that Offering Period (or such earlier deadline that the Committee may reasonably require to process the withdrawal prior to the Exercise Date). Partial withdrawals of Accounts, and other modifications or suspensions of Subscription Agreements, except as provided in Section 7(d) or 7(e), are not permitted.

(d)Change in Contribution Elections for the Following Offering Period. A Participant may discontinue, increase, or decrease the level of his or her Contributions (within Plan limits) by completing and filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any additional timing requirements that the Committee may impose, an election pursuant to this Section 7(d) shall be effective with the first Offering Period that commences after the Corporation’s receipt of such election.

(e)Discontinuing Contributions During an Offering Period. A Participant may discontinue (but not increase or otherwise decrease) the level of his or her Contributions during an Offering Period by filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. An election pursuant to this Section 7(e) shall be effective no earlier than the first payroll period that starts after the Corporation’s receipt of such election. If a Participant elects to discontinue his or her Contributions pursuant to this Section 7(e), the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely withdrawal election in accordance with Section 7(c), in which case the Participant’s Account will be paid to him or her in cash in accordance with Section 11(a)).

(8)GRANT OF OPTION
(a)Grant Date; Number of Shares. On each Grant Date, each Eligible Employee who is a Participant during that Offering Period shall be granted an Option to purchase a number of Shares. The Option shall be exercised on the Exercise Date. The number of Shares subject to the Option shall be determined by dividing the Participant’s Account balance as of the applicable Exercise Date by the Option Price.

(b)Option Price. The Option Price per Share of the Shares subject to an Option for an Offering Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the Grant Date of that Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date of that Offering Period; provided, however, that the Committee may provide prior to the start of any Offering Period that the Option Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a Share on that Grant Date of that Offering Period, or (2) the Fair Market Value of a Share on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a Share on the Grant Date of that Offering Period or the Fair Market Value of a Share on the Exercise Date of that Offering Period. Notwithstanding anything to the contrary in the preceding provisions of this Section 8(b), in no event shall the Option Price per share be less than the par value of a Share.

(c)Limit on Share Purchases. Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase Shares under this Plan to the extent:
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ANNEX B	TABLE OF CONTENTS
i.it would, if exercised, cause the person to own “stock” (within the meaning of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

ii.such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

For purposes of the foregoing, a right to purchase stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

(9)EXERCISE OF OPTION
Unless a Participant withdraws from an Offering Period pursuant to Section 7(c) or the Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically on the Exercise Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole Shares subject to such Option (subject to the Individual Limit set forth in Section 4(b) and the limitations contained in Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

If any amount which is not sufficient to purchase a whole Share remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to such Participant as soon as administratively practicable after such date; provided that the Committee may provide in advance of an Offering Period for any such amount with respect to that Offering Period to be credited to the Participant’s Account for the next Offering Period, if he or she is a Participant in such next Offering Period.

If the Share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date to purchase the number of Shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date.

If any amount which exceeds the Individual Limit set forth in Section 4(b) or one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

(10)DELIVERY
As soon as administratively practicable after the Exercise Date, the Corporation shall, in its discretion, either deliver to each Participant a certificate representing the Shares purchased upon exercise of his or her Option, provide for the crediting of such Shares in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such Shares to a broker or recordkeeping service for the benefit of the Participant. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such Shares, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate or other delivery of such Shares, or if for any other reason the Corporation cannot issue or deliver Shares and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant to whom such Shares cannot be issued or delivered the amount of the balance credited to his or her Account that would have otherwise been used for the purchase of such Shares.

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TABLE OF CONTENTS	ANNEX B
(11)TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS
(a)General. Except as provided in the next paragraphs, if a Participant ceases to be an Eligible Employee for any reason, or if the Participant elects to terminate Contributions pursuant to Section 7(c), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account shall be paid to him or her in cash (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13 in cash), and such Participant’s Option and participation in the Plan shall be automatically terminated.

If a Participant ceases to be an Eligible Employee during an Offering Period but remains an employee of the Corporation or a Participating Subsidiary through the Exercise Date, the Participant’s Contributions shall cease as of the date that the Participant is no longer an Eligible Employee and the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely election to terminate Contributions in accordance with Section 7(c), in which case such Participant’s Account shall be paid to him or her in cash in accordance with the foregoing paragraph).

For purposes of this Section 11(a), a Participant’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence with the Corporation (or applicable Participating Subsidiary, as the case may be) if the period of such leave does not exceed three months, or if longer, so long as the individual’s right to reemployment with the Corporation (or applicable Participating Subsidiary, as the case may be) is provided either by statute or by contract. In such circumstances, if the period of leave exceeds three months and the individual’s right to reemployment with the Corporation (or applicable Participating Subsidiary, as the case may be) is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such three-month period. In addition, if a Participant commences an unpaid leave of absence, the Participant’s Contributions shall cease as to the period of such unpaid leave of absence for which the Participant has no eligible Compensation.

(b)Re-Enrollment. A Participant’s termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

(c)Change in Subsidiary Status. For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of the Corporation or another Participating Subsidiary.

(12)ADMINISTRATION
(a)The Committee. The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

rgp. 2026 Proxy Statement — 121

ANNEX B	TABLE OF CONTENTS
(b)Powers and Duties of the Committee. The Committee shall administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules it considers desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan (including, without limitation, rules and deadlines for making elections under the Plan, which deadlines may be more restrictive than the deadlines otherwise set forth in this Plan), to further define the terms used in this Plan, and to make all other determinations necessary or advisable for the administration of this Plan or the effectuation of its purposes. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan and any agreements defining the rights and obligations of the Corporation, any Subsidiary, and any Participant or other person under this Plan, which construction or interpretation shall be final and binding on all parties including the Corporation, Subsidiaries, Participants and beneficiaries. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of stock certificates that vary with applicable local requirements as to any Non-US Sub Plan. Notwithstanding anything else contained in this Plan to the contrary, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) as to any Non-US Sub Plan in which Eligible Employees of one or more Participating Subsidiaries will be eligible to participate, even if the dates of the applicable Offering Periods of each such offering are identical and the provisions of the Plan will separately apply to each offering. Further, notwithstanding anything else contained in this Plan to the contrary, the Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans (each, a “Non-US Sub Plan”) may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of this Plan. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Corporation or Participating Subsidiaries.

(c)Decisions of the Committee are Binding; Reliance on Experts. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Corporation, any Participating Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Corporation. No member of the Board or Committee, or officer or agent of the Corporation, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

(d)Indemnification. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

(13)DEATH BENEFITS
In the event of the death of a Participant, the Corporation shall deliver such Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant or to the Participant’s legal heirs, as determined by the Committee.

122 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	ANNEX B
(14)TRANSFERABILITY
Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all Shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or Shares deliverable pursuant to this Plan shall be paid or delivered only to (or credit in the name of, as the case may be) the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary pursuant to Section 13.

The Corporation may require a Participant to hold any Shares the Participant acquires under this Plan in a brokerage account identified by the Corporation until the date the Shares are transferred, sold or otherwise disposed of in any way by the Participant, or such earlier time as the Corporation may determine.

(15)USE OF FUNDS; INTEREST
All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise).

(16)REPORTS
Statements shall be provided or made available (in writing or electronically) to Participants as soon as administratively practicable following each Exercise Date. Each Participant’s statement shall set forth, as of such Exercise Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole Shares purchased and his or her remaining Account balance, if any.

(17)ADJUSTMENTS OF AND CHANGES IN THE STOCK
Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety occurs; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)proportionately adjust any or all of (i) the number and type of Shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of Shares set forth elsewhere in this Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Options, (iii) the Option Price of any or all outstanding Options, or (iv) the securities, cash or other property deliverable upon exercise of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Options; or

(b)make provision for a cash payment in settlement of, or for the substitution or exchange of, any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the Option Price of the Option.

rgp. 2026 Proxy Statement — 123

ANNEX B	TABLE OF CONTENTS
In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

Without limiting the generality of Section 12, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 17, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(18)POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS
Upon a dissolution or liquidation of the Corporation, or any other event described in Section 17 that the Corporation does not survive, or does not survive as a publicly-traded company in respect of its Shares, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of the Options that are then outstanding under the Plan, each Offering Period then in progress shall be shortened and a new Exercise Date shall be established by the Board or the Committee (the “New Exercise Date”), as of which date the Plan and any Offering Period then in progress shall terminate and all then-outstanding Options under this Plan shall be automatically exercised in accordance with the terms hereof; provided, however, that the New Exercise Date shall not be more than ten (10) days before the date of the consummation of such dissolution, liquidation or other event. The Option Price on the New Exercise Date shall be determined as provided in Section 8(b), and the New Exercise Date shall be treated as the “Exercise Date” for purposes of determining such Option Price.

(19)TERM OF PLAN; AMENDMENT OR TERMINATION
(a)Termination. No new Offering Periods shall commence on or after September 1, 2036 and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to Section 4, Section 18, or this Section 19.

(b)Board Amendment Authority. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without notice. Stockholder approval for any amendment or modification shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of this Plan. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent. Without limiting the generality of the Committee’s amendment authority, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan (including, without limitation, any Subsidiary that may become such after the Effective Date), to change the service and other qualification requirements set forth under the definition of Eligible Employee in Section 2, and to change the definition of Compensation set forth in Section 2 (in each case, subject to the requirements of Section 423(b) of the Code and applicable rules and regulations thereunder). Any such change shall not take effect earlier than the first Offering Period that starts on or after the effective date of such change. Any such change shall not constitute an amendment to this Plan requiring stockholder approval.

(20)NOTICES
All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

124 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	ANNEX B
(21)CONDITIONS UPON ISSUANCE OF SHARES
This Plan, the granting of Options under this Plan and the offer, issuance and delivery of Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

(22)PLAN CONSTRUCTION
(a)Section 16. It is the intent of the Corporation that transactions involving Options under this Plan (other than “Discretionary Transactions” as that term is defined in Rule 16b-3(b)(1) promulgated by the Commission under Section 16 of the Exchange Act, to the extent there are any Discretionary Transactions under this Plan), in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act, satisfy the requirements for exemption under Rule 16b-3(c) promulgated by the Commission under Section 16 of the Exchange Act to the maximum extent possible. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Options or other events with respect to this Plan.

(b)Section 423. Except as the Committee may expressly provide in the case of one or more sub-plans adopted pursuant to Section 12(b), this Plan and Options are intended to qualify under Section 423 of the Code.

(c)Interpretation. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

(23)EMPLOYEE RIGHTS
(a)No Employment Rights. Nothing in this Plan (or in any Subscription Agreement or other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

(b)No Rights to Assets of the Corporation. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Corporation or any Subsidiary by reason of any Option hereunder. Neither the provisions of this Plan (or of any Subscription Agreement or other document related to this Plan), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or any Subsidiary, on the one hand, and any Participant or other person, on the other hand. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

(c)No Stockholder Rights. A Participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. Except as expressly required by Section 17, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

rgp. 2026 Proxy Statement — 125

ANNEX B	TABLE OF CONTENTS
(24)MISCELLANEOUS
(a)Governing Law; Severability. This Plan, the Options, Subscription Agreements, and other documents related to this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(b)Captions and Headings. Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

(c)No Effect on Other Plans or Corporate Authority. The adoption of this Plan shall not affect any other Corporation or Subsidiary compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Corporation or any Subsidiary (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

(d)No Effect on Other Compensation. Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides in writing.

(e)Section 409A. The Plan is intended to be exempt from the application of Section 409A of the Code, and, to the extent not exempt, is intended to comply with Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Option to comply with Section 409A of the Code. Notwithstanding the foregoing, the Corporation and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the Option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Corporation makes no representation that the Option under the Plan is compliant with Section 409A of the Code.

(25)EFFECTIVE DATE
This Plan was initially effective as of the Effective Date. The amendments reflected in this amended and restated version of this Plan were approved by the Board on September 2, 2026, and this amended and restated version of the Plan shall be submitted for and subject to stockholder approval no later than twelve months after such date. Notwithstanding anything else contained herein to the contrary, no additional Shares authorized by such amendment and restatement of this Plan shall be issued or delivered under this Plan until such stockholder approval is obtained and, if such stockholder approval is not obtained within such twelve-month period of time, all Contributions credited to a Participant’s Account hereunder (to the extent not used to acquire Shares under the version of this Plan as in effect prior to giving effect to such amendment and restatement) shall be refunded to such Participant (without interest) as soon as practicable after the end of such twelve-month period.

126 — rgp. 2026 Proxy Statement

TABLE OF CONTENTS	ANNEX B
(26)TAX WITHHOLDING
Notwithstanding anything else contained in this Plan herein to the contrary, the Corporation may deduct from a Participant’s Account balance as of an Exercise Date, before the exercise of the Participant’s Option is given effect on such date, the amount of any Tax-Related Items which the Corporation reasonably determines it or any Subsidiary may be required to withhold with respect to such exercise. In such event, the maximum number of whole Shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the withholding amount for Tax-Related Items). Should the Corporation for any reason be unable, or elect not to, satisfy its or any Subsidiary’s withholding obligations for Tax-Related Items in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Corporation or any Subsidiary reasonably determine that it or an affiliated entity has a withholding obligation for Tax-Related Items with respect to a disposition of Shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code or at any other time in respect of a Participant’s participation in this Plan, the Corporation or Subsidiary, as the case may be, shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any Tax-Related Items which the Corporation or Subsidiary reasonably determines that it or any affiliate is required to withhold with respect to such event or (ii) deduct from the Participant’s Account or from any amount otherwise payable to or for the account of the Participant the amount of any Tax-Related Items which the Corporation or Subsidiary reasonably determines that it or an affiliate is required to withhold with respect to such event. Alternatively, the Corporation or Subsidiary may also satisfy such withholding obligations by (i) withholding from the proceeds of the sale of Shares acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Corporation (or its designee), (ii) withholding a number of Shares otherwise issuable to the Participant under the Plan, or (iii) any other method prescribed by the Committee.

(27)NOTICE OF SALE
Any person who has acquired shares under this Plan shall give prompt written notice to the Corporation of any sale or other transfer of the shares if such sale or transfer occurs (1) within the two-year period after the Grant Date of the Offering Period with respect to which such shares were acquired, or (2) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such shares were acquired.
rgp. 2026 Proxy Statement — 127

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees

	For	Against	Abstain
1a. Roger D. Carlile	☐	☐	☐
1b. Marco von Maltzan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000713241_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

RESOURCES CONNECTION, INC.
Annual Meeting of Stockholders
October 22, 2026 3:30 PM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Roger D. Carlile and Rebecca A. Cottrell, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RESOURCES CONNECTION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at virually via a live webcast at www.virtualshareholdermeeting.com/RGP2026 on October 22, 2026 at 3:30 PM CDT and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000713241_2 R2.09.05.010

Continued and to be signed on reverse side

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